     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 HBO & COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    7373                                   37-0986839
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               CHARLES W. MCCALL
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                                 HBO & COMPANY
                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           LISA A. STATER, ESQ.                      MICHAEL J. SILVER, ESQ.
        Jones, Day, Reavis & Pogue                    Hogan & Hartson L.L.P.
        3500 One Peachtree Center              111 South Calvert Street, Suite 1600
        303 Peachtree Street, N.E.                  Baltimore, Maryland 21202
       Atlanta, Georgia 30308-3242                        (410) 659-2700
              (404) 521-3939

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM            AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED                REGISTERED(1)        PER SHARE(2)          PRICE(2)             FEE(3)
Common Stock, par value $.05 per share, and
  Preferred Share Purchase Rights (4).............   3,089,217 shares         $55.00           $169,906,930          $51,487

(1) Represents the maximum number of shares of common stock, par value $.05 per share ("HBOC Common Stock"), of HBO & Company ("HBOC") anticipated to be issued in connection with the Merger (as defined herein) in exchange for all of the issued and outstanding shares of common stock, $.001 par value per share ("AMISYS Common Stock"), of AMISYS Managed Care Systems, Inc. ("AMISYS"), assuming the issuance prior to the Effective Time of the Merger (as defined herein) of all shares of AMISYS Common Stock subject to rights to acquire shares of AMISYS Common Stock held by persons other than HBOC.

(2) Estimated pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the estimated market value of 8,826,334 shares of AMISYS Common Stock, the maximum number of shares of AMISYS Common Stock to be cancelled pursuant to the Merger Agreement (based upon the average of the reported high and low sales prices of a share of AMISYS Common Stock on the Nasdaq Stock Market National Market ("Nasdaq NM") on March 3, 1997 of $19.25 per share).

(3) The registration fee for the securities registered hereby, $51,487, is calculated pursuant to Rule 457(f) under the Securities Act, as follows: one thirty-third of one percent of the product of $19.25, the average of the reported high and low sales prices for a share of AMISYS Common Stock on the Nasdaq NM on March 3, 1997, times 8,826,334, the maximum number of shares of AMISYS Common Stock to be cancelled in connection with the Merger.

(4) The Preferred Share Purchase Rights, which are attached to the shares of HBOC Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       AMISYS MANAGED CARE SYSTEMS, INC.
                        30 WEST GUDE DRIVE, FIFTH FLOOR
                              ROCKVILLE, MD 20850

                                                                          , 1997

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders (the "Meeting") of AMISYS Managed Care Systems, Inc. ("AMISYS") to be held at
                    at         .m., local time, on       , 1997.

    At the Meeting, you will be asked to consider and take action upon a proposal to approve an Agreement of Merger dated February 10, 1997 (the "Merger Agreement"), among AMISYS, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation, which is a wholly owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things, (a) AMISYS will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of common stock, $.001 par value per share, of AMISYS ("AMISYS Common Stock"), and each right to acquire a share of AMISYS Common Stock will be converted into the right to receive .35 of a share of common stock, $.05 par value per share, of HBOC (the "Exchange Ratio"), less the amount of any fractional share, which will be paid in cash.

    Details of the proposed Merger and the Merger Agreement are set forth in the accompanying Proxy Statement/Prospectus which you are urged to review carefully. A copy of the Merger Agreement is also attached to the Proxy
Statement/Prospectus as Appendix A.

    Your Board of Directors has carefully considered and unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, AMISYS and its stockholders. Accordingly, the Board of Directors unanimously recommends that stockholders vote FOR approval of the Merger Agreement. The Board of Directors has been advised by Alex. Brown & Sons Incorporated that, in its opinion, the Exchange Ratio is fair, from a financial point of view, to the AMISYS stockholders as of the date of such opinion. A copy of such opinion is attached to the Proxy Statement/Prospectus as Appendix B.

    The Board of Directors appreciates and encourages stockholder participation. However, whether or not you plan to be with us at the Meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

    Thank you for your cooperation.

                                          Very truly yours,

                                          KEVIN R. BROWN
                                          CHAIRMAN OF BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                       AMISYS MANAGED CARE SYSTEMS, INC.
                        30 WEST GUDE DRIVE, FIFTH FLOOR
                              ROCKVILLE, MD 20850
                            ------------------------

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

    A Special Meeting of Stockholders (the "Meeting") of AMISYS Managed Care Systems, Inc., a Delaware corporation ("AMISYS"), will be held at
       , on       ,       , 1997, at             .m., local time, for the
following purpose:

        To consider and vote upon a proposal to approve an Agreement of Merger dated February 10, 1997 (the "Merger Agreement"), among AMISYS, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation, which is a wholly owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things (a) AMISYS will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of common stock, $.001 par value per share of AMISYS ("AMISYS Common Stock"), and each right to acquire a share of AMISYS Common Stock will be converted into the right to receive .35 of a share of common stock, $.05 par value per share, of HBOC, less the amount of any fractional share, which will be paid in cash.

    The Board of Directors of AMISYS (the "AMISYS Board") has unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, AMISYS and its stockholders. Accordingly, the AMISYS Board unanimously recommends that you vote FOR approval of the Merger Agreement.

    The AMISYS Board has fixed the close of business on       , 1997 as the
record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of AMISYS Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

    Details of the Merger and other important information concerning AMISYS and HBOC are more fully described in the accompanying Proxy Statement/Prospectus. Please give this information your careful consideration.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                          ROBERT J. SULLIVAN
                                          SECRETARY

Rockville, Maryland
          , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED MARCH 7, 1997
                                PROXY STATEMENT
                                       OF
                       AMISYS MANAGED CARE SYSTEMS, INC.
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

                                   PROSPECTUS
                                       OF
                                 HBO & COMPANY
                               ------------------
    This Proxy Statement/Prospectus is being furnished to holders of common stock, $.001 par value per share ("AMISYS Common Stock"), of AMISYS Managed Care Systems, Inc., a Delaware corporation ("AMISYS"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of AMISYS (the "AMISYS Board") for use at the Special Meeting of Stockholders (the
"Meeting") of AMISYS to be held on            , 1997, at
                          commencing at               .m., local time, and at
any adjournment or postponement thereof, for the purpose set forth herein and in the accompanying Notice of Special Meeting.

    This Proxy Statement/Prospectus also constitutes the prospectus of HBO & Company, a Delaware corporation ("HBOC"), with respect to up to 3,089,217 shares (net of the aggregate amount of fractional shares which will be paid in cash) of common stock, $.05 par value per share, of HBOC (the "HBOC Common Stock") to be issued in connection with the merger (the "Merger") of AMISYS with and into HBO & Company of Georgia, a Delaware corporation, which is a wholly owned subsidiary of HBOC ("HBOC-GA"), in exchange for all of the outstanding shares and rights to acquire shares of AMISYS Common Stock. In the Merger, subject to the terms of the Agreement of Merger dated February 10, 1997, among AMISYS, HBOC and HBOC-GA (the "Merger Agreement"), each outstanding share of AMISYS Common Stock will be converted into the right to receive .35 of a share of HBOC Common Stock (the "Exchange Ratio"), less the amount of any fractional shares, which will be paid in cash. The AMISYS Board may terminate the Merger Agreement if the average closing market price per share (or if there is no sale on any such day, then the average between the closing bid and ask prices on any such day) for shares of HBOC Common Stock during the fifteen (15) consecutive trading days ending on the third trading day prior to the date of the Meeting (the "Market Value") is less than $53.33 per share.

    Outstanding and unexercised options to purchase shares of AMISYS Common Stock will be effectively assumed by HBOC upon consummation of the Merger such that the holder will have the right to purchase the number of shares of HBOC Common Stock into which the shares of AMISYS Common Stock subject to such options would have been converted in the Merger.

    As a result of the Merger, holders of shares of AMISYS Common Stock or rights to acquire shares of AMISYS Common Stock will receive an aggregate of up to 3,089,217 shares of HBOC Common Stock (less the aggregate amount of any fractional shares, which will be paid in cash). Shares of HBOC Common Stock and AMISYS Common Stock are currently approved for quotation on the Nasdaq Stock Market National Market ("Nasdaq NM") under the symbols "HBOC" and "AMCS,"
respectively. On            , 1997, the reported closing sale prices of a share
of HBOC Common Stock and AMISYS Common Stock on the Nasdaq NM were $
and $          , respectively.

    This Proxy Statement/Prospectus and the related Notice of Special Meeting
and proxy card are first being mailed on or about            , 1997, to
stockholders of record at the close of business on            , 1997 (the
"Record Date"). There were           shares of AMISYS Common Stock outstanding
at the close of business on the Record Date. Only holders of AMISYS Common Stock of record on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF AMISYS ARE STRONGLY URGED TO READ AND CONSIDER THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY. SEE "RISK FACTORS," ON PAGE 14 OF THIS PROXY STATEMENT/ PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY AMISYS STOCKHOLDERS IN DETERMINING HOW TO VOTE ON THE MERGER AGREEMENT.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1997.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION AND SOURCES OF INFORMATION..........................................................          4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................          5
SUMMARY...................................................................................................          6
  The Parties.............................................................................................          6
  The Meeting.............................................................................................          7
  The Merger Proposal.....................................................................................          7
  Other...................................................................................................          9
  Summary Financial Data..................................................................................         11
  Comparative Per Share Data..............................................................................         13
RISK FACTORS..............................................................................................         14
  Exchange Ratio..........................................................................................         14
  Interests of Certain AMISYS Executive Officers and Directors in the Merger..............................         14
CERTAIN MARKET INFORMATION................................................................................         14
  HBOC....................................................................................................         14
  AMISYS..................................................................................................         15
THE MEETING...............................................................................................         16
THE MERGER PROPOSAL.......................................................................................         16
  Background of the Merger................................................................................         16
  Reasons of AMISYS for Engaging in the Merger; Recommendation of the AMISYS Board........................         19
  Opinion of Alex. Brown, Financial Advisor to AMISYS.....................................................         21
  Reasons of HBOC for Engaging in the Merger..............................................................         26
  Terms of the Merger.....................................................................................         26
    Effective Time........................................................................................         26
    General Effects of the Merger.........................................................................         26
    Conversion of Shares..................................................................................         26
    Fractional Shares.....................................................................................         26
    Stock Plans...........................................................................................         27
    Exchange of Certificates..............................................................................         27
    Payment of Dividends..................................................................................         27
    Limitations on Transferability of HBOC Common Stock...................................................         28
    Conditions; Waiver....................................................................................         28
    Hart-Scott-Rodino.....................................................................................         29
    No Solicitation.......................................................................................         29
    Termination...........................................................................................         29
  Accounting Treatment....................................................................................         29
  Certain Federal Income Tax Consequences.................................................................         30
  No Appraisal Rights.....................................................................................         31
INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND AMISYS...................................................         31
  Security Ownership of Certain Beneficial Owners and Management of HBOC..................................         31
  Security Ownership of Certain Beneficial Owners and Management of AMISYS................................         34
  Interests of Certain AMISYS Persons in Matters to be Acted Upon.........................................         35

                                                                                                              PAGE
                                                                                                            ---------
COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF HBOC
COMMON STOCK AND AMISYS COMMON STOCK......................................................................         36
  Introduction............................................................................................         36
  Authorized Capital Stock................................................................................         36
  Board or Stockholder Approved Preferred Stock...........................................................         36
  Voting Rights...........................................................................................         36
  Number of Directors.....................................................................................         37
  Election of Board of Directors..........................................................................         37
  Vote on Merger, Consolidation or Sale of Substantially All Assets.......................................         37
  Special Meetings of Stockholders........................................................................         37
  Stockholder Action by Written Consent...................................................................         38
  Amendment of Certificate of Incorporation...............................................................         38
  Amendment of Bylaws.....................................................................................         38
  Liability and Indemnification of Officers and Directors.................................................         38
  Payment of Dividends....................................................................................         39
  Anti-Takeover Protection................................................................................         39
  Appraisal Rights........................................................................................         39
BUSINESS OF HBOC..........................................................................................         41
BUSINESS OF AMISYS........................................................................................         41
DIRECTORS AND EXECUTIVE OFFICERS OF HBOC..................................................................         42
  General.................................................................................................         42
  Section 16(a) Beneficial Ownership Reporting Compliance.................................................         43
EXECUTIVE COMPENSATION OF HBOC............................................................................         44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................................................         47
STOCKHOLDER PROPOSALS.....................................................................................         48
OTHER MATTERS.............................................................................................         48
CERTAIN LEGAL MATTERS.....................................................................................         48
EXPERTS...................................................................................................         48
  APPENDIX A--Agreement of Merger dated February 10, 1997.................................................        A-1
  APPENDIX B--Opinion of Alex. Brown & Sons Incorporated..................................................        B-1

                AVAILABLE INFORMATION AND SOURCES OF INFORMATION

    Each of HBOC and AMISYS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of HBOC and AMISYS with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

    HBOC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement of AMISYS with respect to the Merger and the prospectus of HBOC with respect to the shares of HBOC Common Stock issuable in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit or other filing for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C., as indicated above, without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

    All information contained in this Proxy Statement/Prospectus regarding AMISYS has been supplied by AMISYS, information regarding the Merger proposal has been supplied by AMISYS and/or HBOC and all other information has been supplied by HBOC. References to AMISYS and HBOC in this Proxy Statement/Prospectus mean the respective corporations and, in the case of HBOC, its consolidated subsidiaries except as the context may otherwise indicate.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SHARES OF HBOC COMMON STOCK MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HBOC, AMISYS OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HBOC OR AMISYS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The information in the following documents filed by HBOC with the Commission (File No. 0-9900) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 6, 1997;

    2. Current Report on Form 8-K: dated and filed with the Commission on February 11, 1997;

    3. Proxy Statement, dated as of April 3, 1996, filed in definitive form on April 3, 1996 with the Commission with respect to the information required to be included herein by Items 401 (management), 402 (executive compensation) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act and the Exchange Act; and

    4. The description of Common Stock and Preferred Share Purchase Rights contained in HBOC's Registration Statements on Form 8-A, filed with the Commission on August 19, 1981, as amended, and February 19, 1991, as amended, respectively.

    The information in the following document filed by AMISYS with the Commission (File No. 0-27364) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 6, 1997.

    All documents filed by HBOC and AMISYS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Meeting, shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/ Prospectus.

    The information relating to HBOC and AMISYS contained in this Proxy Statement/Prospectus should be read together with the information in the documents incorporated by reference.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED, IN THE CASE OF HBOC DOCUMENTS, TO HBO & COMPANY, 301 PERIMETER CENTER NORTH, ATLANTA, GEORGIA 30346, ATTENTION: ANNE DAVENPORT, TELEPHONE: (800) 426-2411, AND, IN THE CASE OF AMISYS DOCUMENTS, TO AMISYS MANAGED CARE SYSTEMS, INC., 30 WEST GUDE DRIVE, FIFTH FLOOR, ROCKVILLE, MD 20850, ATTENTION: JULIE PULZONE, TELEPHONE: (301) 738-7319. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE
MEETING, ANY SUCH REQUESTS SHOULD BE MADE BY       , 1997.

                                    SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

                                  THE PARTIES

HBO & COMPANY

    HBOC develops integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling customers to add incremental capabilities to existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payers. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

    The address and telephone number of the principal executive offices of HBOC are 301 Perimeter Center North, Atlanta, Georgia 30346, (770) 393-6000.

AMISYS MANAGED CARE SYSTEMS, INC.

    AMISYS develops, markets and supports managed healthcare information systems for payers and providers who offer managed care products and services. AMISYS provides an integrated system solution, which includes AMISYS's proprietary AMISYS software, third-party hardware and software and implementation services (the "AMISYS System") that automate most of the operational underpinnings of AMISYS's managed care clients. These products and services are directed at supporting critical "risk-management" operational functions that help ensure the proper balance of premium revenue against healthcare utilization costs, availability and quality. The AMISYS software contains a set of fully integrated applications designed to support the full range of operations in managed care and risk-management administrative functions, including premium billing and receivables, capitation, utilization management and claims adjudication and payment.

    Historically, AMISYS's client base consisted primarily of health maintenance organizations ("HMOs"). Since 1992, as managed care initiatives have spread throughout the healthcare system, AMISYS has broadened its client base to include many new entities that manage healthcare risk or administer managed healthcare products. AMISYS's installed base now includes commercial and Medicaid HMOs, indemnity insurers, integrated delivery systems, physician-hospital organizations, third-party administrators and mental health and other specialty managed care organizations. AMISYS currently has licenses with 80 clients supporting 87 sites nationwide. AMISYS estimates that its clients are utilizing or installing the AMISYS System to administer risk for approximately 8.2 million covered lives.

    The address and telephone number of the principal executive offices of AMISYS are 30 West Gude Drive, Fifth Floor, Rockville, Maryland 20850, (301) 251-8600.

                                  THE MEETING

    The Meeting will be held on       , 1997 at             .m., local time, at
            . The purpose of the Meeting is to consider and take action upon a proposal to approve the Merger Agreement. The AMISYS Board has fixed the close
of business on       , 1997, as the Record Date for the determination of
stockholders entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of at least a majority of the shares of AMISYS Common Stock issued and outstanding and entitled to vote on such date is necessary to constitute a quorum at the Meeting. The Merger Agreement must be approved by holders of a majority of the issued and outstanding shares of AMISYS Common Stock. See "The Meeting."

                              THE MERGER PROPOSAL

RECOMMENDATION OF THE AMISYS BOARD; OPINION OF FINANCIAL ADVISOR

    The AMISYS Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, AMISYS and its stockholders. Accordingly, the AMISYS Board unanimously recommends that AMISYS's stockholders vote FOR approval of the Merger Agreement. In approving the Merger Agreement, the AMISYS Board considered, among other things, the opinion of Alex. Brown & Sons Incorporated ("Alex. Brown") that, as of February 10, 1997, the Exchange Ratio was fair, from a financial point of view, to the stockholders of AMISYS. The full text of the opinion of Alex. Brown, which is dated the date hereof and is substantially identical to the opinion dated February 10, 1997, and which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. Each AMISYS stockholder should read such opinion carefully in its entirety. The opinion of Alex. Brown is directed only to the matters set forth therein and does not constitute a recommendation to any AMISYS stockholder as to how such stockholder should vote at the Meeting. See "The Merger Proposal--Reasons of AMISYS for Engaging in the Merger; Recommendation of the AMISYS Board" and "The Merger Proposal--Opinion of Alex. Brown, Financial Advisor to AMISYS."

TERMS OF THE MERGER

    The following is a summary of certain of the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A.

    EFFECTIVE TIME. The Merger will become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of AMISYS in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and (ii) a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time" and the date on which the Effective Time occurs being referred to as the "Closing Date").

    CONVERSION OF SHARES. Each share of AMISYS Common Stock issued and outstanding immediately prior to the Effective Time, will, at the Effective Time, be converted into the right to receive .35 of a share of HBOC Common Stock, less the amount of any fractional shares paid in cash. (The shares of HBOC Common Stock, and any cash in lieu of fractions thereof, receivable by holders of AMISYS Common Stock are hereinafter referred to as the "Merger Consideration"). See "The Merger Proposal--Terms of the Merger--Conversion of Shares."

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock shall be issued pursuant to the Merger, but in lieu thereof, a cash payment will be made therefor without interest, at a pro rata amount based on the Market Value. See "The Merger Proposal--Terms of the Merger--Fractional Shares."

    STOCK PLANS. Options to purchase shares of AMISYS Common Stock outstanding at the Effective Time of the Merger will be effectively assumed by HBOC, by which assumption the optionee will have the right to purchase the number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of AMISYS Common Stock the optionee was entitled to purchase under the existing option would have been converted pursuant to the terms of the Merger. Additionally, each outstanding share of AMISYS Common Stock subject to restriction or risk of forfeiture under the AMISYS 1994 Equity Incentive Plan shall be converted into HBOC Common Stock in accordance with the terms of the Merger Agreement and shall remain subject to such restriction or risk of forfeiture to the extent provided in such plan or the related agreement. Pursuant to the terms of the 1994 Equity Incentive Plan, at the Effective Time of the Merger, 50% of all unvested and unexercisable restricted stock awards and option grants will vest and become exercisable. See "The Merger Proposal--Terms of the Merger-- Stock Plans."

    EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, SunTrust Bank, Atlanta (the "Exchange Agent") will mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of AMISYS Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange and/or payment therefor. Until surrendered, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof. See "The Merger Proposal--Terms of the Merger--Exchange of Certificates."

    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of AMISYS for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of AMISYS receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. In addition, AMISYS affiliates are subject to certain restrictions on transfer of both AMISYS Common Stock and HBOC Common Stock prior to and following the Effective Time of the Merger to support pooling of interests accounting treatment of the transaction. See "The Merger Proposal--Terms of the Merger--Limitations on Transferability of HBOC Common Stock."

    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA, on the one hand, and of AMISYS, on the other hand, to consummate the Merger are contingent upon and subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by holders of the requisite number of shares of AMISYS Common Stock. See "The Merger Proposal--Terms of the Merger--Conditions; Waiver."

    HART-SCOTT-RODINO. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. HBOC and AMISYS filed the required information with the Antitrust Division and the FTC on February 20, 1997 and February 19, 1997, respectively, and were notified that the waiting period was terminated March 6, 1997. See "The Merger Proposal--Terms of the Merger--Hart-Scott-Rodino."

    NO SOLICITATION. AMISYS has agreed, subject to certain exceptions, that prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, AMISYS shall not, directly or indirectly, solicit, initiate, encourage, endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination or similar transactions involving AMISYS. See "The Merger Proposal--Terms of the Merger--No Solicitation."

    TERMINATION. The Merger may be terminated at any time prior to the Effective Time of the Merger by: (i) mutual consent of the Board of Directors of HBOC (the "HBOC Board") and the AMISYS Board, notwithstanding the prior approval of the AMISYS stockholders; (ii) the HBOC Board, in the event of material condemnation, destruction, loss or damage to the business or assets of AMISYS;
(iii) the Board of Directors of HBOC-GA (the "HBOC-GA Board") or the AMISYS Board, after June 30, 1997, if the other party fails to fulfill any of its conditions to the consummation of the Merger, unless fulfillment has been frustrated or made impossible by the party seeking termination; (iv) the AMISYS Board, if, in the good faith exercise of its fiduciary duties to the stockholders of AMISYS in the context of a proposal to acquire AMISYS by another party, the AMISYS Board decides that such termination is required; and (v) the AMISYS Board, if the Market Value of HBOC Common Stock is less than $53.33 per share.

    If the Merger is terminated by AMISYS in accordance with (iv) above, or by HBOC, HBOC-GA or AMISYS because the Merger Agreement was not approved by holders of the requisite number of shares of AMISYS Common Stock, AMISYS will be obligated to reimburse all reasonable costs and expenses of HBOC and HBOC-GA incurred in connection with the negotiation and performance of the Merger Agreement and to pay to HBOC-GA a fee in the amount of $5,825,000. See "The Merger Proposal-- Terms of the Merger--Termination."

ACCOUNTING TREATMENT

    It is a condition to the consummation of the Merger that each of the parties to the Merger Agreement shall have received letters, dated as of the date hereof and as of the Closing Date, from Coopers & Lybrand L.L.P. that no conditions exist that would preclude accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 and from Arthur Andersen LLP regarding the appropriateness of accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 if the transaction is closed and consummated in accordance with the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is a condition to the closing of the Merger that AMISYS shall have received an opinion of its counsel, subject to the assumptions contained therein, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code (the "Code"). Accordingly, no gain or loss will be recognized by an AMISYS stockholder upon the exchange of the shares of AMISYS Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of fractional share interests in HBOC Common Stock. See "The Merger Proposal--Certain Federal Income Tax Consequences."

NO APPRAISAL RIGHTS

    Because AMISYS Common Stock is a Nasdaq NM security, the holders of shares of AMISYS Common Stock will not be entitled to appraisal rights pursuant to
Section 262 of the DGCL in connection with the Merger. See "The Merger Proposal--No Appraisal Rights."

                                     OTHER

INTERESTS OF CERTAIN PERSONS

    SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. As of the Record Date, directors and executive officers of AMISYS and their affiliates were beneficial owners of 3,644,920 outstanding shares (giving effect to the exercise of their presently exercisable stock options) of AMISYS Common Stock representing approximately 46.6% of the total issued and outstanding AMISYS Common Stock. At March 1, 1997, directors and executive officers of HBOC and their affiliates were beneficial owners of approximately 2,721,656 outstanding shares (giving effect to the exercise of their presently exercisable stock options) of HBOC Common Stock representing approximately 2.9% of the total issued and outstanding HBOC Common Stock. See "Interests of Certain Persons in Each of HBOC and AMISYS."

    INTERESTS OF CERTAIN AMISYS EXECUTIVE OFFICERS AND DIRECTORS IN THE
MERGER. Certain executive officers and the directors of AMISYS have interests in the Merger that differ from those of AMISYS stockholders generally. As a result, such executive officers and directors could be more likely to favor consummation of the Merger than stockholders generally. See "Interests of Certain Persons in Each of HBOC and AMISYS--Interests of Certain AMISYS Persons in Matters to be Acted Upon."

COMPARISON OF STOCKHOLDER RIGHTS

    HBOC and AMISYS are each incorporated under Delaware law. For a summary of material differences between the rights of holders of shares of each of AMISYS Common Stock and HBOC Common Stock, see "Comparison of Rights of Holders of Shares of Each of HBOC Common Stock and AMISYS Common Stock."

CERTAIN MARKET INFORMATION

    HBOC Common Stock and AMISYS Common Stock are traded on the Nasdaq NM under the symbols "HBOC" and "AMCS," respectively. The closing sale prices per share of HBOC Common Stock and AMISYS Common Stock on February 10, 1997, the last trading day preceding the announcement of the proposed Merger, were $62.88 and $15.88, respectively. See "Certain Market Information."

RISK FACTORS

    The stockholders of AMISYS should carefully review the matters set forth under "Risk Factors."

                             SUMMARY FINANCIAL DATA

    The following summary historical financial data for each of HBOC and AMISYS should be read in conjunction with the financial statements and notes thereto of HBOC and AMISYS, incorporated by reference in this Proxy Statement/Prospectus.

                               HBO & COMPANY (1)
                          (FROM CONTINUING OPERATIONS)
                    (000 OMITTED EXCEPT FOR PER SHARE DATA)

                                                   AT AND FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------
                                              1992       1993       1994      1995(2)    1996(3)
                                            ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Revenue.................................  $ 324,349  $ 364,697  $ 453,979  $ 607,242  $ 796,578
  Operating Income........................  $  29,858  $  29,995  $  57,103  $ 104,024  $ 179,664
  Income Before Income Taxes..............  $  30,098  $  34,298  $  58,257  $ 104,564  $ 183,766
  Net Income..............................  $  20,232  $  17,682  $  36,469  $  64,320  $ 110,805
  Primary Earnings Per Share..............  $     .26  $     .22  $     .45  $     .73  $    1.19
  Fully Diluted Earnings Per Share........  $     .26  $     .22  $     .44  $     .73  $    1.19
  Weighted Average Shares Outstanding
    (Fully Diluted).......................     78,477     80,940     82,064     87,982     93,162
  Cash Dividends Per Share................  $    .075  $    .075  $     .08  $     .08  $     .08
BALANCE SHEET DATA:
  Working Capital.........................  $  43,842  $  83,193  $  39,905  $  83,626  $ 203,405
  Total Assets............................  $ 218,869  $ 266,394  $ 380,410  $ 649,417  $ 848,947
  Long-Term Debt..........................  $   7,200  $   6,133  $   4,715  $   3,642  $     192
  Stockholders' Equity....................  $ 125,882  $ 164,836  $ 203,515  $ 408,190  $ 525,343

------------------------

(1) All prior period amounts have been restated to reflect the 1996 acquisitions of CyCare Systems, Inc., Management Software, Inc., and GMIS Inc. in pooling transactions. All share and per share amounts have been restated to reflect the 1996 two-for-one stock split effected in the form of a stock dividend.

(2) 1995 Income Statement related items exclude nonrecurring charges of $136,481 and include the dilutive effect of stock options. The net loss was ($17,569) and fully diluted loss per share was ($.21) including the nonrecurring charges.

(3) 1996 Income Statement related items exclude nonrecurring charges of $61,414. The net income was $73,954 and fully diluted earnings per share was $.79 including the nonrecurring charges.

                       AMISYS MANAGED CARE SYSTEMS, INC.
                    (000 OMITTED EXCEPT FOR PER SHARE DATA)

    The following table presents summary historical financial data for AMISYS, the surviving corporation of a merger between American International Healthcare, Inc. ("AIHI") and AIH Systems, Inc., which subsequent to such merger, changed its name to AMISYS. This data reflects the segregation of the operating activities for the periods of different ownership.

                                                                     AIHI
                                                    ---------------------------------------
                                                    YEARS ENDED DECEMBER 31,      JAN. 1,
                                                                                  1994 TO
                                                    -------------------------     MAY 26,
                                                      1992(1)        1993          1994
                                                    -----------   -----------   -----------
INCOME STATEMENT DATA:
  Revenue.........................................  $    18,082   $    15,654   $    8,048
  Operating Income (Loss).........................  $    (9,408)  $       846   $      546
  Income (Loss) Before Income Taxes...............  $    (9,424)  $       819   $      552
  Net Income (Loss)...............................  $    (6,565)  $       498   $      333
  Net Income (Loss) Per Share.....................
  Weighted Average Common and Common Equivalent
    Shares........................................
  Cash Dividends Per Share........................

                                                      AMISYS                      AMISYS        AMISYS
                                                    -----------                 -----------   -----------
                                                      MAY 27,     COMBINED(3)      YEAR          YEAR
                                                      1994 TO     -----------      ENDED         ENDED
                                                     DEC. 31,        YEAR        DEC. 31,      DEC. 31,
                                                      1994(2)        ENDED         1995          1996
                                                    -----------    DEC. 31,     -----------   -----------
                                                                    1994(2)
                                                                  -----------
                                                                  (UNAUDITED)
INCOME STATEMENT DATA:
  Revenue.........................................  $    14,387   $   22,435    $    31,787   $    46,438
  Operating Income (Loss).........................  $    (5,589)  $   (5,043)   $     2,175   $     5,485
  Income (Loss) Before Income Taxes...............  $    (5,952)  $   (5,400)   $     1,675   $     6,803
  Net Income (Loss)...............................  $    (6,428)  $   (6,095)   $     1,675   $     4,697
  Net Income (Loss) Per Share.....................  $     (1.09)  $    (1.03)   $       .28   $       .57
  Weighted Average Common and Common Equivalent
    Shares........................................        5,900        5,900          5,949         8,275
  Cash Dividends Per Share........................  $   --        $   --        $   --        $   --

                                                            AIHI                      AMISYS
                                                    --------------------  -------------------------------
                                                        DECEMBER 31,               DECEMBER 31,
                                                    --------------------  -------------------------------
                                                      1992       1993       1994       1995       1996
                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Working Capital.................................  $   2,400  $   2,315  $   5,110  $  26,092  $  31,349
  Total Assets....................................  $  10,358  $   9,833  $  10,167  $  34,045  $  44,402
  Long-Term Debt..................................  $   2,158  $   1,509  $  10,100  $  --      $  --
  Stockholders' Equity (Deficit)..................  $   2,378  $   2,875  $  (6,395) $  27,317  $  33,784

------------------------

(1) 1992 Income Statement items include nonrecurring charges of $8,380 for the write-down of assets, primarily capitalized software costs related to an obsolete software product previously sold to a third party.

(2) 1994 Income Statement items include nonrecurring charges of $6,516 for the write-off of purchased research and development.

(3) Includes the results of operations of AIHI for the period prior to the acquisition, January 1, 1994 to May 26, 1994 combined with the actual results of AMISYS for the remainder of the period shown. These combined results are unaudited because they represent the sum of the amounts derived by combining the results for the audited period January 1, 1994 to May 26, 1994 and, in the case of the full year 1994 results, the audited period May 27, 1994 to December 31, 1994, during periods of different ownership.

                           COMPARATIVE PER SHARE DATA

    The following tables set forth certain per share data for HBOC and AMISYS on both a historical and pro forma combined basis, giving effect to the Merger using the pooling of interests method of accounting. The unaudited pro forma combined per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated on the indicated dates or which may be attained in the future. The pro forma combined per share data should be read in conjunction with the historical consolidated financial statements of HBOC and AMISYS, which are incorporated by reference in this Proxy Statement/Prospectus.

                          HBO & COMPANY--HISTORICAL(1)

                                                                                   AT AND FOR THE YEAR
                                                                                   ENDED DECEMBER 31,
                                                                          -------------------------------------
                                                                            1994          1995          1996
                                                                          ---------     ---------     ---------
PER SHARE DATA:
  Book Value..........................................................    $  2.58       $  4.59       $  5.80
  Cash Dividends Declared.............................................    $   .08       $   .08       $   .08
  Fully Diluted Earnings (Loss).......................................    $   .44       $  (.21)      $   .79
  Fully Diluted Earnings Excluding Nonrecurring Charge................    $   .44       $   .73(2)    $  1.19(3)

------------------------

(1) Gives effect to the 1996 acquisitions of CyCare Systems, Inc., Management Software, Inc. and GMIS Inc. in pooling transactions. All amounts have been restated to reflect the HBOC 1996 two-for-one stock split effected in the form of a stock dividend.

(2) Excluding the effect of the $136 million nonrecurring charges related to 1995 acquisitions and including the dilutive effect of stock options.

(3) Excluding the effect of the $61 million nonrecurring charges related to 1996 acquisitions.

                 AMISYS MANAGED CARE SYSTEMS, INC.--HISTORICAL

                                                                                 AT AND FOR THE YEAR
                                                                                  ENDED DECEMBER 31,
                                                                          ----------------------------------
                                                                            1994         1995         1996
                                                                          --------     --------     --------
PER SHARE DATA:
  Book Value..........................................................    $ (1.08)     $  3.61      $  4.36
  Cash Dividends Declared.............................................    $ --         $ --         $ --
  Net Income (Loss)...................................................    $ (1.03)     $   .28      $   .57

     PRO FORMA COMBINED HBO & COMPANY AND AMISYS MANAGED CARE SYSTEMS, INC.
                       (USING THE EXCHANGE RATIO OF .35)

                                                                                 AT AND FOR THE YEAR
                                                                                  ENDED DECEMBER 31,
                                                                          ----------------------------------
                                                                            1994         1995         1996
                                                                          --------     --------     --------
PER SHARE DATA:
  Book Value..........................................................    $  2.44      $  4.76      $  5.99
  Cash Dividends Declared.............................................    $   .08      $   .08      $   .08
  Fully Diluted Earnings (Loss).......................................    $   .36      $  (.18)     $   .82
  Fully Diluted Earnings Excluding Nonrecurring Charge................    $   .41(1)   $   .73(2)   $  1.20(3)

------------------------

(1) Excluding the effect of the AMISYS $6.5 million nonrecurring charge related to the 1994 write-off of purchased research and development.

(2) Excluding the effect of the HBOC $136 million nonrecurring charges related to 1995 acquisitions and including the dilutive effect of stock options.

(3) Excluding the effect of the HBOC $61 million nonrecurring charges related to 1996 acquisitions.

                                  RISK FACTORS

EXCHANGE RATIO

    AMISYS stockholders should consider that the fractional share of HBOC Common Stock to be issued in respect of each share of AMISYS Common Stock is .35 and will not be adjusted in the event the price of the HBOC Common Stock declines. Although the AMISYS Board has the right to terminate the Merger Agreement if the Market Value of HBOC Common Stock is less than $53.33 per share, it is not obligated to do so. See "The Merger Proposal--Terms of the Merger."

INTERESTS OF CERTAIN AMISYS EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

    Certain executive officers and the directors of AMISYS have interests in the Merger that differ from those of AMISYS stockholders generally. As a result, such executive officers and directors could be more likely to favor consummation of the Merger than stockholders generally. See "Interests of Certain Persons in Each of HBOC and AMISYS--Interests of Certain AMISYS Persons in Matters to be Acted Upon."

                           CERTAIN MARKET INFORMATION

HBOC

    HBOC Common Stock is traded on the Nasdaq NM under the symbol "HBOC." The table below presents the quarterly high and low closing sales prices and dividend information for HBOC Common Stock as furnished by the Nasdaq NM for the periods indicated, after restating for the 1996 two-for-one stock split effected in the form of a stock dividend.

                                                                                                             DIVIDENDS
                                                                                                             DECLARED
YEAR ENDED DECEMBER 31:                                                                HIGH        LOW       PER SHARE
-----------------------------------------------------------------------------------  ---------  ---------  -------------
1995
  First Quarter....................................................................  $   21.88  $   16.75    $     .02
  Second Quarter...................................................................  $   27.25  $   20.25    $     .02
  Third Quarter....................................................................  $   32.00  $   26.41    $     .02
  Fourth Quarter...................................................................  $   42.88  $   31.13    $     .02
1996
  First Quarter....................................................................  $   50.97  $   32.75    $     .02
  Second Quarter...................................................................  $   68.75  $   49.38    $     .02
  Third Quarter....................................................................  $   68.63  $   50.50    $     .02
  Fourth Quarter...................................................................  $   71.88  $   52.25    $     .02
1997
  First Quarter (through       , 1997).............................................  $          $            $     .02

    The closing sales price for a share of HBOC Common Stock on February 10, 1997, the last trading day preceding the announcement of the proposed Merger, was $62.88. As of December 31, 1996, there were approximately 2,528 holders of record of shares of HBOC Common Stock.

AMISYS

    AMISYS Common Stock has traded on the Nasdaq NM under the symbol "AMCS" since its initial public offering on December 20, 1995. The following table sets forth the quarterly high and low sales prices for AMISYS Common Stock as furnished by the Nasdaq NM for the periods indicated. AMISYS has never declared a dividend on AMISYS Common Stock.

YEAR ENDED DECEMBER 31:                                                        HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
1995
  Fourth Quarter (from December 20, 1995
    through December 31, 1995).............................................  $   20.00  $   15.00
1996
  First Quarter............................................................  $   23.25  $   16.00
  Second Quarter...........................................................  $   27.88  $   17.75
  Third Quarter............................................................  $   28.25  $   19.00
  Fourth Quarter...........................................................  $   27.50  $   12.25
1997
  First Quarter (through       , 1997).....................................  $          $

    The closing sales price for a share of AMISYS Common Stock on February 10, 1997, the last trading day preceding the announcement of the proposed Merger, was $15.88. As of February 14, 1997, there were approximately 34 holders of record of shares of AMISYS Common Stock.

                                  THE MEETING

    This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting and proxy card are being furnished to the stockholders of AMISYS in connection with the solicitation of proxies by the AMISYS Board for the Meeting
to be held on       , 1997 at the time and place and for the purpose set forth in the accompanying Notice of Special Meeting.

    Any AMISYS stockholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) delivering to the Secretary of AMISYS prior to the Meeting either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Meeting and voting in person. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies will be voted in favor of the proposal set forth in the Notice of Special Meeting and, with respect to such other matters as may properly come before the Meeting, in the discretion of the appointed proxies.

    Only holders of record of AMISYS Common Stock as of the close of business on
      , 1997, the Record Date, will be entitled to vote at the Meeting. At that
date, there were       shares of AMISYS Common Stock outstanding and entitled to
vote,       of which       or    %, were beneficially owned by directors and
executive officers of AMISYS and their affiliates. Stockholders of record on the Record Date are entitled to one vote for each share of AMISYS Common Stock held on all matters to be voted upon at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of at least a majority of the shares of AMISYS Common Stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Meeting. The Merger Agreement must be approved by holders of a majority of the issued and outstanding shares of AMISYS Common Stock. Abstentions will be counted in determining whether a quorum is present, will be considered present and entitled to vote and will thus have the effect of a negative vote. If a proxy is returned by a broker or other stockholder who does not have authority to vote, does not give authority to a proxy to vote, or withholds authority to vote as to any shares, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered for purposes of calculating the vote with respect to such matters.

    The cost of soliciting proxies will be borne entirely by AMISYS. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of AMISYS, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. AMISYS will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

                              THE MERGER PROPOSAL

BACKGROUND OF THE MERGER

    In the late summer and fall of 1995, the AMISYS Board considered two principal options to increase stockholder value and enhance the liquidity of the AMISYS Common Stock--conducting an initial public offering of the AMISYS Common Stock and engaging in a strategic merger. The AMISYS Board determined to explore both options on parallel paths. On November 8, 1995, while still a private company, AMISYS retained Alex. Brown to provide certain investment banking advice and services to AMISYS, including assisting AMISYS in evaluating such options. At AMISYS's direction, Alex. Brown contacted a number of prospective partners for AMISYS, including HBOC. HBOC executed a confidentiality agreement and received certain information regarding AMISYS in November 1995. No discussions between HBOC and AMISYS regarding a potential business combination, however, took place until December 1996.

    In late November 1995, AMISYS determined to pursue a strategy of remaining independent and completed an initial public offering in December 1995 and another public offering, principally on behalf of certain selling stockholders, in May 1996.

    Following the completion of the May 1996 offering, AMISYS began exploring strategic acquisitions of related businesses. During the summer and fall of 1996, AMISYS engaged in discussions with certain prospective acquisition targets. In late October, as a result of a decrease in the price of AMISYS Common Stock by approximately 50%, those discussions were interrupted. In early December 1996, AMISYS received an unsolicited inquiry from a public company that provides healthcare information technology services (the "Other Company").

    Prior to December 18, 1996, HBOC inquired concerning a possible strategic relationship with AMISYS.

    On December 18, 1996, the AMISYS Board formed a committee (the "Committee") to consider strategic alternatives, including exploring the possibility of a strategic business combination. This action was prompted by concern about AMISYS's long-term position in the healthcare information technology market, a desire to enhance the value and liquidity of AMISYS's stockholders' investment and receipt of inquiries from HBOC and the Other Company about exploring possible business combinations. The Committee consisted of Messrs. Peter J. Barris, Howard E. Cox, Jr., Donald B. Hebb, Jr. and Arthur S. Marks, directors of AMISYS, and Mr. Kevin R. Brown, President, Chief Executive Officer and a director of AMISYS.

    On December 19, 1996, AMISYS and Alex. Brown met with senior executives of HBOC to discuss the possibility of a strategic relationship between AMISYS and HBOC. On January 2, 1997, AMISYS was contacted by the Other Company to initiate discussions concerning a possible strategic relationship. On January 3, 1997, AMISYS executed an amendment to its November 1995 engagement letter with Alex. Brown to renew the terms of the engagement on a month-to-month basis. AMISYS then instructed Alex. Brown to pursue further discussions with HBOC and the Other Company regarding possible strategic combinations, but instructed Alex. Brown not to solicit further indications of interest from third parties.

    On January 7, 1997, a member of the Committee, Mr. Cox, met with Charles W. McCall, President, Chief Executive Officer and a director of HBOC, to explore further the possibility of a strategic business combination. On January 13, 1997, AMISYS and Alex. Brown met with HBOC to further discuss such possibility and agreed to continue their discussions.

    On January 17, 1997, Alex. Brown and AMISYS met with the Other Company to discuss the interest of the Other Company in a potential business combination and to consider sharing confidential information.

    On January 21, 1997, a meeting of the Committee was held, which was attended by Alex. Brown and Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to AMISYS. At the meeting, Mr. Brown described recent contacts with HBOC and the Other Company and the possible strategic advantages that each potential partner could offer. Hogan & Hartson described to the Committee the fiduciary duties applicable to directors in considering a strategic business combination and alternative proposals. Alex. Brown presented publicly available information concerning both HBOC and the Other Company, including financial information and information on the healthcare information technology market and a preliminary analysis of the strategic position of AMISYS, HBOC and the Other Company in such market. The Committee authorized discussions to continue with each potential partner and directed Alex. Brown to contact each of them to solicit indications of possible combination structures and terms. On January 22, 1997, AMISYS management attempted to contact both HBOC and the Other Company to convey AMISYS's interest in pursuing discussions as outlined above. HBOC was reached that day and messages were left for the Other Company on January 22 and 27, 1997.

    On January 23 and 24, 1997, pursuant to AMISYS's instructions, Alex. Brown held discussions with HBOC concerning a possible strategic combination. They discussed a structure involving a stock-for-stock merger and had preliminary discussions concerning an exchange ratio and termination provisions. Discussions also occurred between Alex. Brown and the Other Company concerning similar matters.

    On January 27, 1997, HBOC met with AMISYS and Alex. Brown to review due diligence materials assembled at HBOC's request and on January 28, 1997, HBOC continued to conduct due diligence. A first draft of a proposed merger agreement was forwarded to Hogan & Hartson by Jones, Day, Reavis & Pogue ("Jones Day"), counsel for HBOC.

    Also on January 28, 1997, the Other Company responded to the two messages left by AMISYS and indicated that the Other Company wished to proceed with discussions regarding a possible structure and a due diligence schedule.

    On January 29, 1997, AMISYS and Alex. Brown traveled to the principal offices of HBOC and reviewed information relating to HBOC's financial position and prospects and the advantages of a strategic combination. At the same time, further discussions were held by AMISYS with the Other Company concerning a due diligence schedule and the Other Company's interest in pursuing further discussions.

    On January 30 and 31, 1997, discussions took place between the Other Company and each of AMISYS and Alex. Brown concerning the structure of a proposed transaction and the terms of a confidentiality agreement.

    On January 30, 1997, Jones Day met with Hogan & Hartson to conduct a legal due diligence review of certain contracts and other documentation.

    On January 31, 1997, discussions with the Other Company continued concerning the schedule for sharing of confidential information and the terms of a proposed mutual confidentiality agreement.

    On February 1, 1997, the AMISYS Board met by telephone conference, and Alex. Brown and Hogan & Hartson also participated in the meeting. At the meeting, Mr. Brown briefed the AMISYS Board on activities since the last meeting of the AMISYS Board and reviewed the status of discussions with both HBOC and the Other Company and reviewed the respective business opportunities presented in a combination with HBOC or the Other Company. Hogan & Hartson described to the AMISYS Board its fiduciary duties associated with entering into a transaction involving a strategic merger not involving a sale of control and any relevant obligations to consider competing offers. The AMISYS Board unanimously expressed the view that it had not determined whether to sell the company, but that continued consideration of strategic alternatives, including any offers presented by HBOC and the Other Company, was appropriate. The AMISYS Board expressed a strong preference towards HBOC as a potential strategic partner and in particular noted the prospect that a strategic business combination with HBOC would enable AMISYS stockholders to continue as investors in a combined company that would have financial resources, diversification and liquidity for sustained growth and noted the strategic fit of the AMISYS System with the HBOC product line. The potential importance of the AMISYS System in the hierarchy of HBOC products compared to its position in the product line of the Other Company also led the AMISYS Board to favor continued discussions with HBOC. The AMISYS Board directed management to continue discussions with HBOC and the Other Company.

    On February 3, 1997, AMISYS received a signed confidentiality agreement from the Other Company and initial due diligence materials were provided on a confidential basis to the Other Company. On February 5, 1997, the Other Company met with AMISYS in Rockville, Maryland to conduct initial financial due diligence. Due diligence activities by the Other Company continued through February 6, 1997. The Other Company, however, did not make a proposal or offer to AMISYS of the terms or conditions of any transaction.

    On February 7, 1997, HBOC met with certain members of the AMISYS Board and Alex. Brown in Rockville, Maryland to present information regarding the financial performance and prospects of HBOC and the strategic factors viewed by HBOC as favorable to a possible combination.

    On February 8, 1997, HBOC continued to hold meetings with Mr. Brown in Rockville regarding the possible future relationship between the two companies. At the end of the day on February 8, 1997, HBOC proposed an exchange ratio based upon the completion of their review of the financial information of AMISYS.

    On February 9, 1997, a meeting of the AMISYS Board was held at the offices of Hogan & Hartson in Washington, D.C. to discuss the status of negotiations and the proposal presented to AMISYS by HBOC. At that meeting, which was also attended by Hogan & Hartson and Alex. Brown, Hogan & Hartson reviewed the current status of negotiations and the significant terms of the transaction as proposed. Alex. Brown described its preliminary analysis of the possible combination with HBOC and reviewed various matters relating to a potential fairness opinion, specifically including valuation considerations and explanations of valuation methodology. The AMISYS Board noted that discussions with the Other Company were still at a preliminary stage and that no proposal or offer had been received from the Other Company nor was a proposal or offer expected shortly. The AMISYS Board noted that HBOC had already proposed a strategic combination and, in view of the AMISYS Board's prior discussions of the strategic advantage of a combination with HBOC, reviewed the proposed merger agreement. The AMISYS Board then instructed Hogan & Hartson to seek to resolve the remaining issues with HBOC and to attempt to complete a definitive agreement, subject to the AMISYS Board's approval, by the close of business the next day.

    The AMISYS Board met again on the afternoon of February 10, 1997. At that meeting, Hogan & Hartson reported on the substantive completion of the merger agreement and resolution of the remaining issues, including the Exchange Ratio. After a detailed discussion of the Exchange Ratio and other legal, accounting and financial issues, the AMISYS Board received an oral opinion of Alex. Brown, subsequently confirmed in writing, that as of February 10, 1997 the Exchange Ratio was fair, from a financial point of view, to AMISYS's stockholders. The AMISYS Board then unanimously approved the merger and the merger agreement with HBOC, authorized management to execute the merger agreement and recommended its adoption by the holders of AMISYS Common Stock. Immediately following such meeting, each of AMISYS, HBOC and HBOC-GA executed and delivered the Merger Agreement. The execution of the Merger Agreement was announced on the morning of February 11, 1997 by issuance of a press release by each of HBOC and AMISYS, and AMISYS telephoned the Other Company to advise them of the execution of the Merger Agreement and the termination of discussions between AMISYS and the Other Company.

REASONS OF AMISYS FOR ENGAGING IN THE MERGER; RECOMMENDATION OF THE AMISYS BOARD

    The AMISYS Board has unanimously approved the proposed Merger and the Merger Agreement and recommends approval of the Merger Agreement by the stockholders of AMISYS based on its belief that the Merger is in the best interest of AMISYS and its stockholders. In reaching its decision, the AMISYS Board considered the following factors:

    (i) The Merger offers AMISYS stockholders an opportunity to receive shares in a significantly larger company with strong historical performance, capital resources significantly greater than AMISYS's and demonstrated ability to successfully implement a growth strategy that has resulted in historical profitability and growth while affording them the opportunity to continue to participate in the long-term growth and appreciation of AMISYS's business through an ownership interest in HBOC;

    (ii) The Merger provides AMISYS stockholders with HBOC Common Stock in a tax-free exchange at a substantial premium over the market price of their shares of AMISYS Common Stock prior to the announcement of the Merger Agreement. In addition, the Merger Agreement provides potential protection to the AMISYS stockholders by providing the AMISYS Board the right to terminate the transaction if the Market Value of HBOC Common Stock falls below $53.33 per share. The Merger Agreement also permits the AMISYS Board to terminate the Merger Agreement (subject to the payment of a termination fee of $5,825,000 plus expenses to HBOC-GA) if the AMISYS Board determines that termination of the Merger Agreement would be in the best interest of stockholders and is required in the exercise of its fiduciary duties, based upon the advice of outside counsel;

   (iii) The strategic fit between AMISYS and HBOC and the complementary nature of their respective businesses, particularly the fact that AMISYS's managed care system will provide a significant enhancement to the overall product line of HBOC, which has historically been primarily devoted to the hospital segment of the healthcare information systems industry and, to a lesser extent, other provider segments;

    (iv) Potential operating synergies and cost savings of the combined enterprises, including possible synergies and cost savings with respect to (a) the consolidation of administrative and support functions, (b) the combination of sales forces and research and development capabilities and (c) the elimination of public reporting obligations and attendant costs of AMISYS;

    (v) The presentations, financial analyses and advice of its financial advisor, Alex. Brown, and the opinion of Alex. Brown that, as of February 10, 1997, the Exchange Ratio was fair, from a financial point of view, to the AMISYS stockholders;

    (vi) The fact that the Merger is expected to be accounted for as a "pooling of interests" and the fact that the Merger will not be subject to approval by HBOC stockholders;

   (vii) The capital structure, customer profile, product portfolio and integration strategy of HBOC, as well as other information on the management, business operations and prospects of HBOC and AMISYS and the likelihood of achieving those prospects on both a combined and separate basis;

  (viii) The outlook for continued financial stability and growth in stockholder value by HBOC, including an analysis of HBOC's future sales potential;

    (ix) The likelihood that the Merger would be consummated, including the experience, reputation and financial capability of HBOC;

    (x) Publicly available information concerning the financial performance, condition, prospects and operations of each of AMISYS and HBOC; and

    (xi) The proposed terms, timing and structure of the Merger and the Merger Agreement.

    The AMISYS Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    (i) The possibility that certain of the operating synergies and cost savings sought to be achieved as a result of the Merger might not be achieved;

    (ii) The potential conflicts that may arise from integrating AMISYS's managed care oriented product with a product line emphasizing the provider side of the healthcare information technology spectrum;

   (iii) The high price to earnings ratio of HBOC Common Stock and the possibility of a decrease in the price of the HBOC Common Stock after the Merger; and

    (iv) The lack of significant operating history following recently completed acquisitions by HBOC that would demonstrate the successful integration of those businesses into HBOC.

    The foregoing discussion of information and factors considered by the AMISYS Board is not intended to be exhaustive but is intended to include the material factors considered. In light of the wide variety of factors considered, the AMISYS Board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual directors may have given differing weights to different factors.

    After taking into consideration all of the factors set forth above, together with an analysis of the presentations of management, Alex. Brown and legal counsel, the AMISYS Board unanimously approved the Merger and determined that the Merger is fair to, and in the best interest of, AMISYS and its stockholders and that AMISYS should proceed with the Merger at this time. ACCORDINGLY, THE AMISYS BOARD UNANIMOUSLY RECOMMENDS THAT AMISYS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF ALEX. BROWN, FINANCIAL ADVISOR TO AMISYS

    On November 8, 1995, AMISYS retained Alex. Brown to provide investment banking advice and services to AMISYS, including assisting AMISYS in developing a plan to carry out its strategic objectives and evaluating candidates for potential business combinations. In 1995, AMISYS decided to pursue a strategy of remaining independent and completed an initial public offering in December 1995. On January 3, 1997, AMISYS and Alex. Brown amended the November 1995 engagement letter to re-engage Alex. Brown as AMISYS's financial advisor in connection with the Merger, including rendering its opinion to the AMISYS Board as to the fairness, from a financial point of view, of the Exchange Ratio to AMISYS's stockholders.

    On February 10, 1997, Alex. Brown made a presentation to the AMISYS Board with respect to the Merger and rendered its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Exchange Ratio was fair, from a financial point of view, to AMISYS's stockholders. The opinion was updated by delivery of a written opinion dated as of the date of this Proxy Statement/Prospectus. No limitations were imposed by the AMISYS Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinions.

    THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED AS OF THE DATE HEREOF (THE "ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. AMISYS STOCKHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE ALEX. BROWN OPINION IS DIRECTED TO THE AMISYS BOARD, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO AMISYS'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AMISYS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. THE ALEX. BROWN OPINION WAS RENDERED TO THE AMISYS BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE ALEX. BROWN OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.

    In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning AMISYS and HBOC and certain internal analyses and other information furnished to it by AMISYS and HBOC. Alex. Brown also held discussions with members of the senior managements of AMISYS and HBOC regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Alex. Brown (i) reviewed the reported prices and trading activity for the common stock of both AMISYS and HBOC, (ii) compared certain financial and stock market information for AMISYS and HBOC with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of AMISYS and HBOC and other information relating to the prospects of AMISYS and HBOC, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of

AMISYS and HBOC as to the likely future financial performances of their respective companies and of the combined entity. Alex. Brown assumed, with the consent of AMISYS, that the Merger will qualify for pooling of interests accounting treatment and as a tax-free transaction for the stockholders of AMISYS. Alex. Brown did not make, and it was not provided with, an independent evaluation or appraisal of the assets of AMISYS and HBOC. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

    In arriving at its opinion, Alex. Brown was not authorized to initiate and did not initiate or generally solicit discussions with any party with respect to AMISYS or any of its assets. Pursuant to the instructions of the AMISYS Board, Alex. Brown engaged in discussions with HBOC and the Other Company. See "The Merger Proposal--Background of the Merger."

    The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with rendering the Alex. Brown Opinion to the AMISYS Board.

    HISTORICAL FINANCIAL INFORMATION. In rendering its opinion, Alex. Brown reviewed and analyzed historical financial information regarding AMISYS and HBOC, which included (i) an assessment of AMISYS's and HBOC's income statements and balance sheets; (ii) an analysis of AMISYS's and HBOC's quarterly and annual operating results; and (iii) an assessment of AMISYS's and HBOC's margins and growth rates. This information was presented to give the AMISYS Board background information regarding the respective financial performances of AMISYS and HBOC.

    HISTORICAL STOCK PRICE PERFORMANCE. Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for AMISYS Common Stock from December 20, 1995, the date of AMISYS's initial public offering, to February 7, 1997. In addition, Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for HBOC Common Stock from January 1, 1996 to February 7, 1997. Alex. Brown also compared indices of the daily closing per share market prices of AMISYS Common Stock and HBOC Common Stock with the movement of the S&P 500 stock index over the periods from December 20, 1995 and January 1, 1996 through February 7, 1997. Alex. Brown noted that, on a relative basis, HBOC outperformed the S&P 500 stock index, and AMISYS underperformed the S&P 500 stock index over each of the periods stated above. Alex. Brown further noted that over such periods, on a relative stock performance basis, HBOC's Common Stock price outperformed AMISYS's Common Stock price. Alex. Brown also compared indices of the daily closing per share market prices of AMISYS Common Stock and HBOC Common Stock with a healthcare information technology composite index (consisting of: Enterprise Systems, Inc., HCIA, Inc., Health Management Systems, Inc., Health Systems Design Corporation, IDX Systems Corporation, Medic Computer Systems, Inc., PHAMIS, Inc., Shared Medical Systems Corporation, and Transition Systems, Inc., collectively, the "Selected Companies") over such periods. On a relative basis over both periods, both AMISYS Common Stock and HBOC Common Stock outperformed the Selected Companies composite index. Alex. Brown also compared an index of the daily closing prices of HBOC Common Stock with the Selected Companies index and the S&P 500 stock index for the period January 1, 1994 through February 7, 1996. Alex. Brown noted that the HBOC Common Stock index significantly outperformed each of the Selected Companies index and the S&P 500 stock index over such period. This information was presented to give the AMISYS Board background information regarding the respective stock prices of AMISYS and HBOC over the periods indicated.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Alex. Brown compared certain financial information (based on commonly used valuation measurements described below) relating to AMISYS and HBOC to certain corresponding information for the Selected Companies. Such financial information included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) ratios of common equity market value as adjusted for debt and cash ("Adjusted Value") to revenues, earnings before interest expense and income taxes ("EBIT"), and earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each for the latest reported twelve month period as derived from publicly available information; and (iv) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS") and projected EPS.

    The financial information used in connection with the multiples provided below with respect to AMISYS, HBOC and the Selected Companies was based on the latest reported twelve month period as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998. AMISYS's estimated EPS for calendar year 1997 is based on the reported estimate by the Institutional Brokers Estimating System ("IBES"), as confirmed by AMISYS's management, and its calendar year 1998 estimate is based on an estimate provided by AMISYS's management. EPS estimates for calendar years 1997 and 1998 for HBOC and the Selected Companies were based on the reported estimates by IBES as of February 7, 1997, and with respect to EPS estimates for HBOC, as confirmed by HBOC's management. Alex. Brown noted that, on a trailing twelve month basis, the multiple of Adjusted Value to revenues was 2.1x for AMISYS and 7.2x for HBOC, compared to a range of 1.7x to 6.4x, with a mean of 3.7x, for the Selected Companies; and the multiple of Adjusted Value to EBITDA was 15.6x for AMISYS and 25.0x for HBOC, compared to a range of 9.9x to 25.1x, with a mean of 17.9x, for the Selected Companies. Alex. Brown further noted that the multiple of Adjusted Value to EBIT was 18.1x for AMISYS and 31.9x for HBOC, compared to a range of 12.1x to 41.2x, with a mean of 26.6x, for the Selected Companies; and the multiple of Equity Value to trailing twelve month EPS was 28.5x for AMISYS and 53.4x for HBOC, compared to a range of 22.2x to 67.0x, with a mean of 43.8x, for the Selected Companies; on a projected basis, the multiple of Equity Value to calendar year 1997 EPS was 23.3x based on IBES estimates for AMISYS and 22.2x based on AMISYS's 1997 budgeted net income and 39.8x for HBOC, compared to a range of 14.7x to 36.2x, with a mean of 26.1x, for the Selected Companies; and the multiple of Equity Value to calendar year 1998 EPS was 17.5x for AMISYS and 29.5x for HBOC, compared to a range of 12.2x to 27.9x, with a mean of 19.9x, for the Selected Companies. As a result of the foregoing procedures, Alex. Brown noted that the multiples for AMISYS were generally within the range of the multiples for the Selected Companies and the multiples for HBOC were generally at the high end or outside the high end of the range of the multiples for the Selected Companies. The IBES EPS estimates, as of February 7, 1997, for calendar year 1997 were $0.66 for AMISYS and $1.58 for HBOC. The calendar year 1998 EPS estimate for AMISYS, as provided by AMISYS management, was $0.86 and HBOC's 1998 IBES estimate was $2.13.

    ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS. Alex. Brown reviewed the financial terms, to the extent publicly available, of 19 completed mergers and acquisitions since November 1991 (the "Selected Transactions") in the healthcare information technology industry. Alex. Brown calculated various financial multiples and the premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples and the premiums over market for the Merger, based on the Exchange Ratio. Alex. Brown noted that the multiple of adjusted purchase price (the value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing twelve month revenues was 3.4x for the Merger versus a range of 0.8x to 11.4x, with a mean of 3.8x, for the Selected Transactions; the multiple of adjusted purchase price to trailing twelve month EBITDA was 24.7x for the Merger versus a range of 6.3x to 35.9x, with a mean of 16.4x, for the Selected Transactions; and the multiple of adjusted purchase price to trailing twelve month EBIT was 28.7x for the Merger versus a range of 5.9x to 85.5x, with a mean of 24.1x, for the Selected Transactions. Alex. Brown further noted that the multiple of equity purchase price to trailing twelve month net income was 41.8x for the Merger versus a range of 18.8x to 118.9x, with a mean of 42.2x, for the Selected Transactions. In addition, Alex. Brown noted that the Selected Transactions were effected at a range of the premium to the target company's per share market price one month prior to announcement of 2.2% to 114.2%, with a mean of 45.8%, and to the target company's per share market price one day prior to announcement of 3.7% to 56.5%, with a mean of 23.4%, versus transaction premiums of 32.4% and 43.1%, respectively, for the Merger (based on the per share market price one month prior to, and one day prior to, the announcement of the proposed Merger). Based on the foregoing, Alex. Brown concluded that the premium to be paid in the Merger was within the range of premiums paid in the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the five-year period during which the Selected Transactions occurred.

    DISCOUNTED CASH FLOW ANALYSIS. Alex. Brown performed discounted cash flow analyses for both AMISYS and HBOC. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used estimates of projected financial performance for AMISYS and HBOC for the years 1997 through 2001 developed in discussions with the respective managements of AMISYS and HBOC. For each company, Alex. Brown aggregated the present value of the cash flows through 2001 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 18.0% to 22.0% for AMISYS and from 15.0% to 19.0% for HBOC. The terminal value was computed based on projected EBITDA in calendar year 2001 and a range of terminal multiples from 12.0x to 16.0x. Alex. Brown arrived at such discount rates based on its judgment of a number of factors including the estimated cost of capital for AMISYS and HBOC, the weighted average cost of capital of the Selected Companies and the risk based upon the uncertainty of the projected cash flows, and arrived at such terminal value multiples based on its review of the trading characteristics of the common stock of the Selected Companies as well as its review of the Selected Transactions. This analysis indicated a range of values for AMISYS of $18.87 to $26.35 per share and for HBOC of $46.59 to $68.73 per share.

    PREMIUMS PAID ANALYSIS. Alex. Brown reviewed and analyzed the range of premiums paid in 64 transactions between $150 million to $250 million in purchase price for non-finance companies between January 1, 1994 and February 7, 1997. The range of premiums paid to the target company's stock price one month prior to announcement and one day prior to announcement were -17.5% to 177.1% with a mean of 48.8% and -26.7% to 181.2% with a mean of 36.1%, respectively. Based on the foregoing, Alex. Brown noted that the premium to be paid in the Merger one month prior to announcement of 32.4% was below the mean of the premiums paid in such 64 transactions, and the premium paid in the Merger one day prior to announcement of 43.1% was higher than the mean premium paid in such 64 transactions.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of AMISYS Common Stock divided by the corresponding prices of the HBOC Common Stock over the 180 trading days, the 90 trading days, 30 trading days, 15 trading days, 10 trading days, one month prior to February 7, 1997 and as of February 7, 1997. Such average exchange ratios for the aforementioned time periods and as of such dates were 0.332, 0.288, 0.260, 0.255, 0.247, 0.269 and 0.245, respectively. Alex.
Brown then calculated the respective premiums over such exchange ratios represented by the Exchange Ratio, which for the same time periods and as of such dates were 5.5%, 21.6%, 34.6%, 37.3%, 41.9%, 30.0% and 43.1%, respectively.
Alex. Brown noted that the premiums over the average daily exchange ratios, for such periods, represented by the Exchange Ratio generally increased over the same periods prior to February 7, 1997 and as of February 7, 1997, reflecting that the price of the HBOC Common Stock outperformed that of the AMISYS Common Stock over these periods.

    CONTRIBUTION ANALYSIS. Alex. Brown noted that on a pro forma basis AMISYS stockholders would own approximately 3.0% of the combined company. Alex. Brown then analyzed the relative contributions of AMISYS and HBOC to the pro forma income statement of the combined company. This analysis showed that on a pro forma combined basis (excluding an unusual reduction in income tax expense for AMISYS of $275,000 in the fourth quarter of calendar year 1996), based on the twelve month period ending December 31, 1996, AMISYS and HBOC would account for approximately 5.5% and 94.5%, respectively, of the combined company's pro forma revenue; approximately 2.7% and 97.3%, respectively, of the combined company's pro forma EBITDA; approximately 3.0% and 97.0%, respectively, of the combined company's pro forma EBIT; approximately 3.8% and 96.2%, respectively, of the combined company's trailing twelve month net income; approximately 3.5% and 96.5%, respectively, of the combined company's projected 1997 net income based on IBES estimates; approximately 3.2% and 96.8%, respectively, of the combined company's adjusted 1997 net income based upon AMISYS's 1997 budgeted net income and HBOC's 1997 net income based on the IBES estimate with a positive 15% variance; approximately 3.5% and 96.5%, respectively, of the combined company's projected 1998 net income based upon AMISYS's 1998 net income estimate developed in discussions with AMISYS's management and HBOC's 1998 net income based on the IBES estimate; approximately 3.2% and 96.8%, respectively, of the combined company's adjusted 1998 net income based on AMISYS's 1998 net income estimate developed in discussions with AMISYS's management and HBOC's 1998 net income based on the IBES estimate with a positive 10% variance; and approximately 6.0% and 94.0%, respectively, of the combined company's book value.

    ACCRETION/DILUTION ANALYSIS. Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, Alex. Brown computed the resulting accretion/dilution to the combined company's EPS estimate for calendar year 1997, pursuant to the Merger before and after taking into account potential cost savings and other synergies that AMISYS and HBOC could achieve if the Merger were consummated and before nonrecurring costs related to the Merger. Alex. Brown noted that before taking into account potential cost savings and other synergies and before certain nonrecurring costs related to the Merger, the Merger would be approximately 0.5% accretive to the combined company's EPS for calendar year 1997. Alex. Brown also noted that after taking into account potential cost savings and other synergies for calendar year 1997, before nonrecurring costs relating to the Merger and assuming capitalization of 25% of research and development expenses, the Merger would be approximately 1.7% accretive to the combined company's EPS for calendar year 1997. Alex. Brown also conducted a sensitivity analysis with respect to synergy amounts, which resulted in accretion up to 2.6% if $3,000,000 in pro forma 1997 pre-tax synergies were achieved. There can be no assurance that the combined company will be able to realize savings and synergies in the amounts identified, or at all, following the Merger.

    No company used in the analysis of certain other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to AMISYS, HBOC or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies, the companies in the Selected Transactions and the companies in the Premiums Paid Analysis and other factors that would affect the public trading value of the Selected Companies, and acquisition value of the companies in the Selected Transactions and the companies in the Premiums Paid Analysis.

    While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the AMISYS Board, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of AMISYS and HBOC. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of HBOC Common Stock may trade at any future time.

    Pursuant to a letter agreement dated November 8, 1995, as amended on January 3, 1997, between AMISYS and Alex. Brown, the fee to date payable to Alex. Brown for rendering the Alex. Brown Opinion is $250,000, which amount will be credited against the final transaction fee of approximately $2.2 million, payable upon consummation of the Merger. In addition, AMISYS has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. AMISYS has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

    The AMISYS Board retained Alex. Brown to act as its advisor based upon its prior relationship with Alex. Brown, which included Alex. Brown acting as the lead manager for AMISYS's initial public offering in December 1995 and subsequent offering in May 1996, and based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown has also provided various financing services for AMISYS and HBOC and received customary fees for rendering such services. Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiating underwritings, private placements and valuations for corporate and other purposes. Alex. Brown may actively trade the equity securities of AMISYS and HBOC for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. In addition, certain employees of Alex. Brown are limited partners in ABS Capital Partners, L.P., an investor in AMISYS. See "Interests of Certain Persons in Each of HBOC and AMISYS--Security Ownership of Certain Beneficial Owners and Management of AMISYS." Alex. Brown maintains a market in AMISYS Common Stock and HBOC Common Stock and regularly publishes research reports regarding the healthcare industry and the businesses and securities of AMISYS, HBOC and other publicly traded companies in that industry.

REASONS OF HBOC FOR ENGAGING IN THE MERGER

    The HBOC Board believes that the acquisition of AMISYS will expand HBOC's product portfolio and commercial HMO customer base and thereby expand its presence within the traditional payer marketplace.

TERMS OF THE MERGER

    THE FOLLOWING SUMMARY OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TERMS OF THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS APPENDIX A AND IS HEREBY INCORPORATED BY REFERENCE HEREIN.

    EFFECTIVE TIME. The Merger will become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of AMISYS in accordance with the applicable provisions of the DGCL and (ii) the Certificate of Merger is filed with the Secretary of State of Delaware.

    GENERAL EFFECTS OF THE MERGER. At the Effective Time, AMISYS will be merged with and into HBOC-GA, which will be the surviving corporation.

    CONVERSION OF SHARES. Each outstanding share of AMISYS Common Stock issued and outstanding immediately prior to the Effective Time, will, at the Effective Time, be converted into the right to receive .35 of a share of HBOC Common Stock (the "Exchange Ratio").

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock shall be issued pursuant to the Merger, but in lieu thereof, any holder of AMISYS Common Stock shall be entitled to receive a cash payment therefor, without interest, at a PRO RATA amount based on the Market Value.

    STOCK PLANS. Options to purchase shares of AMISYS Common Stock outstanding at the Effective Time of the Merger will be effectively assumed by HBOC, by which assumption the optionee will have the right to purchase the number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of AMISYS Common Stock the optionee was entitled to purchase under the existing option would have been converted pursuant to the terms of the Merger. The aggregate price for the total number of shares of HBOC Common Stock issuable pursuant to an option will be the aggregate price at which the option was exercisable for the total number of shares of AMISYS Common Stock issuable thereunder, reduced (as necessary for rounding down) to that price that will buy the number of whole shares of HBOC Common Stock issuable thereunder, and the purchase price per share of HBOC Common Stock shall be such aggregate price divided by the total number of shares of HBOC Common Stock issuable thereunder. No other terms of the options will be modified. In addition, each outstanding share of AMISYS Common Stock subject to restriction or risk of forfeiture under the 1994 Equity Incentive Plan shall be converted into a share of HBOC Common Stock, pursuant to the terms of the Merger, and shall remain subject to such restriction or risk of forfeiture. For purposes of any restriction or risk of forfeiture relating to continued employment, employment by HBOC, HBOC-GA or one of their respective subsidiaries shall constitute employment by AMISYS. Pursuant to the terms of the 1994 Equity Incentive Plan, at the Effective Time of the Merger, 50% of all unvested and unexercisable restricted stock awards and option grants will vest and become exercisable.

    EXCHANGE OF CERTIFICATES. HBOC has designated SunTrust Bank, Atlanta as Exchange Agent in connection with the Merger. At the Effective Time, HBOC shall provide the Exchange Agent with a sufficient number of shares of HBOC Common Stock and cash to deliver the Merger Consideration to each holder of shares of AMISYS Common Stock converted by reason of the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of AMISYS Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange and/or payment therefor.

    Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive the Merger Consideration, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of HBOC or HBOC-GA that such tax has been paid or is not applicable. Until surrendered, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

    Notwithstanding the foregoing, neither HBOC nor HBOC-GA shall be liable to any holder of Certificates formerly representing shares of AMISYS Common Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    PAYMENT OF DIVIDENDS. No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of HBOC Common Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any Certificate unless and until such Certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for HBOC Common Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to HBOC Common Stock subsequent to the Effective Time, without interest thereon.

    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of AMISYS for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of AMISYS receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. It is a condition to the obligation of HBOC to consummate the Merger that HBOC shall have received from each affiliate of AMISYS a letter agreement confirming that such person will not sell or otherwise dispose of the shares of HBOC Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to an effective registration statement or pursuant to any other available exemptions from the registration requirements of the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation. In addition, AMISYS affiliates are subject to certain restrictions on transfer of both AMISYS Common Stock and HBOC Common Stock during certain periods prior to and following the Effective Time of the Merger to support pooling of interests accounting treatment of the transaction.

    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA, on the one hand, and of AMISYS, on the other hand, to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following conditions: (i) the absence of certain legal or regulatory proceedings with respect to the Merger;
(ii) the expiration or termination of the waiting period under the HSR Act;
(iii) the approval of the Merger and the Merger Agreement by holders of the requisite number of shares of AMISYS Common Stock; (iv) the Registration Statement shall have been declared effective and no stop order shall have been issued with respect hereto and shares of HBOC Common Stock being issued in the Merger shall have been registered or shall be exempt from registration under all applicable blue sky laws; (v) the HBOC Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq NM; and (vi) receipt of a fairness opinion of Alex. Brown.

    The obligations of HBOC and HBOC-GA to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of AMISYS shall remain true and correct at and as of the Closing Date other than breaches of such representations and warranties which do not constitute a material adverse effect on the business, financial condition or results of operations (a "Material Adverse Effect") of AMISYS; (ii) the performance of all covenants, agreements and conditions by AMISYS as provided in the Merger Agreement; (iii) there shall have been no change in the business or operations of AMISYS which constitutes a Material Adverse Effect; (iv) receipt of a certificate of the President of AMISYS regarding certain matters, including those listed in (i) through (iii) above; (v) receipt of certain legal opinions, including an opinion of Jones Day to the effect that the Merger will qualify as a reorganization pursuant to
Section 368(a) of the Code; (vi) receipt of letters from affiliates of AMISYS regarding compliance with Rule 145 and certain pooling of interests requirements; (vii) delivery of certain additional certificates and documents by AMISYS, including consents of third parties; (viii) receipt of letters from Coopers & Lybrand L.L.P. and Arthur Andersen LLP regarding the appropriateness of accounting for the Merger as a pooling of interests; (ix) receipt of letters from Coopers & Lybrand L.L.P. regarding information about AMISYS included in the Registration Statement; (x) receipt of non-competition agreements from certain key employees of AMISYS; (xi) the absence of any fees or expenses payable to any investment banking firm or similar entity that will be incurred by AMISYS in connection with the Merger, except fees and expenses of Alex. Brown not to exceed $2,750,000; (xii) termination of certain agreements granting special rights to certain stockholders of AMISYS; and (xiii) use by AMISYS of its reasonable best efforts to obtain employee agreements from substantially all of the employees of AMISYS related to, among other things, non-disclosure of proprietary information.

    The obligation of AMISYS to consummate the Merger is contingent upon, and subject to the satisfaction or waiver of, the following additional conditions:
(i) the representations and warranties of

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
HBOC and HBOC-GA shall remain true and correct at and as of the Closing Date other than breaches of such representations and warranties which do not constitute a Material Adverse Effect on HBOC and HBOC-GA taken as a whole; (ii) the performance of all covenants, agreements and conditions by HBOC and HBOC-GA as provided in the Merger Agreement; (iii) receipt of a certificate of the President of each of HBOC and HBOC-GA regarding the matters in (i) and (ii) above; and (iv) receipt of certain legal opinions, including an opinion from Hogan & Hartson to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

    HART-SCOTT-RODINO. The Merger is subject to the requirements of the HSR Act, which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. HBOC and AMISYS filed the required information with the Antitrust Division and the FTC on February 20, 1997 and February 19, 1997, respectively, and were notified that the waiting period was terminated March 6, 1997. Satisfaction of the waiting period requirement does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds.

    NO SOLICITATION. AMISYS has agreed that prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, AMISYS shall not, directly or indirectly, solicit, initiate, encourage, endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination involving AMISYS or any proposal or offer to acquire in any manner a substantial equity interest in AMISYS or a substantial portion of the assets of AMISYS with any person or entity; provided, however, that the AMISYS Board may furnish information to or enter into discussions or negotiations with any unsolicited person or entity if, and only to the extent that, the AMISYS Board determines in good faith that such action would be required in the exercise of its fiduciary duties based upon advice of outside counsel or in order to comply with Rule 14e-2 under the Exchange Act. AMISYS has agreed to advise HBOC-GA of any such proposals or any such inquiries or discussions with respect thereto.

    TERMINATION. The Merger may be terminated at any time prior to the Effective Time of the Merger by: (i) mutual consent of the HBOC Board and the AMISYS Board, notwithstanding the prior approval of the AMISYS stockholders;
(ii) the HBOC Board, in the event of material condemnation, destruction, loss or damage to the business or assets of AMISYS; (iii) the HBOC-GA Board or the AMISYS Board, after June 30, 1997, if the other party fails to fulfill any of its conditions, unless fulfillment has been frustrated or made impossible by the party seeking termination; (iv) the AMISYS Board, if, in the good faith exercise of its fiduciary duties to the stockholders of AMISYS in the context of a proposal to acquire AMISYS by another party, the AMISYS Board decides that such termination is required; and (v) the AMISYS Board, if the Market Value of HBOC Common Stock is less than $53.33 per share.

    If the Merger is terminated by AMISYS in accordance with (iv) above, or by HBOC, HBOC-GA or AMISYS because the Merger and Merger Agreement were not approved by holders of the requisite number of shares of AMISYS Common Stock, AMISYS will be obligated to pay (i) all reasonable costs and expenses of HBOC and HBOC-GA incurred in connection with the negotiation and performance of the Merger Agreement including, without limitation, fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees and (ii) to HBOC-GA, a fee in the amount of $5,825,000.

ACCOUNTING TREATMENT

    It is a condition to the consummation of the Merger, that each of the parties to the Merger Agreement shall have received letters, dated as of the date hereof and as of the Closing Date, from Coopers & Lybrand L.L.P. that no conditions exist that would preclude accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 and from Arthur Andersen LLP regarding the appropriateness of accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 if the transaction is closed and consummated in accordance with the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary, based upon current law, is a general discussion of the principal federal income tax consequences of the Merger, assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable regulations promulgated under the Code by the Treasury Department ("Treasury Regulations") and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to holders of AMISYS Common Stock who hold their shares of AMISYS Common Stock as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of AMISYS Common Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations, and holders who acquired AMISYS Common Stock pursuant to the exercise of options or otherwise as compensation), and it does not discuss any aspect of state, local, foreign or other tax laws. Consequently, each holder of AMISYS Common Stock should consult its own tax advisor as to the specific tax consequences of the Merger to that stockholder.

    As of the date of this Proxy Statement/Prospectus, Hogan & Hartson has advised AMISYS that in its opinion (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, and (ii) no gain or loss will be recognized by an AMISYS stockholder upon the exchange of the shares of AMISYS Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Common Stock.

    As of the date of this Proxy Statement/Prospectus, Jones Day has advised HBOC and HBOC-GA that in its opinion (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (ii) no gain or loss will be recognized by either HBOC, HBOC-GA or AMISYS as the result of the consummation of the Merger.

    The opinions of Hogan & Hartson and Jones Day referred to herein are based upon certain representations and warranties of HBOC, HBOC-GA and AMISYS that are customarily made in connection with such opinions. In particular, the opinions have been issued in reliance on certain representations from AMISYS and certain holders of AMISYS Common Stock with respect to the satisfaction of the "continuity of interest" requirement of the regulations interpreting Section 368 of the Code. In general, the "continuity of interest" requirement is considered to be satisfied if 50% or more of the capital stock issued in a merger is held by the recipient stockholders of the acquired entity following the merger other than under a plan or intent to dispose of such shares. To satisfy this requirement, the Merger Agreement provides that, prior to the Effective Time of the Merger, AMISYS will deliver to HBOC and HBOC-GA letters to the reasonable satisfaction of HBOC and HBOC-GA from AMISYS and certain of its stockholders that provide assurance that there is no plan or intention on the part of the holders of AMISYS Common Stock (or knowledge of such plan or intent with respect to holders of less than 5% of AMISYS Common Stock) to sell, exchange or otherwise dispose of a number of shares of HBOC Common Stock received in the Merger that would reduce AMISYS's stockholders' ownership of HBOC Common Stock received in the Merger to a number of shares having a value, as of the Effective Time of the Merger, of less than 50% of the value of all of the outstanding AMISYS Common Stock immediately prior to the Effective Time of the Merger.

    Consummation of the Merger is conditioned upon the non-withdrawal or material modification of the opinions described above as of the Closing Date. No ruling, however, has been requested from the Internal

Revenue Service in connection with the Merger, and the opinions referred to above would neither be binding upon the Internal Revenue Service nor preclude it from adopting a contrary position.

    Provided that the Merger constitutes a tax-free reorganization, the aggregate adjusted tax basis of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of AMISYS as a result of the Merger will be the same as the aggregate adjusted tax basis of the shares of AMISYS Common Stock surrendered in exchange therefor. The holding period of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of AMISYS as a result of the Merger will include the holding period of the shares of AMISYS Common Stock surrendered in exchange therefor. Any cash that a stockholder of AMISYS receives in lieu of a fractional interest in HBOC Common Stock will be treated as if the fractional share were distributed in the Merger and then redeemed, resulting in gain or loss upon receipt of such cash taxed as provided in Section 302 of the Code.

    To prevent "backup withholding" of federal income tax on any payments of cash to an AMISYS stockholder in the Merger, an AMISYS stockholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. The exceptions provide that certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (I.E., Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. A Substitute Form W-9 will be provided to each AMISYS stockholder in the letter of transmittal to be mailed to each holder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on an AMISYS stockholder by the Internal Revenue Service, and any cash received by such stockholder may be subject to backup withholding at a rate of 31%.

    THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF AMISYS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

NO APPRAISAL RIGHTS

    Because AMISYS Common Stock is a Nasdaq NM security, the holders of shares of AMISYS Common Stock will not be entitled to appraisal rights pursuant to
Section 262 of the DGCL in connection with the Merger.

            INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND AMISYS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC

    The following table sets forth, as of March 1, 1997, unless otherwise indicated, certain information with respect to all stockholders known to HBOC to beneficially own more than five percent of the HBOC Common Stock, and information with respect to HBOC Common Stock beneficially owned by each director of HBOC, the Chief Executive Officer of HBOC and HBOC's other executive officers who were the most highly compensated for the year ended December 31, 1996, and all directors and executive officers of HBOC as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to HBOC Common Stock owned by them and beneficial ownership is determined in accordance with the rules of the Commission.

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                             OWNERSHIP         PERCENT OF CLASS
-------------------------------------------------------------------------  ----------------------  -----------------
FMR Corp. ...............................................................        4,898,890(1)                5.4%
  82 Devonshire Street
  Boston, Massachusetts 02109
Janus Capital Corporation ...............................................        4,513,700(2)                5.0%
  100 Fillmore Street
  Denver, Colorado 80206
Putnam Investments, Inc. ................................................        6,319,053(3)                6.9%
  One Post Office Square
  Boston, Massachusetts 02109
Alfred C. Eckert III.....................................................           30,000(4)              *
Holcombe T. Green, Jr....................................................        1,238,860(5)                1.4%
Philip A. Incarnati......................................................           35,000(4)              *
Alton F. Irby III........................................................           30,000(4)              *
Gerald E. Mayo...........................................................           72,000(4)              *
Charles W. McCall........................................................        1,124,169(6)                1.2%
James V. Napier..........................................................           65,488(7)              *
Charles E. Thoele........................................................           22,000(8)              *
Donald C. Wegmiller......................................................           15,000(4)              *
Jay P. Gilbertson........................................................           61,753(9)              *
Albert J. Bergonzi.......................................................            1,468                 *
Jay M. Lapine............................................................              191                 *
Russell G. Overton.......................................................           25,727(10)             *
All Directors and Executive Officers as a Group (13 persons).............        2,721,656(11)               2.9%

------------------------

  * Less than 1%

 (1) According to the joint Schedule 13G as of December 31, 1996, of FMR Corp. ("FMR"), FMR has sole dispositive power with respect to all of such shares and sole voting power with respect to 138,080 shares.

 (2) According to the joint Schedule 13G as of December 31, 1996, of Janus Capital Corporation ("Janus") and Mr. Thomas H. Bailey, Mr. Bailey is a stockholder, president and chairman of Janus, and Janus and Mr. Bailey may be deemed to have shared voting and dispositive power with respect to all such shares.

 (3) According to the joint Schedule 13G as of December 31, 1996, of Putnam Investments, Inc. ("PI"), the parent holding company of Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), PAC has shared voting and shared dispositive power with respect to 776,300 and 1,213,065 of such shares, PIM has shared dispositive power with respect to 5,105,988 of such shares and PI has shared voting and shared dispositive power with respect to 776,300 and 6,319,053 of such shares.

 (4) Represents shares that may be acquired through the exercise of presently exercisable stock options.

 (5) Includes 440,000 shares that Mr. Green may acquire through the exercise of presently exercisable stock options; 11,460 shares held in an IRA for the benefit of Mr. Green; 663,300 shares held by a limited partnership of which Mr. Green's wife is a general partner and with respect to which beneficial ownership is disclaimed, except to the extent of his pecuniary interest therein; and 124,100 shares held by HTG Corp. which is wholly owned by Mr. Green.

 (6) Includes 861,332 shares that may be acquired through the exercise of presently exercisable stock options.

 (7) Includes 700 shares owned by Mr. Napier's daughter and 40,000 shares that may be acquired through the exercise of presently exercisable stock options.

 (8) Includes 20,000 shares that may be acquired through the exercise of presently exercisable stock options.

 (9) Includes 52,000 shares that may be acquired through the exercise of presently exercisable stock options.

(10) Includes 6,464 shares that may be acquired through the exercise of presently exercisable stock options.

(11) Includes 1,601,796 shares that may be acquired through the exercise of presently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMISYS

    The following table sets forth, as of February 14, 1997 unless otherwise indicated, certain information with respect to all stockholders known to AMISYS to beneficially own more than five percent of the AMISYS Common Stock, and information with respect to AMISYS Common Stock beneficially owned by each director of AMISYS, the Chief Executive Officer of AMISYS and AMISYS's four other most highly compensated executive officers for the year ended December 31, 1996, and all directors and executive officers of AMISYS as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to AMISYS Common Stock owned by them.

                                                        AMOUNT AND NATURE
                                                          OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNERSHIP         PERCENT OF SHARES
----------------------------------------------------  ----------------------  -----------------
Greylock Equity Limited Partnership ................         1,430,163                18.43%
  1 Federal Street
  Boston, MA 02110
New Enterprise Associates VI, ......................         1,237,163(1)             15.95%
  Limited Partnership
  1119 St. Paul Street
  Baltimore, MD 21202
ABS Capital Partners, L.P. .........................           572,174                 7.38%
  1 South Street
  Baltimore, MD 21202
Franklin Resources, Inc. ...........................           784,000(1)             10.11%
  770 Mariners Island Blvd.
  San Mateo, CA 94404
Nicholas Applegate Capital Management ..............           387,100(1)              4.99%
  600 West Broadway, 29th Floor
  San Diego, CA 92101
Peter J. Barris.....................................         1,240,163(2)             15.98%
Kevin R. Brown......................................           254,000                 3.27%
Michael L. Carlay...................................            24,000(5)             *
Howard E. Cox, Jr...................................         1,433,163(3)             18.47%
Hugh McElderry......................................            --                   --
Gary Greenfield.....................................             9,400                *
Thomas Pyle.........................................             7,400                *
Donald B. Hebb, Jr..................................           575,174(4)              7.41%
Arthur Marks........................................         1,240,163(2)             15.98%
Robert J. Sullivan..................................            60,000                *
Mark A. Walters.....................................            14,280(6)             *
All Directors and Officers as a Group (14
  persons)..........................................         3,644,920(7)             46.59%

------------------------

 *  Less than 1%.

(1) Based upon Schedule 13Gs filed with the Commission on February 14, 1997.

(2) Represents shares held of record by New Enterprise Associates VI, Limited Partnership ("NEA"), of whose general partner Messrs. Barris and Marks are general partners and individual options to acquire 3,000 shares of AMISYS Common Stock issued to each of Messrs. Barris and Marks.
(3) Represents shares held of record by Greylock Equity Limited Partnership ("Greylock") of which Mr. Cox is a general partner and individual options to acquire 3,000 shares of AMISYS Common Stock issued to Mr. Cox.

(4) Represents shares held of record by ABS Capital Partners, L.P. ("ABS") of whose general partner Mr. Hebb is a general partner and individual options to acquire 3,000 shares of AMISYS Common Stock issued to Mr. Hebb.

(5) Consists of options to acquire 24,000 shares of Common Stock, exercisable within 60 days of February 14, 1997.

(6) Includes options to acquire 1,880 shares of Common Stock, exercisable within 60 days of February 14, 1997.

(7) Includes options to acquire 64,660 shares of Common Stock, exercisable within 60 days of February 14, 1997.

INTERESTS OF CERTAIN AMISYS PERSONS IN MATTERS TO BE ACTED UPON

    In considering the Merger, holders of AMISYS Common Stock should be aware that the directors and executive officers of AMISYS have interests in the Merger in addition to their interests as stockholders of AMISYS generally, as described below.

    Pursuant to certain agreements, certain executive officers of AMISYS are entitled to receive severance payments if their employment is terminated without cause. Accordingly, if the employment of any of Kevin R. Brown, Michael L. Carlay, Homer Fiuzat, Kathy Hall-Lyons, Earle Kirkland, Hugh McElderry, Robert
J. Sullivan or Mark A. Walters is terminated without cause, then such executive officer will be entitled to receive his or her base salary for a period of twelve months, and if the employment of either Rick Enright or Patrice Wolfe is terminated without cause, such executive officer is entitled to receive his or her base salary for a period of nine months, subject in each case to compliance with certain non-compete and similar agreements. The amount of severance payments received by Messrs. Brown and Walters will be reduced by any amounts received if such executive obtains another position during the twelve-month period. Currently the base salary of each of these executive officers is as follows: Mr. Brown: $215,000; Mr. Carlay: $175,000; Mr. Enright: $130,000; Mr.
Fiuzat: $119,250; Ms. Hall-Lyons: $110,000; Mr. Kirkland: $106,000; Mr.
McElderry: $200,000; Mr. Sullivan: $150,000; Mr. Walters: $125,000; and Ms.
Wolfe: $120,000.

    Pursuant to the provisions of the AMISYS 1994 Equity Incentive Plan, at the Effective Time of the Merger, 50% of all unvested and unexercisable restricted stock awards and option grants held by any person will vest and become exercisable. Accordingly, upon the Closing, restricted stock awards held by the following executive officers will vest as to the following number of shares of AMISYS Common Stock: Mr. Brown: 54,000 shares; Homer Fiuzat: 9,000 shares; and Robert J. Sullivan: 22,500 shares. Additionally, options held by the following directors and executive officers will vest as to the following number of shares of AMISYS Common Stock: Mr. Brown: 75,000 shares; Mr. Carlay: 36,000 shares; Mr.
Enright: 20,000 shares; Mr. McElderry: 30,000 shares; Mr. Fiuzat: 25,410 shares; Ms. Hall-Lyons: 22,880 shares; Mr. Kirkland: 30,820 shares; Gary Greenfield:
8,800 shares; Mr. Sullivan: 30,000 shares; Mr. Walters: 37,760 shares; and Ms.
Wolfe: 12,500 shares.

    HBOC-GA has agreed that subsequent to the Closing Date, it will provide to the directors and officers of AMISYS indemnification in accordance with the current provisions of the Certificate of Incorporation and Bylaws of AMISYS with respect to matters occurring prior to the Effective Time, including, without limitation, the Merger Agreement and the transactions contemplated thereby, for a period of six years from the Effective Time or until any known matters are resolved. See "Comparison of Rights of Holders of Shares of Each of HBOC Common Stock and AMISYS Common Stock--Liability and Indemnification of Officers and Directors." Additionally, HBOC has agreed to maintain in effect for twelve months following the Closing Date the policies of directors' and officers' liability insurance currently maintained by AMISYS, provided that the premiums therefor are no greater than 110% of the annual premiums for such coverage as of the date of the Merger Agreement.

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                   HBOC COMMON STOCK AND AMISYS COMMON STOCK

INTRODUCTION

    HBOC and AMISYS are each incorporated under the laws of the State of Delaware. The holders of shares of AMISYS Common Stock, whose rights as stockholders are currently governed by Delaware law, the Amended and Restated Certificate of Incorporation of AMISYS (the "AMISYS Charter"), and the Amended and Restated By-laws of AMISYS (the "AMISYS Bylaws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of HBOC Common Stock, and their rights as such will be governed by Delaware law, the HBOC Certificate of Incorporation, as amended (the "HBOC Charter"), and the Amended and Restated Bylaws of HBOC (the "HBOC Bylaws"). The material differences between the rights of holders of shares of AMISYS Common Stock and of the rights of holders of shares of HBOC Common Stock result from differences in their governing corporate documents and are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of shares of HBOC Common Stock under applicable Delaware law, the HBOC Charter and HBOC Bylaws or a comprehensive comparison with the rights of the holders of shares of AMISYS Common Stock under applicable Delaware law, the AMISYS Charter and AMISYS Bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the governing corporate documents of HBOC and AMISYS, to which holders of shares of AMISYS Common Stock are referred. See "Incorporation of Certain Information by Reference."

AUTHORIZED CAPITAL STOCK

    The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The HBOC Charter provides that HBOC has authority to issue (i) 250,000,000 shares of HBOC Common Stock and (ii) 1,000,000 shares of preferred stock, no par value. The AMISYS Charter provides that AMISYS has the authority to issue (i) 25,000,000 shares of AMISYS Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.01 per share.

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

    The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, one or more series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The HBOC Charter grants such power to the HBOC Board. The HBOC Board has designated one series of preferred stock, the Series A Junior Participating Preferred Stock. See "Incorporation of Certain Information by Reference." The AMISYS Charter also grants such power to the AMISYS Board. The AMISYS Board has not designated any series of preferred stock.

VOTING RIGHTS

    The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii), the bylaws, specify otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting, and (iii) in all matters other than the election of directors, the affirmative vote of a majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders. The holders of shares of HBOC Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of HBOC. The holders of shares of AMISYS Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of AMISYS.

NUMBER OF DIRECTORS

    Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The HBOC Bylaws provide that the number of members of the HBOC Board shall be not less than three nor more than fifteen, such number to be established by the HBOC Board or stockholders. The number of directors on the HBOC Board is currently nine. The AMISYS Charter specifies that the number of directors shall be not less than three nor more than twelve with the exact number of directors to be stated in the AMISYS Bylaws. The AMISYS Charter further provides that the AMISYS Board shall be divided into three classes, as nearly equal in number as possible. The number of directors constituting the AMISYS Board is currently seven.

ELECTION OF BOARD OF DIRECTORS

    The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, a corporation's certificate of incorporation may provide that stockholders of a corporation can elect directors by cumulative voting. Neither the HBOC Charter nor the AMISYS Charter provides for cumulative voting.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

    The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. The HBOC Charter generally requires the affirmative vote of four-fifths of the outstanding HBOC Common Stock to approve certain business combinations, except under certain circumstances. The AMISYS Charter does not contain any provision requiring a greater vote with respect to business combinations. See "--Anti-Takeover Protection."

SPECIAL MEETINGS OF STOCKHOLDERS

    Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the HBOC Charter and Bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President or by holders of four-fifths of the outstanding shares of HBOC Common Stock and shall be called by the Chairman of the Board or President at the request in writing of three-fourths of the directors of HBOC. Such requests shall state the purpose or purposes of the proposed meeting. The AMISYS Bylaws provide that special meetings of stockholders may be called by the AMISYS Board, the Chairman of the AMISYS Board, or by the Chief Executive Officer or the Secretary at the written request of the owners of 30% or more of the outstanding capital stock of AMISYS, issued and outstanding and entitled to vote. The written notice of a special meeting shall state the purpose or purposes for which the meeting is called.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided for in the certificate of incorporation. The HBOC Charter and the AMISYS Charter expressly prohibit written consents by stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote cannot be altered, amended or repealed except by such greater vote.

    The HBOC Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the HBOC Charter, except for those provisions relating to business combinations. The AMISYS Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the AMISYS Charter.

AMENDMENT OF BYLAWS

    Under the DGCL, the power to adopt, amend or repeal a corporation's bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. The HBOC Charter authorizes the HBOC Board to make, alter or repeal the HBOC Bylaws. The AMISYS Charter also authorizes the AMISYS Board to adopt, amend and repeal the AMISYS Bylaws.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Both the HBOC Charter and the AMISYS Charter provide for elimination of personal liability subject to the statutory exceptions.

    Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The HBOC Bylaws and the AMISYS Bylaws provide to directors and officers of HBOC and AMISYS, respectively, indemnification to the fullest extent provided by law. Additionally, the HBOC Bylaws and the AMISYS Charter provide that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is a director, officer, employee or agent may be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by HBOC or AMISYS, as the case may be, as authorized by relevant Delaware law.

PAYMENT OF DIVIDENDS

    The DGCL permits the payment of dividends and the redemption of shares out of a corporation's surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be so notified, and the dividends may in certain cases also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. Neither the HBOC Charter nor the AMISYS Charter has provisions limiting the payment of dividends.

ANTI-TAKEOVER PROTECTION

    Under the DGCL, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote thereon. However, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation.

    In addition to the DGCL's general requirements, Section 203 of the DGCL, "Business Combinations with Interested Stockholders," prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) unless certain super-majority votes are obtained. HBOC has opted out of Section 203 in its Bylaws. However, the HBOC Charter places certain restrictions on "Business Combinations" (such as a merger) with "Controlling Persons" (generally a person holding more than 10% of the HBOC Common Stock) unless, generally speaking, the Business Combination has been approved by the affirmative vote of the holders of four-fifths of the outstanding HBOC Common Stock not held by the Controlling Person or its related entities or by a majority of directors who were directors prior to the time the Controlling Person became a Controlling Person and who are not affiliated with the Controlling Person. Such provisions do not apply to the Merger. AMISYS has not opted out of Section 203 in the AMISYS Charter or Bylaws. Neither the HBOC Charter provisions nor Section 203 apply to the Merger.

APPRAISAL RIGHTS

    Generally, no appraisal rights are available under the DGCL for shares of any class of stock which are (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. Further, under the DGCL, stockholders of corporations being acquired pursuant to a merger have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (a) shares of the surviving corporation, (b) shares of any other corporation (i) listed on a national securities exchange, (ii) designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (iii) held of record by more than 2,000 stockholders or (c) cash in lieu of fractional shares, or any combination thereof. Stockholders entitled to appraisal rights subsequently receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger in which the corporation is a constituent corporation. Neither the HBOC Charter nor the AMISYS Charter contains such a provision on appraisal rights.

    The holders of shares of AMISYS Common Stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 262 of the DCGL because AMISYS Common Stock is designated as a national market system security on the Nasdaq NM.

                                BUSINESS OF HBOC

    HBOC develops integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling customers to add incremental capabilities to existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payers. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

    As of December 31, 1996, HBOC had 4,404 employees worldwide.

                               BUSINESS OF AMISYS

    AMISYS develops, markets and supports managed healthcare information systems for payers and providers who offer managed care products and services. AMISYS provides an integrated system solution, which includes AMISYS's proprietary AMISYS software, third-party hardware and software and implementation services (the "AMISYS System") that automate most of the operational underpinnings of AMISYS's managed care clients. These products and services are directed at supporting critical "risk-management" operational functions that help ensure the proper balance of premium revenue against healthcare utilization costs, availability and quality. The AMISYS software contains 29 fully integrated applications designed to support the full range of operations in managed care and risk-management administrative functions, including premium billing and receivables, capitation, utilization management and claims adjudication and payment.

    Historically, AMISYS's client base consisted primarily of HMOs. Since 1992, as managed care initiatives have spread throughout the healthcare system, AMISYS has broadened its client base to include many new entities that manage healthcare risk or administer managed healthcare products. AMISYS's installed base now includes commercial and Medicaid HMOs, indemnity insurers, integrated delivery systems, physician-hospital organizations, third-party administrators and mental health and other specialty managed care organizations. AMISYS currently has licenses with 80 clients supporting 87 sites nationwide. AMISYS estimates that its clients are utilizing or installing the AMISYS System to administer risk for approximately 8.2 million covered lives.

    As of December 31, 1996, AMISYS had 255 employees.

                    DIRECTORS AND EXECUTIVE OFFICERS OF HBOC

GENERAL

    The following table sets forth certain information regarding the directors and executive officers of HBOC as of March 1, 1997.

            NAME                  AGE                   POSITION WITH THE COMPANY
----------------------------      ---      ----------------------------------------------------

Charles W. McCall                     52   Director, President and Chief Executive Officer

Albert J. Bergonzi                    47   President, Enterprise Solutions

Jay P. Gilbertson                     36   Executive Vice President, Chief Financial Officer,
                                             Treasurer, Principal Accounting Officer and
                                             Secretary

Jay M. Lapine                         45   Vice President, General Counsel and Assistant
                                             Secretary

Russell G. Overton                    49   Senior Vice President-Business Development

Holcombe T. Green, Jr.                57   Chairman of the Board of Directors

Alfred C. Eckert III                  48   Director

Philip A. Incarnati                   42   Director

Alton F. Irby III                     56   Director

Gerald E. Mayo                        64   Director

James V. Napier                       60   Director

Charles E. Thoele                     61   Director

Donald C. Wegmiller                   58   Director

    Charles W. McCall has served as a Director, President and Chief Executive Officer of HBOC since 1991. Mr. McCall is also a Director of EIS International, Inc., Physician Support Systems, Inc., and WestPoint Stevens Inc.

    Albert J. Bergonzi has served as President, Enterprise Solutions since 1996. He served as Executive Vice President-Sales of HBOC from 1995 to 1996. From 1985 through 1995 he served as the Vice President and General Manager of HBOC's Amherst Product Group.

    Jay P. Gilbertson has served as Executive Vice President and Secretary since 1996 and Senior Vice President since 1995. Since 1993 he has served as Vice President-Finance, Chief Financial Officer, Treasurer and Assistant Secretary. In 1992, he served as Vice President-Controller and Chief Accounting Officer. Mr. Gilbertson is also a Director of Anacomp, Inc.

    Jay M. Lapine has served as Vice President, General Counsel and Assistant Secretary since 1996. From 1994 to 1996, he served as Associate General Counsel. From 1992 to 1994, prior to joining HBOC, Mr. Lapine was Executive Vice President and General Counsel of Premier Anesthesia, a publicly held contract management firm providing physician services to hospitals. From 1991 to 1992, he was Chief Executive Officer of Greater El Monte Community Hospital.

    Russell G. Overton has served as Senior Vice President-Business Development since 1992.

    Holcombe T. Green, Jr. is the Chairman of the Board of Directors of HBOC and has been a Director of HBOC since 1987. Mr. Green has served as the Chairman and Chief Executive Officer of WestPoint Stevens Inc., a textile manufacturing company, since October 1992. Mr. Green has been the Principal of Green Capital Investors, L.P., a private investment fund, since October 1987. He is also a Director of Georgia Gulf Corporation.

    Alfred C. Eckert III has been President of Greenwich Street Capital Partners, Inc., a private investment firm, since January 1994 and has been a Principal of Greycliff Partners, a private investment firm, since December 1991. Mr. Eckert is a Director of Georgia Gulf Corporation. He has been a Director of HBOC since 1990.

    Philip A. Incarnati has been President and Chief Executive Officer of McLaren Health Care Corporation, a fully-integrated healthcare delivery system, since June 1989. He has been a Director of HBOC since 1995.

    Alton F. Irby III has been Deputy Chairman, NatWest Markets Investment Banking, since November 1996, when it acquired J.O. Hambro Magan Irby & Co. Mr. Irby had been a Founding Partner in J.O. Hambro Magan Irby & Co. since its formation in 1988 and had served as Deputy Chairman since March 1994. He has been a Director of HBOC since 1990.

    Gerald E. Mayo has served as Chairman and, until January 1996, as President of Midland Financial Services, Inc., the holding company for The Midland Life Insurance Company which is the successor to The Midland Mutual Life Insurance Company, a life insurance and annuities company, since December 1994. Mr. Mayo served the predecessor company in similar capacities for over five years. Mr. Mayo is a Director of The Columbia Gas System, Inc. and Borror Corporation. He has been a Director of HBOC since 1991.

    James V. Napier has served as the Chairman of the Board of Directors of Scientific-Atlanta, Inc., a communications equipment manufacturer, since November 1992 and served as Acting Chief Executive Officer from December 1992 to July 1993. From June 1988 to October 1992, he was Chairman and President of Commercial Telephone Group, a telecommunication products company. Mr. Napier has been a private investor since August 1987. Mr. Napier is a Director of Engelhard Corporation, Intelligent Systems Corporation, Vulcan Materials Corporation, Personnel Group of America, Inc. and Westinghouse Air Brake Company. He has been a Director of HBOC since 1981.

    Charles E. Thoele has been a Consultant to Sisters of Mercy Health System, a not for profit healthcare system, since February 1991. Mr. Thoele is also a Director of Transcend Services, Inc. He has been a Director of HBOC since 1989.

    Donald C. Wegmiller has been President and Chief Executive Officer of Management Compensation Group/HealthCare Compensation, an executive and physician compensation consulting firm, since April 1993. He was Vice Chairman and President of HealthSpan Health Systems Corporation ("HealthSpan") from November 1992 to April 1993. From May 1987 to November 1992, has was President and Chief Executive Officer of Health One Corporation, a healthcare services company that merged with HealthSpan. Mr. Wegmiller is a Director of Medical Graphics Corporation, Possis Medical Corporation, Minnesota Power & Light Company, LifeRate Systems, Inc., SelectCare, Inc. and InPhyNet Medical Management, Inc. He has been a Director of HBOC since 1988.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    HBOC believes all stock transaction reports for 1996 required to be filed with the Commission were timely filed by officers and directors of HBOC.

                         EXECUTIVE COMPENSATION OF HBOC

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                     -------------------------------
                                                                                                 AWARDS
                                                                                     -------------------------------
                                                           ANNUAL COMPENSATION        RESTRICTED       SECURITIES       ALL OTHER
                                                       ----------------------------  STOCK AWARDS      UNDERLYING      COMPENSATION
             NAME AND PRINCIPAL POSITION               YEAR  SALARY ($)   BONUS ($)     ($)(1)      OPTIONS/SARS (#)       ($)
           -------------------------------             ----  ----------   ---------  ------------   ----------------   ------------
Charles W. McCall                                      1996   525,000     1,050,000        N/A          200,000            95,383(2)
  Chief Executive Officer                              1995   520,833       669,375    118,125          100,000            34,537
                                                       1994   491,667       637,532    112,468          100,000            38,206

Jay P. Gilbertson                                      1996   245,417       176,800     31,171          150,000            12,732(3)
  Chief Financial Officer                              1995   175,110        85,680     15,120           90,000             4,500
                                                       1994   145,833        57,383     10,116           20,000             4,500

Albert J. Bergonzi                                     1996   245,416       171,408     30,230          150,000            21,672(4)
  President, Enterprise                                1995   156,938        81,845     14,443          105,000             8,833
  Solutions                                            1994       N/A

Russell G. Overton                                     1996   168,333       115,600     20,349           25,000            16,160(5)
  Senior Vice President--                              1995   158,333        65,280     11,520           10,000             7,302
  Business Development                                 1994   148,833        53,564      9,435           20,000             6,981

Jay M. Lapine                                          1996   104,829        44,393      7,822           65,000             3,951(6)
  General Counsel                                      1995       N/A
                                                       1994       N/A

*ADDITIONAL PERSON WHO SERVED AS AN EXECUTIVE OFFICER THROUGH SEPTEMBER, 1996.

*James A. Gilbert                                      1996   151,667           N/A        N/A           40,000             4,500(7)
                                                       1995   179,885        80,325     14,175           35,000             9,054
                                                       1994   174,417        89,251     15,749           10,000             9,703

------------------------

(1) The dollar value of restricted stock awards for 1996 is calculated by multiplying $58.813, the closing market price of HBOC Common Stock on the Nasdaq NM on February 11, 1997, the date of the grant, by the number of shares awarded, including 530, 514, 346, and 133, shares of restricted stock for Messrs. Gilbertson, Bergonzi, Overton and Lapine, respectively. Such restricted stock will vest fully in two years. Dividends will be paid in accordance with regular quarterly dividends to stockholders of record. The aggregate number of shares of restricted stock held at December 31, 1996, by Messrs. McCall, Gilbertson, Bergonzi and Overton was 8,946, 906, 326 and 786, respectively, and the value of such shares on the date of grant (based upon the closing market price of HBOC Common Stock) was $230,897, $25,251, $14,426 and $20,941, respectively.

(2) Represents $13,500 annual premium paid by HBOC on $1,000,000 term life insurance policy; $4,500 in contributions by HBOC to the HBO & Company Profit Sharing and Savings Plan, a defined contribution plan (the "Profit Sharing Plan"); $16,737 in contributions by HBOC to the HBO & Company Key Employee Supplemental Retirement Plan, a defined contribution nonqualified plan ("SERP"), as well as $2,679 in interest under the SERP and $57,967 (representing stock award of 1,352 shares).

(3) Represents $4,500 in contributions by HBOC to the Profit Sharing Plan and $8,232 (representing stock award of 192 shares).

(4) Represents $4,500 in contributions by HBOC to the Profit Sharing Plan, $8,186 in contributions by HBOC to the SERP, as well as $668 in interest under the SERP and $8,318 (representing stock award of 194 shares).

(5) Represents $4,500 in contributions by HBOC to the Profit Sharing Plan, $2,898 in contributions by HBOC to the SERP, as well as $444 in interest under the SERP and $8,318 (representing stock award of 194 shares).

(6) Represents $3,951 in contributions by HBOC to the Profit Sharing Plan.

(7) Represents $4,500 in contributions by HBOC to the Profit Sharing Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         INDIVIDUAL GRANTS
                                                              ---------------------------------------
                                                                             % OF TOTAL
                                                                              OPTIONS/
                                                               NUMBER OF        SARS
                                                               SECURITIES    GRANTED TO
                                                               UNDERLYING    EMPLOYEES    EXERCISE OR                 GRANT DATE
                                                              OPTIONS/SARS   IN FISCAL    BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                                          GRANTED (#)       YEAR        ($/SH)         DATE          $(7)
------------------------------------------------------------  ------------   ----------   -----------   ----------  ---------------
Charles W. McCall (1).......................................    200,000          8.05%      $   56.75   11-12-2006    $ 6,756,000
                                                                                                                    ---------------
                                                                                                                    ---------------

Jay P. Gilbertson (2).......................................     50,000          6.04%      $   58.75     5-2-2006    $ 1,803,500
                                                                100,000                     $   56.75   11-12-2006    $ 3,378,000
                                                                                                                    ---------------
                                                                                                                      $ 5,181,500
                                                                                                                    ---------------
                                                                                                                    ---------------
Albert J. Bergonzi (3)......................................     50,000          6.04%      $   58.75     5-2-2006    $ 1,803,500
                                                                100,000                     $   56.75   11-12-2006    $ 3,378,000
                                                                                                                    ---------------
                                                                                                                      $ 5,181,500
                                                                                                                    ---------------
                                                                                                                    ---------------
Russell G. Overton (4)......................................     15,000          1.01%      $   44.125   2-13-2006    $   380,550
                                                                 10,000                     $   58.75     5-2-2006    $   360,700
                                                                                                                    ---------------
                                                                                                                      $   741,250
                                                                                                                    ---------------
                                                                                                                    ---------------
Jay M. Lapine (5)...........................................      5,000          2.62%      $   44.125   2-13-2006    $   126,850
                                                                 60,000                     $   56.75   11-12-2006    $ 2,026,800
                                                                                                                    ---------------
                                                                                                                      $ 2,153,650
                                                                                                                    ---------------
                                                                                                                    ---------------
*ADDITIONAL PERSON WHO SERVED AS AN EXECUTIVE OFFICER THROUGH SEPTEMBER, 1996.

*James A. Gilbert (6)                                            40,000          1.61%      $   58.75     5-2-2006    $ 1,442,800
                                                                                                                    ---------------
                                                                                                                    ---------------

(1) Option for 200,000 shares becomes exercisable in increments of 40,000 shares on November 12, 1997 through 2001.

(2) Option for 50,000 shares becomes exercisable in increments of 10,000 shares on May 2, 1997 through 2001. Option for 100,000 shares becomes exercisable in increments of 20,000 shares on November 12, 1997 through 2001.

(3) Option for 50,000 shares becomes exercisable in increments of 10,000 shares on May 2, 1997 through 2001. Option for 100,000 shares becomes exercisable in increments of 20,000 shares on November 12, 1997 through 2001.

(4) Option for 15,000 shares becomes exercisable in increments of 3,000 shares on February 13, 1997 through 2001. Option for 10,000 shares becomes exercisable in increments of 2,000 shares on May 2, 1997 through 2001.

(5) Option for 5,000 shares becomes exercisable in increments of 1,000 shares on February 13, 1997 through 2001. Option for 60,000 shares becomes exercisable in increments of 12,000 shares on November 12, 1997 through 2001.

(6) Option for 40,000 shares terminated upon resignation of officer as of September, 1996.

(7) The present value was calculated using the Black-Scholes methodology. HBOC's future stock performance will not necessarily be consistent with such valuation. The assumptions used to determine the value are as follows:

                                               CHARLES W.     JAY P.      ALBERT J.   RUSSELL G.     JAY M.      JAMES A.
                                                 MCCALL     GILBERTSON    BERGONZI      OVERTON      LAPINE       GILBERT
                                              ------------  -----------  -----------  -----------  -----------  -----------
Fair Market Value On
  Grant Date................................       56.75        58.75        58.75       44.125       44.125        58.75
                                                                56.75        56.75        58.75        56.75
Exercise Dates..............................       *             *            *            *            *            *
Risk-Free Rate (10-Year
  U.S.Treasury Strip as
  of Grant Date)............................        6.34%        7.05%        7.05%        5.69%        5.69%        7.05%
                                                                 6.34%        6.34%        7.05%        6.34%
Volatility (5-Year
  Closing Price Volatility).................        0.36         0.36         0.36         0.36         0.36         0.36
Annual Dividend Yield/Share.................        0.14%        0.14%        0.14%        0.18%        0.18%        0.14%
                                                                 0.14%        0.14%        0.14%        0.14%
Discount For Forfeitures....................           0%           0%           0%           0%           0%           0%
Discount For Non-transferability............           0%           0%           0%           0%           0%           0%

------------------------

* on expiration date

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                 NUMBER OF
                                                                                                SECURITIES           VALUE OF
                                                                                                UNDERLYING          UNEXERCISED
                                                                                                UNEXERCISED        IN-THE-MONEY
                                                                                               OPTIONS/SARS        OPTIONS/SARS
                                                                                                 AT FY-END         AT FY-END ($)
                                                       SHARES ACQUIRED                         EXERCISABLE/        EXERCISABLE/
NAME                                                   ON EXERCISE(#)    VALUE REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
-----------------------------------------------------  ---------------   ------------------   ---------------  ---------------------
Charles W. McCall                                          464,000          22,656,003        893,332/426,668   46,805,724/6,320,079
Jay P. Gilbertson                                           44,000           2,130,250         16,000/350,000      324,501/7,381,015
Albert J. Bergonzi                                             -0-                 -0-         48,400/327,600    1,570,440/5,641,139
Russell G. Overton                                          20,000             926,198             -0-/65,000          -0-/1,957,971
Jay M. Lapine                                                1,600              43,400             -0-/71,400            -0-/385,160

*ADDITIONAL PERSON WHO SERVED AS AN EXECUTIVE OFFICER THROUGH SEPTEMBER, 1996.

*James A. Gilbert                                           12,000             549,250                -0-/-0-                -0-/-0-

    CHANGE IN CONTROL ARRANGEMENTS. HBOC has one compensatory arrangement with its executive officers that will result from a change in control of HBOC. Under the stock option agreements ("Option Agreements") with each of HBOC's executive officers named in the table under "Summary Compensation Table" ("Optionees"), in the event there is a Change of Control (as defined below) of HBOC and either (i) the Optionee's employment by HBOC is terminated involuntarily by HBOC or (ii) the Optionee terminates his employment with HBOC for Good Reason (as such term is defined below), then the Option

Agreement shall not terminate but rather the Optionee shall have the immediate right to exercise the option with respect to all shares granted pursuant thereto at any time, whether or not then otherwise exercisable. See "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values." Further, should such Change of Control result in the termination of the Option Agreement without the simultaneous conversion of the option into options to purchase like stock of HBOC or a corporation acquiring or succeeding to the rights of HBOC in such Change of Control, upon terms substantially similar to those described therein, the option shall vest immediately. Generally, "Change of Control" includes certain tender offers, the sale of substantially all of HBOC's assets, acquisition by any person of 40% or more of the outstanding voting securities of HBOC and certain changes in the membership or composition of the HBOC Board.

    Generally, termination by an Optionee for "Good Reason" following a Change of Control includes certain changes in the Optionee's duties, certain salary reductions or cessation of bonus plans in which the Optionee participates, certain relocations or failure of HBOC to continue in effect certain benefit and compensation plans.

    During 1996, directors who were not officers of HBOC received a retainer of $5,000 per quarter and $1,000 for each HBOC Board and/or committee meeting attended, with the exception of the Chairman, Mr. Green, who received $11,000 per quarter plus $1,000 for each HBOC Board meeting attended. In addition, nonemployee directors received annual grants of options to purchase 10,000 shares of HBOC Common Stock upon re-election. During 1996, no fees were paid to any director who was employed by HBOC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    HBOC and HTG Corp., a corporation owned by Holcombe T. Green, Jr., Chairman of the Board of HBOC, each own a half interest in an airplane, which they operate pursuant to a Co-Ownership Agreement dated as of July 15, 1993 (the "Co-Ownership Agreement"). Pursuant to the Co-Ownership Agreement, each party paid one-half of the acquisition cost of $1.5 million as well as one-half of the initial readiness costs, an aggregate of $217,000, (together with the acquisition cost, the "Initial Costs"). Each party pays its own direct operating costs for use of the airplane and during 1996 each paid one-half of the cost of new equipment of approximately $31,500. For 1996, fixed costs were allocated based on the percentage of actual use. Payments made by either party on behalf of the other party are reimbursed at year-end based upon the percentage of use. For the year ended December 31, 1996, the percentages of use of HTG Corp. and HBOC were deemed to have been 50% and 50%, respectively. For 1996, total fixed and direct expenses of HTG Corp. and HBOC were $322,366 and $332,175, respectively. Pursuant to the Co-Ownership Agreement, HBOC has the right to cause HTG Corp. to purchase its interest in the airplane for the lesser of one-half of the fair market value or HBOC's portion of the Initial Costs.

    In 1995 in connection with the purchase of new equipment for the airplane and in order to repay approximately $1.1 million in indebtedness related to the acquisition of the airplane, HBOC and HTG Corp. jointly signed a series of notes in favor of a third-party lender to evidence borrowings of $3.0 million secured by the airplane. HTG Corp. has agreed to pay all principal and interest due under the notes and to indemnify HBOC in connection therewith. At December 31, 1996, approximately 2.7 million in borrowings remained outstanding.

    During 1996, St. John's Mercy Medical Center paid HBOC $1,002,335 for information systems and services. Mr. Thoele, a director of HBOC, is a Consultant to St. John's parent corporation, Sisters of Mercy Health System.

    During 1996, McLaren HealthCare Corporation paid HBOC $3,148,060 for information systems and services. Mr. Incarnati, a director of HBOC, is the President and Chief Executive Officer of McLaren HealthCare Corporation.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at AMISYS's 1997 annual meeting of stockholders were required to be received by AMISYS by December 1, 1996 for inclusion in AMISYS's proxy materials relating to such meeting. In the event the Merger is consummated, there will not be a 1997 annual meeting of stockholders of AMISYS.

                                 OTHER MATTERS

    The management of AMISYS knows of no other matters that may come before the Meeting. However, if matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named on the enclosed form of proxy to vote such proxy in accordance with their best judgment.

                             CERTAIN LEGAL MATTERS

    The validity of the shares of HBOC Common Stock offered hereby will be passed upon for HBOC by Jones, Day, Reavis & Pogue, Atlanta, Georgia. Certain tax matters in connection with the Merger have been passed upon for AMISYS by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The audited financial statements and schedule of HBOC incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of AMISYS in AMISYS's Annual Report (Form 10-K) for the year ended December 31, 1996, which is referred to and made a part of this Proxy Statement/Prospectus and the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their report thereon and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER, made this 10th day of February, 1997, by and among HBO & Company, a Delaware corporation ("Parent"); HBO & Company of Georgia, a Delaware corporation (hereinafter referred to as "Purchaser"); and AMISYS Managed Care Systems, Inc., a Delaware corporation (hereinafter referred to as the "Acquired Company");

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of the Acquired Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that the Acquired Company be merged with and into Purchaser, and, on or prior to the date hereof, such Boards of Directors have approved the merger of the Acquired Company with and into Purchaser upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I. DEFINITIONS.

    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

        1.1 "Acquired Company" shall mean AMISYS Managed Care Systems, Inc., a Delaware corporation.

        1.2 "Acquired Company Information" shall have the meaning set forth in
    Section 2.3.1.

        1.3 "Acquired Company Reports" shall have the meaning set forth in
    Section 3.21.

        1.4 "Acquired Company Software" shall have the meaning set forth in
    Section 3.14.2(iii).

        1.5 "Acquired Company Stock" shall mean the common stock, $.001 par value per share, of the Acquired Company.

        1.6 "Agreement" shall mean this Agreement of Merger.

        1.7 "Assumed Option" shall have the meaning set forth in Section 2.1.7.

        1.8 "Benefit Plans" shall have the meaning set forth in Section 3.16.

        1.9 "Certificate of Merger" shall have the meaning set forth in Section 2.1.2.

        1.10 "Certificates" shall have the meaning set forth in Section 2.2.2.

        1.11 "Closing" shall have the meaning set forth in Section 2.1.9.

        1.12 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1.

        1.13 "Covenants Not to Compete" shall mean the Covenants Not to Compete referred to in Section 6.11.

        1.14 "Customer Contracts" shall have the meaning set forth in Section 3.12.1.

        1.15 "Delaware Code" shall mean the Delaware General Corporation Law.

        1.16 "DOL" shall mean the United States Department of Labor.

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        1.17 "Effective Time" shall mean the time the Merger becomes effective, as set forth in Section 2.1.2.

        1.18 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.19 "ERISA Affiliate" shall mean, with respect to a Person, any other Person that is required to be aggregated with such Person under Tax Code
    Section 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

        1.20 "ERISA Plan" shall have the meaning set forth in Section 3.16.

        1.21 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.22 "Exchange Agent" shall mean the person designated by Purchaser as the Exchange Agent pursuant to Section 2.2.1 hereof.

        1.23 "Exchange Ratio" shall mean the ratio of exchange pursuant to the Merger between each share of Acquired Company Stock and each share of Parent Stock, as determined pursuant to the provisions of Section 2.1.6.

        1.24 "Existing Option" shall have the meaning set forth in Section
    2.1.7.

        1.25 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        1.26 "Hazardous Substance" shall have the meaning set forth in Section 3.18.

        1.27 "IRS" shall mean the United States Internal Revenue Service.

        1.28 "Licensed Software" shall have the meaning set forth in Section 3.14.2(ii).

        1.29 "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the corporation in question.

        1.30 "Material Contract" shall have the meaning set forth in Section 3.12.9.

        1.31 "Merger" shall mean the merger of the Acquired Company with and into Purchaser, as set forth in Section 2.1.1.

        1.32 "Merger Consideration" shall have the meaning set forth in Section 2.1.6(c).

        1.33 "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotation System.

        1.34 "1933 Act" shall mean the Securities Act of 1933, as amended.

        1.35 "1994, 1995 and 1996 Financial Statements" shall have the meaning set forth in Section 3.5.1.

        1.36 "Owned Software" shall have the meaning set forth in the first paragraph of Section 3.13.

        1.37 "Parent" shall mean HBO & Company, a Delaware corporation, which is the sole stockholder of Purchaser.

        1.38 "Parent Reports" shall have the meaning set forth in Section 4.5.

        1.39 "Parent Stock" shall mean the common stock, $0.05 par value per share, of Parent.

        1.40 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

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
        1.41 "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation or a professional association.

        1.42 "Purchaser" shall mean HBO & Company of Georgia, a Delaware corporation, and wholly-owned subsidiary of Parent.

        1.43 "Real Property" shall have the meaning set forth in Section 3.18.

        1.44 "Registration Statement" shall have the meaning set forth in
    Section 2.3.1.

        1.45 "SEC" shall mean the Securities and Exchange Commission.

        1.46 "Stock Plans" shall mean the 1994 Equity Incentive Plan and the Directors' Stock Option Plan.

        1.47 "Surviving Corporation" shall have the meaning set forth in Section
    2.1.1 hereof.

        1.48 "Takeover Proposal" shall have the meaning set forth in Section
    2.11 hereof.

        1.49 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.50 "401(k) Plan" shall mean the AMISYS Managed Care Systems, Inc. Employee 401(k) Plan.

II. COVENANTS AND UNDERTAKINGS.

    2.1  TERMS AND APPROVAL OF MERGER.

        2.1.1. TERMS OF THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Code, the Acquired Company shall be merged with and into Purchaser (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof. Following the Merger, Purchaser shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Acquired Company shall cease.

        2.1.2. EFFECTIVE TIME; EFFECTS OF THE MERGER. The Merger shall become effective when both (i) this Agreement shall be adopted and approved by the stockholders of the Acquired Company in accordance with the applicable provisions of the Delaware Code and (ii) a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Delaware Code is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time"). The Merger shall have the effects set forth in the Delaware Code.

        2.1.3. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Purchaser as in effect immediately preceding the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Purchaser as in effect immediately preceding the Effective Time shall be the Bylaws of the Surviving Corporation.

        2.1.4. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        2.1.5. OFFICERS. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        2.1.6. CONVERSION OF SHARES. (a) Subject to Section 2.1.6(g) below, each outstanding share of Acquired Company Stock issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into thirty five hundredths (0.35) of a share of Parent Stock, deliverable to the holder thereof without interest on the value thereof.

           (b) Each share of Acquired Company Stock held in the treasury of the Acquired Company shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist.

           (c) Subject to any applicable escheat laws, until surrendered and exchanged pursuant hereto, each certificate that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock shall be deemed for all corporate purposes of Parent, subject, however, to the other provisions of this Section 2.1.6, to evidence the ownership of the number of whole shares of Parent Stock into which the shares of Acquired Company Stock represented thereby shall have been converted, together with the right to receive the amount of cash in lieu of a fractional share, if any, pursuant to subsections (a) and (d) of this
       Section 2.1.6. (The shares of Parent Stock, and any cash in lieu of a fraction thereof, receivable by each Acquired Company stockholder as described in Sections 2.1.6(a) above and 2.1.6(d) below, are referred to hereinafter as the "Merger Consideration."). No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Parent Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any certificate that at the Effective Time represented Acquired Company Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for Parent Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to Parent Stock subsequent to the Effective Time. No interest shall be payable with respect to such payment or delivery of any dividends or other distributions upon the surrender of certificates that represented Acquired Company Stock at the Effective Time.

           (d) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon surrender of certificates representing Acquired Company Stock converted pursuant hereto, and no dividend, stock split, or other distribution of Parent shall relate to any such fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, any holder of Acquired Company Stock shall be entitled, upon surrender in accordance herewith of such holder's certificate or certificates representing Acquired Company Stock, to receive a cash payment therefor, without interest, at a PRO RATA amount based on the average closing market price per share (or if there is no sale on any such day, then the average between the closing bid and ask prices on any such day) for shares of Parent Stock during the fifteen (15) consecutive trading days ending on the third trading day prior to the date of the special meeting of stockholders of the Acquired Company held to approve the Merger, as reported by Nasdaq (the "Market Value"). No interest shall accrue with respect to any cash held for the benefit of holders of unsurrendered certificates theretofore representing shares of Acquired Company Stock at the Effective Time.

           (e) All shares of Parent Stock into which shares of the Acquired Company Stock have been converted pursuant to this Section 2.1.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

           (f) The stock transfer books of Acquired Company Stock shall be closed at the Effective Time, and thereafter no transfer of any such shares of Acquired Company Stock shall be recorded thereon. In the event a transfer of ownership of shares of Acquired Company Stock is not recorded on the stock transfer books of the Acquired Company, a certificate or certificates representing the number of whole shares of Parent Stock into which such shares of Acquired Company Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of Acquired Company Stock if the certificate or certificates representing such shares of Acquired Company Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of Acquired Company Stock and by the payment of any applicable stock transfer tax with respect to such transfer, subject to compliance with any restrictions or conditions contained herein with respect to the transfer of shares of Acquired Company Stock.

           (g) In the event that Parent at any time or from time to time after the date of this Agreement but prior to the Effective Time effects a subdivision (by means of a stock split, stock dividend or similar event) or combination of the outstanding Parent Stock into a greater or lesser number of shares, then and in each such event the Exchange Ratio and the Market Value shall be increased or decreased proportionately and the other provisions of this Section 2.1.6 shall be construed to give effect thereto.

        2.1.7. STOCK PLANS. (a) At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under each of the outstanding options previously granted under the Stock Plans (each such option existing immediately prior to the Effective Time being called an "Existing Option," and each such option so assumed by Parent being called an "Assumed Option"), by which assumption the optionee shall have the right to purchase that number of shares of Parent Stock (rounded down to the nearest whole) into which the number of shares of Acquired Company Stock the optionee was entitled to purchase under the Existing Option would have been converted pursuant to the terms of the Merger as described in Section 2.1.6 hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Parent for Acquired Company as issuer and employment by Parent, Purchaser or one of their respective subsidiaries for employment by the Acquired Company. The aggregate price for the total number of shares of Parent Stock at which the Assumed Option may be exercised shall be the aggregate price at which the Existing Option was exercisable for the total number of shares of Acquired Company Stock, reduced (as necessary for purposes of rounding down) to the price that will buy the number of whole shares for which the Assumed Option will be exercisable in accordance with this paragraph (a), and the purchase price per share of Parent Stock thereunder shall be such aggregate price divided by the total number of shares of Parent Stock covered thereby. The assumption of the Assumed Options by Parent as provided in this Section 2.1.7 shall not, except as provided herein, provide the holders thereof additional benefits which they did not have immediately prior to the Effective Time or relieve the holders thereof of any obligations or restrictions applicable to the Assumed Options or the shares of Parent Stock obtainable upon exercise of the Assumed Options. EXHIBIT 2.1.7 sets forth all outstanding stock options, stock appreciation rights, phantom stock awards, performance share unit awards, equity participation rights, or similar awards outstanding under the Stock Plans or any other Benefit Plan as of the date hereof.

           (b) At the Effective Time, each outstanding share of Acquired Company Stock subject to restriction or risk of forfeiture under the 1994 Equity Incentive Plan shall be converted into a share of Parent Stock in accordance with Section 2.1.6 and shall remain subject to such restriction or risk of forfeiture to the extent provided in such plan or the related agreement. For purposes of any restriction or risk of forfeiture relating to continued employment, employment by Parent, Purchaser or one of their respective subsidiaries shall constitute employment by the Acquired Company.

        2.1.8. STOCKHOLDERS' MEETING. The Acquired Company, acting through its Board of Directors, shall:

           (a) promptly furnish a copy of the proxy statement/prospectus included in the Registration Statement to each of its stockholders after the Registration Statement has become effective with the SEC;

           (b) duly call, give notice of, convene and hold a special meeting of its stockholders and submit this Agreement and the Merger and any related matters, as appropriate, to a vote of the Acquired Company's stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement and any such related matters; and

           (c) use its reasonable best efforts, subject to the provisions of
       Section 2.11, to obtain the necessary approval of the Merger by its stockholders.

        2.1.9. CLOSING; FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof, the Acquired Company and Purchaser shall execute and file the Certificate of Merger referred to in Section 2.1.2 in the manner required by the Delaware Code, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.1.9, a closing (the "Closing") will be held as set forth in Section 8.1 hereof, for the purpose of confirming all of the foregoing.

        2.1.10. QUALIFIED PLANS. Prior to the Closing Date, the Acquired Company shall adopt appropriate resolutions and take any and all further actions necessary to terminate the 401(k) Plan effective as of the date immediately preceding the Closing Date. In addition, participants in the 401(k) Plan shall make no further deferrals under such plan and the Acquired Company shall make no further contributions to the 401(k) Plan, except for contributions necessary to fulfill obligations incurred through the termination date of the 401(k) Plan. Parent and Purchaser shall take such action that will permit current participants in the 401(k) Plan who are employed by Purchaser on the date of distribution of the participant's account balance under the 401(k) Plan to effect a direct rollover of such distribution to the HBO & Company Profit Sharing and Savings Plan. Parent and Purchaser shall also take such action as necessary to credit each 401(k) Plan participant who becomes employed by Purchaser on the Closing Date with such participant's years of service under the 401(k) Plan for purposes of calculating vesting in contributions under the HBO & Company Profit Sharing and Savings Plan, up to a maximum of five (5) years.

    2.2  DELIVERY OF MERGER CONSIDERATION.

        2.2.1. EXCHANGE AGENT. Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as exchange agent in connection with the Merger (the "Exchange Agent"). At the Effective Time, Purchaser or Parent shall take all steps necessary to enable and cause Parent or the Surviving Corporation to provide the Exchange Agent with the shares of Parent Stock and cash in respect of fractional shares necessary to deliver the Merger Consideration to each holder of Acquired Company Stock as contemplated by Section 2.1.6 hereof prior to the time that such deliveries are required to be made by the Exchange Agent as provided in this Section 2.2.

        2.2.2.  SURRENDER OF CERTIFICATES AND DELIVERY OF MERGER
    CONSIDERATION. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock (the "Certificates"), a letter of transmittal in customary form (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate, and such Certificate shall forthwith be cancelled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent or the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

        2.2.3. ESCHEAT LAWS. Notwithstanding any provision of this Article II to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of Acquired Company Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.3  SEC REGISTRATION.

        2.3.1. The Acquired Company shall furnish to Parent such information, including information about the Acquired Company (including its affiliates), as may be necessary to enable Parent to prepare and file with the SEC a Registration Statement on Form S-4 under the 1933 Act, and the rules and regulations promulgated thereunder, in respect of the Parent Stock to be issued by reason of the Merger (such registration statement, including the prospectus and included therein the proxy statement to be furnished to the holders of the Acquired Company Stock, in each case together with any amendments or supplements thereto, being referred to in this Agreement as the "Registration Statement"). Each party will provide to the other parties, or their counsel, drafts of the information related to or customarily provided by such party to be included in the Registration Statement on Form S-4 and will generally cooperate with each other in the preparation thereof. The Acquired Company covenants that the Acquired Company Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or at the time of the meeting of the Acquired Company's stockholders held to approve the Merger Agreement, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of the Acquired Company with respect to the Acquired Company Information that is required to be set forth in an amendment or supplement to the Registration Statement, the Acquired Company shall immediately notify Parent and shall assist Parent in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 2.3.4 below. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Registration Statement insofar as it relates to information concerning the Acquired Company or its business, assets, directors, officers, or stockholders or any of its affiliates or other matters pertaining to the Acquired Company that is supplied by the Acquired Company for inclusion in the Registration Statement, including by incorporation by reference to SEC filings (the "Acquired Company Information") shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the

    Exchange Act and the rules and regulations thereunder; except that the Acquired Company shall have no liability or obligation for any information other than the Acquired Company Information.

        2.3.2. The Acquired Company shall instruct its accountants, Coopers & Lybrand L.L.P., to deliver and shall use its reasonable best efforts to cause such accountants to deliver to Parent letters dated at the time the Registration Statement becomes effective and as of the Closing Date, addressed to Parent, each containing both (i) its concurrence with the conclusion of the Acquired Company's management that no conditions exist with respect to the Acquired Company that would preclude accounting for the Merger as a "pooling of interests," which letters shall be substantially in the form of the opinion letter attached as EXHIBIT 2.3.2(A) hereto; and (ii) such matters as are customarily contained in auditors' letters regarding information about the Acquired Company included in the Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to cause its accountants, Arthur Andersen LLP, to deliver to the Acquired Company letters at such times to the effect that the Parent satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests", which letters shall be substantially in the form of the letter attached as EXHIBIT 2.3.2(B) hereto.

        2.3.3. Parent shall file the Registration Statement and use its reasonable best efforts to have it declared effective by the SEC as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Parent Stock in the Merger; except that such covenant of Parent is made, as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying solely on timely and full compliance with Sections 2.3.1 and 2.3.2. Parent will, in a timely manner, provide the Acquired Company with copies of any written communications to or from the SEC and notify the Acquired Company of any material oral communications to or from the SEC with respect to the Registration Statement or the transactions contemplated thereby.

        2.3.4. Parent covenants that the information included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or at the time of the meeting of the Acquired Company's stockholders held to approve the Merger, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading; except that Parent makes no covenant as to those portions of the Registration Statement containing or required to contain Acquired Company Information. If at any time prior to the Effective Time any event or circumstance should come to the attention of Parent that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall promptly, taking into account all then existing circumstances, amend or supplement appropriately the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement.

        2.3.5. The Registration Statement and all other documents required to be filed by Parent with the SEC in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Parent shall have no liability or obligation for any failure to comply with such requirements arising out of the Acquired Company Information.

        2.3.6. Parent shall use all reasonable best efforts to take such action as may be necessary to ensure that the requirements of Rule 144(c) under the Securities Act are satisfied so as to enable any "affiliates" of the Acquired Company (as that term is used in Rule 145 under the Securities Act) to offer or sell the Parent Stock received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

        2.3.7. Parent shall use all reasonable best efforts to obtain prior to the effective date of the Registration Statement all necessary "Blue Sky" permits and approvals, if any, required to consummate the Merger.

        2.3.8. As soon as reasonably practicable following the Closing Date, Parent shall file a registration statement on Form S-8 covering shares of Parent Stock issuable pursuant to the Stock Plans; although such obligation is subject to and conditional on the Acquired Company providing Parent with all information requested by Parent in connection therewith.

    2.4  AFFILIATES.

           (a) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the Securities Act on the date of the Acquired Company's stockholder meeting held to approve the Merger to deliver to Parent at the Closing a written agreement substantially in the form attached hereto as EXHIBIT 2.4(A) ("Rule 145 Letters").

           (b) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the Securities Act 31 days prior to the date of the Acquired Company's stockholder meeting to deliver to the Parent on such date a written agreement substantially in the form attached hereto as EXHIBIT 2.4(B) ("Pooling Letters").

    2.5 TRADING PROHIBITIONS. Each of Parent, Purchaser and the Acquired Company hereby acknowledges that as a result of disclosures by Parent, Purchaser and the Acquired Company contemplated under this Agreement, Parent, Purchaser and the Acquired Company and their respective affiliates may, from time to time, have material, non-public information concerning each other. Each of Parent, Purchaser and the Acquired Company confirms that it and its respective affiliates are aware, and that it has advised its representatives that, (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

    2.6  CONDUCT OF THE BUSINESS OF THE ACQUIRED COMPANY PRIOR TO CLOSING.

        2.6.1. Except (i) as set forth on EXHIBIT 2.6, (ii) with the prior consent in writing of Purchaser, (iii) as may be required to effect the transactions contemplated by this Agreement, or (iv) as provided otherwise in this Agreement, the Acquired Company covenants that, between the date of this Agreement and the Effective Time, the Acquired Company will conduct its business in the ordinary course, and that it will:

           (a) preserve the organization of the Acquired Company intact and use its reasonable best efforts to preserve the goodwill of customers and others having business relations with the Acquired Company;

           (b) maintain the properties of the Acquired Company in substantially the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted;

           (c) not effect any sale, assignment or transfer of any of its assets except in the ordinary course of business;

           (d) keep in force at no less than their present limits all existing policies of insurance or comparable replacements thereof insuring the Acquired Company and its properties;

           (e) not enter into any contract, commitment, arrangement or transaction of the type described in Section 3.12 hereof or suffer, permit or incur any of the transactions or events described in Section
       3.9 hereof to the extent such events or transactions are within the control of the Acquired Company (except that the Acquired Company may enter into new license agreements and support and maintenance agreements and other agreements with customers and continue to make purchases from equipment and hardware vendors, all in the ordinary course of business on terms and prices consistent with historical practices);

           (f) not make or permit any change in the Acquired Company's Certificate of Incorporation or Bylaws, or in its authorized, issued or outstanding securities (except for the issuance of Acquired Company Stock pursuant to exercise of stock options pursuant to the Stock Plans);

           (g) not grant any stock option or right to purchase any security of the Acquired Company, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend, make any other distribution or declare any split in respect of such securities;

           (h) not adopt any new Benefit Plan or amend, supplement, or accelerate the timing of payments or vesting under any existing Benefit Plan, and not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums that may become due and except for contributions, vesting or distributions required (and not discretionary) pursuant to the terms of any Benefit Plans);

           (i) not change the amortization or capitalization policies for Owned Software or otherwise make any changes in the accounting policies of the Acquired Company;

           (j) not issue any notes, bonds or other debt security, or create, incur, assume or guarantee any indebtedness for borrowed money unless approved in writing by Purchaser;

           (k) not issue any shares of Acquired Company Stock other than shares issuable upon exercise of presently exercisable options;

           (l) not alter in any manner the terms, conditions or dates of vesting or exercise of any of the Options;

           (m) not effect any acquisition, by purchase of stock, assets or otherwise, of any business or portion thereof or of any Person; and

           (n) promptly advise Purchaser in writing of any matters arising of which the Acquired Company becomes aware after the date of this Agreement that, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

        2.6.2. Except after prior notification to, and with the prior written consent of, Purchaser, which consent shall not be unreasonably withheld, the Acquired Company shall not make, between the date of this Agreement and the Effective Time, any change in its banking or safe deposit arrangements or grant any powers of attorney.

    2.7 FILING OF TAX RETURNS. The Acquired Company shall cause all of the Acquired Company's federal, state and local tax returns required to be timely filed before the Effective Time to be timely and accurately filed with the appropriate taxing authorities. For purposes of this Section 2.7, such returns shall be deemed timely filed if the Acquired Company has obtained an extension from the appropriate taxing authority as to the time in which it may file such tax returns. The Acquired Company shall submit all such tax returns to Purchaser at least fifteen (15) days prior to the date they must be filed, and Purchaser shall have the opportunity to comment on and approve such returns, which approval shall not unreasonably be withheld.

    2.8  EXAMINATION OF PROPERTY AND RECORDS; CONFIDENTIALITY OF INFORMATION.

        2.8.1. Between the date of this Agreement and the Effective Time, the Acquired Company shall allow Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Company that may be reasonably requested, and the Acquired Company shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Acquired Company that may be reasonably requested. Between the date of this Agreement and the Effective Time Parent shall provide, upon reasonable prior notice, to the Acquired Company such information about the Parent as the Chief Executive Officer or Chief Financial Officer of the Acquired Company reasonably may request in the context of the transactions provided for herein. All such requests shall be directed to the Chief Financial Officer of the Parent. Each party shall conduct any investigation in a manner that will not unreasonably interfere with the businesses of the other party.

        2.8.2. All non-public information acquired by any party hereto pursuant to this Section 2.8 or otherwise, whether or not in writing, concerning the business, operations and affairs of any other party to this Agreement, will be kept confidential and will not be disclosed to any Person other than the parties hereto or their authorized representatives (who shall be subject to the same obligations) and will not be used for any purpose other than the consummation of the Merger and the related transactions described herein, subject to any legal disclosure obligation of any party upon advice from counsel and prior notice to the other party. Promptly upon termination of this Agreement, and at the request of any party hereto, all written materials thus obtained by any other party or any of its representatives and all copies and extracts of such materials will be delivered to the disclosing party or destroyed, if requested by the disclosing party.

    2.9 CONSENTS AND APPROVALS. The Acquired Company shall use its reasonable best efforts (without requiring the payment of money) to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any Material Contract, or any judgment, decree or order to which the Acquired Company is a party or subject on the Effective Time and
(a) that would prohibit or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All obtained written waivers, consents and approvals shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

    2.10 SUPPLYING OF FINANCIAL STATEMENTS. The Acquired Company shall deliver to Purchaser all regularly prepared audited and unaudited consolidated and consolidating financial statements of the Acquired Company prepared after the date of this Agreement, in format historically published or utilized internally (as applicable), and any financial statements prepared for filing with the SEC, as soon as each is available.

    2.11 NO SOLICITATION. The Acquired Company shall not and the Acquired Company shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Acquired Company to solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereafter defined). The Acquired Company shall as soon as reasonably practicable advise Purchaser of any Takeover Proposal or any inquiries or discussions with respect thereto. Neither the Board of Directors of the Acquired Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser the approval or recommendation by the Board of Directors of the Acquired Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding shares of Acquired Company Stock other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Acquired Company from furnishing information to or entering into discussions or negotiations with any unsolicited person or entity if and only to the extent that the Board of Directors of the Acquired Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of outside counsel or complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended. The Acquired Company will as soon as reasonably practicable notify the Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Acquired Company. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Purchaser or any of its affiliates, for a merger, share exchange or other business combination involving the Acquired Company or any proposal or offer to acquire in any manner a substantial equity interest in the Acquired Company or a substantial portion of the assets of the Acquired Company.

    2.12 HSR ACT FILINGS. Parent and the Acquired Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith, and shall furnish the other all information in its possession necessary therefor. Parent and the Acquired Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such party shall withdraw any such filing or submission without the written consent of the other.

    2.13 TAX REPORTING. For federal and state tax purposes, Purchaser and Parent shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Tax Code and similar state laws. Prior to the Effective Time, the Acquired Company will deliver to Purchaser and Parent letters to the reasonable satisfaction of Purchaser and Parent from the Acquired Company and certain of its stockholders that when read together provide assurance that there is no plan or intention on the part of the stockholders of the Acquired Company (or knowledge of such plan or intent to the extent the Acquired Company provides a representation with respect to holders of less than five percent (5%) of the Acquired Company Stock) to sell, exchange or otherwise dispose of a number of shares of Parent Stock received in the Merger that would reduce the Acquired Company's stockholders' ownership of Parent Stock received in the Merger to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the outstanding stock of Acquired Company immediately prior to the Effective Time.

    2.14 INDEMNIFICATION OF ACQUIRED COMPANY OFFICERS AND DIRECTORS. The Purchaser agrees that subsequent to the Closing it will provide to the directors and officers of the Acquired Company indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of the Acquired Company with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved). Parent shall cause to be maintained in effect for twelve (12) months following the Closing the current policies of directors' and officers' liability insurance currently maintained by the Acquired Company, which policies are described on EXHIBIT 3.19, at no greater than one hundred ten percent (110%) of the annual premiums for such coverage as of the date hereof (as reflected on such EXHIBIT 3.19), provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous (including, without limitation, coverage under Parent's existing policies of directors' and officers' liability insurance). In the event that the premiums for the continued coverage exceed 110% of the premiums for the coverage as of the date hereof (the "110% Amount"), Purchaser shall either substitute coverage meeting the requirements of the proviso in the preceding sentence or continue the existing insurance but reduce the maximum amount of coverage to that available for premiums equal to the 110% Amount.

    2.15 CERTAIN REPORTS. In the event the Merger is effective in the month of April, 1997, Parent will use its reasonable best efforts to make publicly available through a filing with the SEC the combined results of operations of Parent, Purchaser and the Acquired Company for the month of May, 1997 by June 20, 1997. In the event the Merger is effective later than April 30, 1997, Parent will use its reasonable best efforts to include the combined results of operations of Parent, Purchaser and the Acquired Company for the thirty (30) days following the effective date of the Merger in Parent's 10-Q Quarterly Report for the quarter ending June 30, 1997.

III. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY.

    The Acquired Company represents and warrants to Purchaser and Parent as follows:

    3.1  ORGANIZATION, STANDING AND FOREIGN QUALIFICATION.

        3.1.1. The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

        3.1.2. The Acquired Company is duly qualified and/or licensed to transact business and is in good standing as a foreign corporation in the jurisdictions listed in EXHIBIT 3.1 hereto except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect upon the Acquired Company, and the character of the property owned or leased by the Acquired Company and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon the Acquired Company.

    3.2  AUTHORITY AND STATUS.

        3.2.1. The Board of Directors of the Acquired Company, by unanimous vote of all directors present at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Acquired Company and (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of the Acquired Company.

        3.2.2. The Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the stockholders of the Acquired Company, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. The execution, delivery and performance by the Acquired Company of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Acquired Company. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by the Acquired Company in connection herewith are valid and legally binding obligations of Purchaser and Parent, this Agreement and, subject to the approval referred to in
    Section 5.4 hereof, each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Company in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Acquired Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as EXHIBIT 3.2 are true, correct and complete copies of the current Certificate of Incorporation and Bylaws of the Acquired Company.

        3.2.3. The Board of Directors of the Acquired Company received an opinion from Alex. Brown & Sons Incorporated, its financial advisor, concurrently with the approval described in Section 3.2.1 above to the effect that the Exchange Ratio is fair, from a financial point of view, to the Acquired Company's stockholders.

    3.3 CAPITALIZATION. The entire authorized capital stock of the Acquired Company consists of thirty million (30,000,000) shares of stock, of which twenty-five million (25,000,000) shares are designated Common Stock, par value $.001 per share, and five million (5,000,000) shares are designated Preferred Stock, par value $.01 per share. Of the total authorized Common Stock, as of February 7, 1997, seven million seven hundred fifty-eight thousand three hundred (7,758,300) shares were issued and outstanding and no shares were held in the Acquired Company's treasury. Of the total authorized Preferred Stock, no shares were issued and outstanding. As of February 7, 1997, there were options outstanding under the Stock Plans entitling the optionees thereunder upon valid exercise to acquire in the aggregate one million sixty-eight thousand thirty-four (1,068,034) shares of Common Stock. All of the outstanding shares of Acquired Company Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Acquired Company is entitled to or subject to preemptive rights. Other than the requisite stockholder vote to consummate the Merger, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Company or the capital stock of the Acquired Company. Except as set forth on EXHIBIT 3.3, there are no outstanding options, warrants, calls, commitments or plans by the Acquired Company to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of their capital stock, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Acquired Company. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Acquired Company is a party or is bound with respect to the voting of the capital stock of the Acquired Company.

    3.4 ABSENCE OF EQUITY INVESTMENTS. Except as described in EXHIBIT 3.4 hereto, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity.

    3.5  LIABILITIES AND OBLIGATIONS OF THE ACQUIRED COMPANY.

        3.5.1. Attached hereto as EXHIBIT 3.5.1 are true, correct and complete copies of the Acquired Company's audited balance sheets as of December 31, 1994, December 31, 1995 and unaudited balance sheets as of December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, together with any reports of Coopers & Lybrand L.L.P. thereon (respectively, the "1994, 1995 and 1996 Financial Statements"). The 1994, 1995 and 1996 Financial Statements are complete, have been prepared in accordance with generally accepted accounting principles, consistently applied, fairly present in all material respects the financial condition of the Acquired Company as of the respective dates thereof (subject in the case of the 1996 Financial Statement, to the absence of footnotes), and disclose all liabilities of the Acquired Company, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

        3.5.2. The Acquired Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) including, without limitation, any liability that might result from an audit of their tax returns by any appropriate authority, except for (a) the liabilities and obligations of the Acquired

    Company that are disclosed or reserved against in the 1996 Financial Statements or EXHIBIT 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, (b) liabilities incurred or accrued in the ordinary course of business since December 31, 1996 and liabilities incurred in connection with the transactions referred to herein and (c) any other liabilities that would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company.

        3.5.3. Except as disclosed in the 1996 Financial Statements or EXHIBIT 3.5.2, the Acquired Company is not in default with respect to any liabilities or obligations, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company and all such liabilities or obligations shown or reflected in the 1996 Financial Statements or EXHIBIT 3.5.2 and such liabilities incurred or accrued subsequent to December 31, 1996 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated in EXHIBIT 3.5.2.

    3.6  TAX RETURNS.

        3.6.1. The Acquired Company has, as of the date hereof, and prior to the Effective Time will have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by it prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns, except where the failure to so file any such return or report would not individually or in the aggregate have a Material Adverse Effect upon the Acquired Company. The tax basis of all assets of the Acquired Company as reflected on its books and records is correct and accurate in all material aspects. Except as described on EXHIBIT 3.6, the Acquired Company is not, nor will it become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section 3.6. No assessments or notices of deficiency or other communications have been received by the Acquired Company, nor to the knowledge of the Acquired Company have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved in the 1996 Financial Statements or EXHIBIT 3.6 hereto, and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as set forth on EXHIBIT 3.6, there are no agreements between the Acquired Company and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and the Acquired Company has not filed any consent or election under the Tax Code, including, without limitation, any election under
    Section 341(f) of the Tax Code.

        3.6.2. The Acquired Company has not made any parachute payments as such term is defined in Section 280G of the Tax Code, is not obligated to make any parachute payments, and is not a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code.

        3.6.3. The Acquired Company (a) has withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of the Acquired Company, (b) has correctly and properly prepared and duly and timely filed all returns and reports relating to those amounts withheld from its officers and employees and to its employer liability for employment taxes under the Tax Code and applicable state and local laws and (c) has duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from its officers and employees and any additional amounts that represent its employer liability under applicable law for employment taxes.

        3.6.4. Except as described on Exhibit 3.6, no issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that would have individually or in the aggregate, if determined adversely, a Material Adverse Effect on the Acquired Company.

        3.6.5. The Audited Financial Statements and the Interim Financial Statements include, and the accounts of the Acquired Company will include, for all periods up to and including the most recent balance sheet date included within such accounts, adequate provision for all unpaid applicable taxes, assessments, fees and charges relating to the Acquired Company.

        3.6.6. The Acquired Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Tax Code.

    3.7. OWNERSHIP OF ASSETS. The Acquired Company has title to all of its respective properties and assets, other than leased or licensed property, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except (i) for those encumbrances or defects in title not material to the continued use or ownership of any such properties and assets in the ordinary course, (ii) as disclosed or reserved against in EXHIBIT 3.7 or reserved against in the 1996 Financial Statements (to the extent and in the amounts so disclosed or reserved against) and (iii) for liens arising from current taxes not yet due and payable. The Acquired Company has not received any payment from a lessor or licensor in connection with or as inducement for entering into a lease or license in which the Acquired Company is a lessee or licensee, except licenses, fees and similar payment in historical amounts and in the ordinary course of business. All buildings and material items of machinery and equipment owned or leased by the Acquired Company are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Except as reserved against in the 1996 Financial Statements, the inventories of the Acquired Company consist only of items of supplies and equipment of a quality and quantity usable in the normal course of its business. The Acquired Company has received no notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased, which such violations would have individually or in the aggregate a Material Adverse Effect on the Acquired Company. All of the accounts receivable of the Acquired Company as of the Effective Time will reflect actual transactions and will have arisen in the ordinary course of business.

    3.8  AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS.  Except as set forth on
EXHIBIT 3.8 hereto, the execution and delivery of this Agreement by the Acquired Company does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any Material Contract, or any order, judgment or decree to which the Acquired Company is a party or is bound or by which the Acquired Company's assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act and applicable Blue Sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, or any assets, properties or operations of the Acquired Company in connection with the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on EXHIBIT 3.9, since December 31, 1996, the Acquired Company has operated in the ordinary course of business and there has not been (i) any material damage, destruction or other casualty loss with respect to property owned or leased by the Acquired Company whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Acquired Company; (ii) any increase in dividends or employee compensation or benefits payable by the Acquired Company, except for increases in compensation consistent, in amounts and timing, with policies of the Acquired Company approved on or prior to January 1, 1997 by its Board of Directors or a Committee thereof; (iii) any change in accounting methods; or (iv) any transaction, commitment, dispute or other event or condition that has individually or in the aggregate resulted in any Material Adverse Effect in respect of the Acquired Company.

    3.10 LITIGATION. Except as otherwise set forth in EXHIBIT 3.10 hereto, there is no suit, action, arbitration, proceeding, claim or investigation pending or, to the best knowledge and belief of the Acquired Company, threatened against or affecting the Acquired Company that would individually or in the aggregate have a Material Adverse Effect, and, to the best knowledge and belief of the Acquired Company, there exists no reasonable basis or grounds for any such suit, action, arbitration, proceeding, claim or investigation.

    3.11 LICENSES AND PERMITS; COMPLIANCE WITH LAW. The Acquired Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company. Except as noted in EXHIBIT 3.11, and except for any matters which will not individually or in the aggregate have a Material Adverse Effect in respect of the Acquired Company, the Acquired Company presently is conducting its business so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, except as described on Exhibit 3.11 the Acquired Company is not presently charged with, or, to its knowledge, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to its knowledge, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Except as disclosed on Exhibit 3.11 or as would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by the Acquired Company, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement.

    3.12 CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY. EXHIBIT 3.12 hereto consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written) to which the Acquired Company is a party that involve a receipt or an expenditure by the Acquired Company or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Acquired Company, which in each case relates to a contract, agreement, commitment or instrument that requires payments or receipts in excess of $60,000 per year. EXHIBIT 3.12 also identifies (by title, date, parties and term) (whether oral or written) all:

        3.12.1. contracts, agreements, commitments or other instruments in effect with any customer of the Acquired Company, including without limitation all management agreements, data processing agreements, consulting services agreements, software license agreements or other licenses, software development agreements, purchase commitments or installation agreements and maintenance or service agreements, if any, in each case in excess of $60,000 per year (hereinafter referred to as the "Customer Contracts" and identified as such on EXHIBIT 3.12);

        3.12.2. leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $5,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $5,000 per month;

        3.12.3. contracts or commitments providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company;

        3.12.4. franchise agreements, marketing agreements or royalty agreements involving amounts in excess of $60,000 per year (and with respect to each such agreement, EXHIBIT 3.12 sets forth the aggregate royalties or similar payment paid or payable thereunder by the Acquired Company as of the date hereof);

        3.12.5. employment contracts or arrangements regarding employees or independent contractors (including without limitation any standard form contracts such as employee nondisclosure agreements), or for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions.
    EXHIBIT 3.12 also includes a listing of all such agreements, if any, for which the standard form was materially or substantially modified or materially or substantially altered, and any contracts that are not in the standard form. Other than the standard form agreements listed on EXHIBIT 3.12, those listed variations from the standard form agreements and those listed agreements that are not in the standard form, there are no other agreements of the type referred to in this Section 3.12.5;

        3.12.6. contracts, agreements, understandings or arrangements restricting the Acquired Company from carrying on its business anywhere in the world;

        3.12.7. instruments or arrangements evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise providing for payments in excess of $5,000 per month;

        3.12.8. joint product development agreement with any party other than the Purchaser, other than Customer Contracts; and

        3.12.9. contracts or agreements with vendors of material equipment purchased by the Acquired Company or appointing the Acquired Company as a reseller of equipment, other than purchase orders in the ordinary course of business.

    The contracts, agreements and commitments listed or required to be listed on
EXHIBIT 3.12 or listed on an Exhibit referred to in Section 3.14 hereof are herein referred to as the "Material Contracts."

    All the Material Contracts are valid and binding upon the Acquired Company and, to the knowledge of the Acquired Company, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Neither the Acquired Company, nor, to the best knowledge and belief of the Acquired Company, any other party to any Material Contract, has breached any provision of, or is in default under, the terms of any Material Contract; and there are no existing facts or circumstances that would prevent in any material respect the work in process of the Acquired Company or its contracts and agreements from maturing upon performance by the Acquired Company into collectible accounts receivable in the aggregate in amounts consistent with historical experience. Except as set forth on EXHIBIT 3.12, there are no contracts or commitments that require the performance of services or provision of goods by the Acquired Company at a direct cost or with a value for each such contract or commitment in excess of the revenue to be derived pursuant to the terms of such contract or commitment. Except for terms specifically described in EXHIBIT 3.12, the Acquired Company has not received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by the Acquired Company consistent with amount historically charged for such services.

    3.13 CUSTOMER CONTRACTS. Each Customer Contract conforms substantially to one of the forms attached hereto as EXHIBIT 3.13(A) (the "Customer Contract Forms"), except for deviations which do not individually or in the aggregate materially adversely affect the rights or benefits of the Acquired Company thereunder, or except for matters listed on EXHIBIT 3.13(B). EXHIBIT 3.13(A) also includes copies of standard forms employed by the Acquired Company in respect of current customers the contracts for which do not constitute "Customer Contracts" by reason of the dollar threshold provided for in the definition therefor in Section 3.12.1. With respect to each Customer Contract, (i) each customer to which computer software represented as owned by or proprietary to the Acquired Company (the "Owned Software") has been licensed pursuant to such Customer Contract and tendered or certified as operational by the Acquired Company (each such customer being referred to in this Section 3.13 as the "Vendor") has accepted such software to the extent and on the terms and conditions provided for in such Customer Contract; (ii) in each case in which the Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by Vendor to a Request for Proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all performance warranties with respect to Owned Software made by the Vendor in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time, have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Customer Contract. In addition, none of the Customer Contracts, except as listed on EXHIBIT 3.13(B) contains any of the following deviations from the Customer Contract Forms:

        3.13.1. any term for acceptance of any Owned Software that fails to specify a period of time or date for acceptance or standards applicable thereto;

        3.13.2. any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software to perform as warranted;

        3.13.3. any provision obligating the Vendor to indemnify a customer against consequential damages;

        3.13.4. any commitment by the Vendor to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such contract;

        3.13.5. any material deviation from the provisions regarding confidentiality of the Owned Software;

        3.13.6. any provision granting an ownership interest (other than a license) in any Owned Software to a customer;

        3.13.7. any license for use by more than a single entity of any Owned Software unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity's use thereof;

        3.13.8. any provision naming a customer as an insured on any policy of insurance owned by the Vendor;

        3.13.9.  any joint product development agreement with any other party;

        3.13.10. any commitment or warranty made or given by the Vendor to design or modify any Owned Software so as to comply with any governmental regulations;

        3.13.11. any restrictions in any Customer Contract on the ability of the Vendor to increase the fees for maintenance of any Owned Software applicable to any period beyond the period specified in such contract during which the customer that is a party to such contract is obligated to pay maintenance fees;

        3.13.12. any commitment by the Vendor to sell or maintain computer hardware;

        3.13.13. any commitment by the Vendor to provide emergency back-up for either software or hardware; or

        3.13.14. any commitment by the Vendor to provide existing customers products developed in the future as a credit to existing payment obligations or for less than normal prices.

    3.14  INTELLECTUAL PROPERTY; COMPUTER SOFTWARE.

        3.14.1. EXHIBIT 3.14.1 hereto sets forth a complete and correct list of all trademarks, trade names, service marks, service names, and brand names (whether or not any of the same are registered), and all patent and registered copyrights and all applications for the foregoing, if any, (setting forth the registration, issue or serial number of the same and a description of the same) applicable to or used in the current business of the Acquired Company; (ii) the owner of such intellectual property and any registration thereof or application therefor; and (iii) a complete list of all licenses granted by or to the Acquired Company with respect to any of the above (apart from Customer Contracts or contracts which do not constitute Customer Contracts by reason of the dollar threshold provided for in the definition thereof in Section 3.12.1). All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Company free and clear of all liens, claims, security interests and encumbrances. Except as set forth on EXHIBIT 3.14.1, the Acquired Company is not currently in receipt of any notice of any violation of, and the Acquired Company is not violating in any respect which would have individually or in the aggregate a Material Adverse Effect on the Acquired Company, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

        3.14.2.(i) EXHIBIT 3.14.2(I) contains a complete and accurate list of all Owned Software. Except as set forth on EXHIBIT 3.14.2(I), the Acquired Company has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on EXHIBIT 3.14.2(I) and except for commercially available, over-the-counter "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on EXHIBIT 3.14.2(I), and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the best knowledge and belief of the Acquired Company, no such other party has breached any such obligation of confidentiality.

        3.14.2(ii) EXHIBIT 3.14.2(II) contains a complete and accurate list of all software (other than commercially available over-the-counter "shrink-wrap" software) under which the Acquired Company is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"), and lists the licenses, leases or similar agreements by which Acquired Company has obtained such right. The Acquired Company has the right and license to use, sublicense, modify and copy Licensed Software as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the Acquired Company, free of any other limitations or encumbrances, and the Acquired Company is in compliance with all applicable provisions of such agreements except where non-compliance would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company. Except as disclosed on EXHIBIT 3.14.2(II), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. EXHIBIT 3.14.2(II) states with respect to any items disclosed thereon the duration of the applicable license. The Acquired Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Acquired Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. No party to whom the Acquired Company has disclosed Licensed Software has, to the best knowledge and belief of the Acquired Company, breached such obligation of confidentiality.

        3.14.2(iii) The Owned Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the business of the Acquired Company (collectively, the "Acquired Company Software"). EXHIBIT 3.14.2(III) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed, since May 26, 1994, computer programming services for the Acquired Company and identifies all contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Acquired Company Software or impair Purchaser's or the Acquired Company's ability to use the Acquired Company Software in the same manner as such computer software is currently used by the Acquired Company. The Acquired Company is not infringing any intellectual property rights of any other person or entity with respect to the Acquired Company Software, except for infringements that are unknown or, with reasonable diligence, could not be known, to the Acquired Company which would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company and, to the best knowledge and belief of the Acquired Company, no other person or entity is infringing any intellectual property rights of the Acquired Company with respect to the Acquired Company Software.

        3.14.2(iv) EXHIBIT 3.14.2(IV)(A) lists and separately identifies all agreements pursuant to which the Acquired Company has been granted rights to market software owned by third parties, and EXHIBIT 3.14.2(IV)(B) lists and separately identifies all agreements pursuant to which the Acquired Company has granted marketing rights in the Acquired Company Software to third parties.

        3.14.2(v) The Acquired Company has not taken or, to its knowledge, failed to take any actions under the law of any applicable foreign jurisdictions where the Acquired Company has marketed or licensed Acquired Company Software that would restrict or limit the ability of the Acquired Company to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Acquired Company Software.

    3.15 LABOR MATTERS. Except as set forth on EXHIBIT 3.15, within the last three (3) years the Acquired Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or, to the best knowledge and belief of the Acquired Company, threatened to be called against it. The Acquired Company has not violated in any material respect any applicable federal or state law or regulation relating to labor or labor practices. EXHIBIT 3.15 sets forth a true, correct and complete list of employer loans or advances from the Acquired Company to its employees. The Acquired Company is in substantial compliance in all material respects with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "Immigration Laws").

    3.16  BENEFIT PLANS.

        3.16.1. EXHIBIT 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any payroll practice, other written or unwritten employee program, arrangement, agreement or understanding; commitments or methods of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, and whether funded or unfunded; including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA; that is currently or was adopted since May 26, 1994, maintained, sponsored in whole or in part, or contributed to by the Acquired Company or any ERISA Affiliate of the Acquired Company, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant of the Acquired Company or any ERISA Affiliate of the Acquired Company or under (or in connection with) which the Acquired Company or an ERISA Affiliate of the Acquired Company has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans that is an "employee pension benefit plan," or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

        3.16.2. EXHIBIT 3.16 also lists, with respect to all Benefit Plans listed in EXHIBIT 3.16: (a) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto, (b) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, and (c) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans. Contemporaneous with the delivery of the Exhibits to this Agreement, the Acquired Company has delivered a true and complete copy of each such Benefit Plan, agreement, most recent IRS letter or ruling, opinion, return, financial statement and summary plan description described in Sections 3.16.1 or 3.16.2 hereof, certified as such by the chief financial officer of the Acquired Company, together with the annual report (Form 5500 Series) for the two most recent plan years for any Benefit Plan subject to such reporting requirements.

        3.16.3. All the Benefit Plans and any related trusts subject to ERISA comply in all material respects with and have been administered in substantial compliance with the provisions of ERISA, all applicable provisions of the Tax Code relating to qualification and tax exemption under Tax Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations, and the Acquired Company has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer a Benefit Plan or related trust has not rendered nor will render (i) such Benefit Plan or related trust or the Parent, Purchaser or Acquired Company subject to or liable for any material taxes, penalties, or liabilities to any Person; (ii) the Benefit Plan subject to disqualification; or (iii) the trust subject to loss of tax-exempt status.

        3.16.4. Neither the Acquired Company, nor, to the best knowledge and belief of the Acquired Company, any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Acquired Company prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any claim.

        3.16.5. All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate. All annual reports (Form 5500 series) required to be filed with respect to any Benefit Plan have been or will be timely filed.

        3.16.6. No non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any Benefit Plan has occurred. None of the assets of any ERISA Plan is an "employer security" (within the meaning of Section 407(d)(1) of ERISA) or "employer real property" (within the meaning of Section 407(d)(2) of ERISA).

        3.16.7. Each Benefit Plan that is or has been an "employee pension benefit plan" as defined in Section 3(2) of ERISA is a defined contribution plan qualified under Section 401(a) of the Tax Code and its related trust is exempt from tax under Section 501(a) of the Tax Code (a "Qualified Plan") and no circumstances exist that could result in disqualification of any Qualified Plan or loss of tax-exempt status for its related trust. No Qualified Plan (nor any predecessor to a Qualified Plan) has ever been subject to the provisions of Title IV of ERISA or to the minimum funding standards of Section 412 of the Tax Code.

        3.16.8. As of December 31, 1996, the Acquired Company had no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that was not reflected in the 1996 Financial Statements.

        3.16.9. The Acquired Company does not maintain any Benefit Plan providing deferred or stock based compensation that is not reflected in the Interim 1996 Financial Statements.

        3.16.10. Neither the Acquired Company nor any ERISA Affiliate of the Acquired Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Tax Code Section 4980B.

        3.16.11. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Acquired Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or
    (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

        3.16.12. Set forth on EXHIBIT 3.16.12 is a complete list of all agreements, contracts or commitments of the Acquired Company (description to include title of agreement or indicate if letter agreement, together with employee's name and date) in favor of any of the persons listed on EXHIBIT
    6.11 that provide for continuation of salary or any severance benefit payable on or after termination of employment in respect of any of the officers of the Acquired Company, including without limitation those persons listed on EXHIBIT 6.11.

    3.17 CUSTOMERS. The Acquired Company has not received any notice from, or has any knowledge that, any customer of the Acquired Company as of December 31, 1995 or any date subsequent thereto has taken or will take any steps that could disrupt the business relationship of the Acquired Company with such customer in any material respect, including without limitation any cancellation of contract, diminution of business or failure to renew, or any intention to do any of the foregoing. None of the Acquired Company, any director, officer, agent, employee, or other Person acting on behalf of the Acquired Company has, directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (ii) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (v) made any false or fictitious entry on the books or records of Acquired Company; (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment;
(vii) given any favor or gift which is not deductible for federal income tax purposes; or (viii) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Acquired Company has complied in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to seeking, bidding, obtaining, performing under or otherwise complying with, contracts with governmental and quasi-governmental authorities, agencies or other entities.

    3.18 ENVIRONMENTAL MATTERS. Except as set forth in EXHIBIT 3.18, no real property now or previously owned or used by the Acquired Company or now or previously owned or leased by the Acquired Company (the "Real Property") has been used by the Acquired Company or, to the best knowledge and belief of the Acquired Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance. Except as set forth in EXHIBIT 3.18, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property (a) by virtue of the actions or failure to act of any of the Acquired Company or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party. Except as set forth in EXHIBIT 3.18, the Acquired Company has complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and any permits with respect to the Real Property, and there are no existing violations by the Acquired Company of any such environmental laws or permits with respect to the Real Property. Except as set forth in EXHIBIT 3.18, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or threatened (1) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (2) otherwise against the Acquired Company, in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Acquired Company, there is no basis for any such claim, action, suit, proceeding or investigation (i) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (ii) otherwise against the Acquired Company. Except as disclosed on EXHIBIT 3.18, to the knowledge of the Acquired Company, there are no underground storage tanks on the Real Property. To the knowledge of the Acquired Company, no building or other improvement included in the Real Property contains any exposed or friable asbestos or any asbestos-containing materials, and such buildings and improvements are free from radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., and petroleum, petroleum products and oil.

    3.19 INSURANCE. Set forth in EXHIBIT 3.19 is a complete list of all material insurance policies that the Acquired Company maintained with respect to its businesses, properties or employees since May 26, 1994. Except as set forth in EXHIBIT 3.19, such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Such policies are adequate to insure against risks to which the Acquired Company, and its properties and assets are exposed in the operation of its business in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which the Acquired Company operates. Except as set forth in EXHIBIT 3.19, since December 31, 1996, there has not been any change in the Acquired Company's relationship with its insurers or in the premiums payable pursuant to such policies.

    3.20 RELATED PARTY RELATIONSHIPS. Except as set forth in EXHIBIT 3.20, no stockholder owning greater than a five-percent (5%) interest in the Acquired Company, or officer or Director of the Acquired Company, and, to the knowledge of the Acquired Company, no affiliate or member of the immediate family of any such stockholder, officer or director, possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company (except as a stockholder holding less than a one-percent 1% interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

    3.21 INFORMATION. The Acquired Company has made accessible to Purchaser or Parent each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC since January 1, 1995, including, without limitation, (a) the Acquired Company's Annual Report on Form 10-K for the year ended December 31, 1995, including all documents incorporated therein, (b) the Acquired Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, and (c) all Reports of Acquired Company on Form 8-K since December 31, 1996 (collectively, the "Acquired Company Reports"). As of the date of this Agreement, the Acquired Company Reports, taken together with information previously furnished by the Acquired Company to Parent or Purchaser, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.21, "material" means material to the financial condition, business or operations of the Acquired Company.

    3.22 POOLING OF INTERESTS. The Acquired Company is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

    3.23 EXHIBITS. All Exhibits attached hereto are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, except to the extent that such Exhibits may be untrue, incorrect or incomplete due to changes occurring due to the operation of the Acquired Company in the ordinary course, which shall not individually or in the aggregate have a Material Adverse Effect on the Acquired Company. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed on such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

    3.24 DISCLOSURE AND ABSENCE OF UNDISCLOSED LIABILITIES. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished by the Acquired Company or required to be furnished by the Acquired Company to Purchaser pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or omit to state any material fact necessary to make the statements herein or therein not false or misleading. As used in this Section, "material" means material to the financial condition, business or operations of the Acquired Company.

    3.25 NO SPECIAL STOCKHOLDER RIGHTS. Except as disclosed on Exhibit 3.25, the Acquired Company has no agreement with any individual or entity that grants such person any rights as a stockholder of Acquired Company Stock that are in addition to such holder's rights under the Acquired Company's Certificate of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

    Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company as follows:

    4.1  ORGANIZATION AND STANDING.

        4.1.1. Each of Purchaser and Parent is a corporation duly organized, validly existing and is in good standing under the laws of the respective jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

        4.1.2. Each of Purchaser and Parent is duly qualified and/or licensed to transact business and is in good standing as a foreign corporation in jurisdictions where the character of the property owned or leased by Purchaser and Parent and the nature of the business conducted by them requires such qualification and/or licensing, except where the failure to so qualify would not individually or in the aggregate have a Material Adverse Effect upon Purchaser and Parent, taken as a whole.

    4.2 CORPORATE POWER AND AUTHORITY. Each of Purchaser and Parent has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser and Parent of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by their respective Boards of Directors (or Executive Committees thereof). No approval of the stockholders of either Parent or Purchaser is required to consummate the Merger. Assuming this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith are valid and legally binding on the Acquired Company, this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser and Parent as applicable, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Purchaser is a wholly-owned subsidiary of Parent.

    4.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Purchaser and Parent do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or of Parent, and violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser or Parent is a party or is bound or by which any of their respective assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act, and applicable Blue Sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Purchaser or Parent or any assets, properties or operations of Purchaser or Parent in connection with the execution and delivery by Purchaser and Parent of this Agreement or the consummation of the transactions contemplated hereby.

    4.4 RESERVATION OF SHARES. Purchaser will, prior to the Merger, in accordance with the terms thereof, have available shares of Parent Stock sufficient to complete the Merger. The shares of Parent Stock will, upon issuance in the Merger, be validly issued, fully paid and non-assessed.

    4.5 INFORMATION. Parent has made available to the Acquired Company each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission since January 1, 1995, including, without limitation, (a) Parent's Annual Report on Form 10-K for the year ended December 31, 1995, including all documents incorporated therein, (b) Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996 and (c) Reports of Parent on Form 8-K since December 31, 1996 (collectively, the "Parent Reports"). As of the date of this Agreement, the Parent Reports, taken together with information previously furnished by Parent to the Acquired Company, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since January 1, 1997, Parent has timely filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended. As used in this Section, "material" means material to the financial condition, results of operations, business, assets or properties of Parent together with its subsidiaries (including Purchaser), taken as a whole. Since December 31, 1996, there has not occurred any event or condition that has resulted in any Material Adverse Effect in respect of the Parent and Purchaser, taken as a whole; provided, however, that notwithstanding anything to the contrary provided for in this Agreement, the representation set forth in this sentence shall not be deemed breached if the event or condition referred to above is publicly disclosed by Parent at least one (1) business day prior to the commencement of the fifteen (15)-day trading period used to compute Market Value pursuant to Section 2.1.6(d).

    4.6 CAPITALIZATION. The entire authorized capital stock of the Parent consists of 251,000,000 shares of stock, of which 250,000,000 shares are designated Common Stock, par value $.05 per share, and 1,000,000 shares are designated Preferred Stock, without par value. Of the total authorized Common Stock, as of December 31, 1996, approximately ninety million six hundred one thousand four hundred ninety-three (90,601,493) shares were issued and outstanding and approximately thirty-one million five hundred thirty-four thousand nine hundred fourteen (31,534,914) shares were held in the Parent's treasury. Of the total authorized Preferred Stock, no shares have been issued. As of December 31, 1996, there were options outstanding entitling the optionees thereunder, to acquire in the aggregate approximately six million seven hundred fourteen thousand one hundred ninety-six (6,714,196) shares of the Parent Stock. All the issued and outstanding shares of each of the Parent Subsidiaries are owned directly or indirectly by the Parent free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. All of the outstanding shares of Parent Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Parent is entitled to or subject to preemptive rights. The authorization or consent of no other person or entity is required in order to consummate the transaction contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Parent or any Subsidiary.

    4.7 DISCLOSURE AND ABSENCE OF UNDISCLOSED LIABILITIES. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished by Parent or Purchaser or required to be furnished by Parent or Purchaser to the Acquired Company pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of a material fact or, given the limited scope of the materials furnished to the Acquired Company, omits or omit to state any material fact necessary to make the statements herein or therein not false or misleading. As used in this Section, "material" means material to the financial condition, business or operations of Parent and Purchaser, taken as a whole.

V. CONDITIONS PRECEDENT TO RESPECTIVE OBLIGATIONS OF THE PARTIES.

    The obligations of Purchaser and Parent, on the one hand, and of the Acquired Company, on the other hand, to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, any one or more of which may be waived in writing by such parties.

    5.1 ACTIONS OF GOVERNMENTAL AUTHORITIES. There shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, and Purchaser, Parent or the Acquired Company shall not have been notified by any such government, governmental authority or agency (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an action or proceeding, that (i) challenges the acquisition by Purchaser or Parent of the Acquired Company Stock, restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Merger or restrains or prohibits or seeks to restrain or prohibit the performance of this Agreement; (ii) prohibits or limits or seeks to prohibit or limit the ownership or operation by Purchaser or Parent of all or any substantial portion of the business or assets of the Acquired Company or of Purchaser, Parent or any of their respective subsidiaries or compels or seeks to compel Purchaser or Parent to dispose of or to hold separate all or any substantial portion of the business or assets of the Acquired Company or of Purchaser, Parent or any of their respective subsidiaries, or imposes or seeks to impose any material limitation on the ability of Purchaser or Parent to conduct such business or to own such assets; or (iii) imposes or seeks to impose limitations on the ability of Purchaser or Parent (or any other affiliate of Purchaser) to acquire or hold or to exercise full rights of ownership of the Surviving Corporation, including, but not limited to, the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

    5.2 OTHER LEGAL ACTIONS. There shall not have been any statute, rule, regulation, order or injunction enacted, promulgated, entered, enforced, deemed applicable to the Merger or this Agreement or proposed by any government, governmental authority or agency or court, domestic or foreign, and no claim or action shall have been instituted by any Person before a court, government or governmental authority or agency, that could be reasonably expected to result in any of the consequences referred to in clauses (i) through (iii) of Section 5.1 above.

    5.3 LEGAL APPROVALS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and the waiting period under the HSR Act shall have expired or have been terminated.

    5.4 STOCKHOLDER APPROVAL. This Agreement and the Merger and any related matters shall have been adopted and approved by the affirmative vote or written consent of the holders of the outstanding shares of Acquired Company Stock by the vote or written consent required by, and in accordance with, the Delaware Code and the Acquired Company's Certificate of Incorporation.

    5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. The shares of Parent Stock to be issued or sold pursuant to the Registration Statement shall have been registered for issuance under all applicable Blue Sky laws or shall be exempt from such registration, and no stop order shall have been issued with respect to the issuance or sale of such securities by any Blue Sky authority.

    5.6 NASDAQ APPROVAL. The Parent Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by Nasdaq.

    5.7 FAIRNESS OPINION. The Acquired Company shall have received an opinion from Alex. Brown & Sons Incorporated, its financial advisor, dated as of the date of the mailing to the stockholders of the Acquired Company of the proxy statement/prospectus included within the Registration Statement confirming the opinion referred to in Section 3.2.3 hereof.

VI. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT.

    In addition to the conditions set forth in Article V above, all the obligations of Purchaser and Parent to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent (which action shall be deemed a waiver by both Purchaser and Parent), in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by either Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    6.1 REPRESENTATIONS OF ACQUIRED COMPANY. All representations and warranties of the Acquired Company contained in this Agreement (except as affected by the transactions contemplated by this Agreement), in the statements contained in the Exhibits hereto or in any certificate delivered by the Acquired Company pursuant to this Agreement shall be true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, in each case as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect, provided however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, after giving effect to the foregoing, do not individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company.

    6.2 COVENANTS OF ACQUIRED COMPANY. The Acquired Company shall have, or shall have caused to be, performed and observed all covenants, agreements and conditions hereto to be performed or observed at or before the Closing Date.

    6.3 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall not have been any change in the business or operations of the Acquired Company, which constitute a Material Adverse Effect on the Acquired Company.

    6.4 CERTIFICATE. Purchaser shall have received a certificate of the President of the Acquired Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.1 through 6.3 above. In addition, Parent shall have received both a certificate dated as of the effective date of the Registration Statement and a certificate dated as of the Closing Date certifying that the covenants set forth in Sections 2.3.1 and 2.3.2 hereof have been performed and that the representations set forth in Sections 3.21 and 3.24 hereof are true and correct as of such dates.

    6.5 OPINION OF ACQUIRED COMPANY'S COUNSEL. Purchaser and Parent shall have received an opinion of counsel for the Acquired Company in customary form reasonably acceptable to Purchaser.

    6.6 TAX OPINION. Purchaser and Parent shall have received an opinion from their counsel, dated as of the date the Registration Statement is declared effective and as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of EXHIBIT 6.6 hereto.

    6.7 AFFILIATES AND PRINCIPAL STOCKHOLDERS. Purchaser and Parent shall have received the Rule 145 Letters and the Pooling Letters from the persons and at the times specified in Section 2.4, and the letters referenced in Section 2.13.

    6.8 ADDITIONAL INSTRUMENTS. The Acquired Company shall have delivered to Purchaser or Parent certified copies of resolutions duly adopted by the Acquired Company's Board of Directors and stockholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as Parent and Purchaser reasonably deem to be necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waivers, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall be reasonably satisfactory in form and substance to Parent and Purchaser and their counsel, including, without limitation, those consents, waivers and approvals referred to in Section 2.9 hereof.

    6.9 ACCOUNTANTS' POOLING LETTERS. Parent shall have received letters from Coopers & Lybrand L.L.P. and Arthur Andersen LLP, dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Parent, as set forth in Section 2.3.2 hereof, regarding the appropriateness of accounting for the Merger as a pooling of interests, which letters shall be substantially in the form of EXHIBITS 2.3.2(A) and 2.3.2(B), respectively.

    6.10 ACCOUNTANT'S COMFORT LETTERS. Purchaser and Parent shall have received letters from Coopers & Lybrand L.L.P. dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Purchaser and Parent, containing such matters as are customarily contained in auditors' letters regarding the Acquired Company Information provided expressly for inclusion in such Registration Statement, and in form and substance reasonably satisfactory to Parent.

    6.11 COVENANTS NOT TO COMPETE. Purchaser shall have received executed non-competition agreements from each of those persons listed on EXHIBIT 6.11, as described in further detail on EXHIBIT 6.11.

    6.12 FEE LIMITATION. The only fees and expenses to any investment banking firm or similar entity that will be incurred by Acquired Company in connection with the transaction with Parent and Purchaser will be the fees and expenses of Alex. Brown & Sons Incorporated which shall be consistent with the terms of the engagement letter, entered into by and between the Acquired Company and Alex. Brown & Sons Incorporated dated November 8, 1995, as amended, and shall not exceed $2,750,000 in the aggregate.

    6.13 TERMINATION OF CERTAIN AGREEMENTS. Each of the agreements described on Exhibit 3.25 shall have been terminated.

    6.14 EMPLOYEE AGREEMENTS. The Acquired Company shall have used its reasonable best efforts to obtain from substantially all of its employees executed "Employee Agreements," to be effective as of the Closing Date, in the form customarily used by Purchaser (which has been furnished to Acquired Company) relating to non-disclosure, inventions, etc.

VII. FURTHER CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANY.

    All the obligations of the Acquired Company to consummate the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of the Acquired Company and may be asserted by the Acquired Company regardless of the circumstances giving rise to any such condition and may be waived by the Acquired Company, in whole or in part, at any time and from time to time, in the sole discretion of the Acquired Company for purposes of consummating the transactions contemplated herein. The failure by the Acquired Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    7.1 REPRESENTATIONS OF PURCHASER AND PARENT. All representations and warranties of the Purchaser and Parent contained in this Agreement (except as affected by the transactions contemplated by this Agreement), in the statements contained in the Exhibits hereto or in any certificate delivered by the Purchaser and Parent pursuant to this Agreement shall be true and correct when made, at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, in each case as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect, provided however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, after giving effect to the foregoing, do not individually or in the aggregate constitute a Material Adverse Effect on the Purchaser and Parent taken as a whole.

    7.2 COVENANTS OF PURCHASER AND PARENT. Purchaser and Parent shall have, or shall have caused to be, performed and observed in all respects all covenants, agreements and conditions hereof to be performed or observed by them at or before the Closing Date.

    7.3 CERTIFICATE. The Acquired Company shall have received a certificate of the President of each of Parent and Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2 above.

    7.4 OPINION OF PARENT'S AND PURCHASER'S COUNSEL. The Acquired Company shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Parent and Purchaser, dated as of the Closing Date, in customary form reasonably acceptable to Acquired Company.

    7.5 TAX OPINION. The Acquired Company shall have received for the benefit of its stockholders an opinion from its tax counsel, dated as of the date the Registration Statement is declared effective and as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of EXHIBIT 7.5 hereto.

VIII. CLOSING.

    8.1 TIME AND PLACE OF CLOSING. Unless another place or date is agreed to in writing by the Acquired Company and Purchaser, the Closing shall be held at the offices of Jones, Day, Reavis & Pogue, 3500 One Peachtree Center, 303 Peachtree Street N.E., Atlanta, Georgia 30308-3242, commencing at 10:00 a.m. Eastern Time, within two (2) business days of the last to occur of (i) the expiration or termination of the waiting period under the HSR Act, (ii) the Merger having been approved by the stockholders of the Acquired Company pursuant to the Delaware Code and (iii) the satisfaction or waiver of the other conditions set forth in Articles V, VI and VII. (The actual date of the Closing is referred in this Agreement as the "Closing Date.")

    8.2 TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

        8.2.1. THE ACQUIRED COMPANY'S PERFORMANCE. At the Closing, the Acquired Company shall deliver to Purchaser and Parent, the following:

           (a) copies of the consents and waivers described in Section 2.9;

           (b) satisfactory evidences of the approvals described in Section 5.4;

           (c) the certificates described in Section 6.4 to be delivered on the Closing Date;

           (d) certificates of compliance or certificates of good standing of the Acquired Company, as of the most recent practicable date, from the State of Delaware;

           (e) certified copies of resolutions of the Board of Directors and stockholders of the Acquired Company approving the transactions set forth in this Agreement;

           (f) certificates of incumbency for the officers of the Acquired Company;

           (g) resignations of each trustee of each Benefit Plan;

           (h) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by the Acquired Company;

           (i) the opinion of counsel for the Acquired Company, referenced in
       Section 6.5;

           (j) the tax opinion described in Section 6.6;

           (k) the Rule 145 Letters and Pooling Letters described in Section
       2.4;

           (l) the letters described in Section 2.13;

           (m) the letters described in Section 2.3.2;

           (n) the letters from Coopers & Lybrand L.L.P. to be delivered by the Closing Date as described in Section 6.9;

           (o) each of the Covenants Not to Compete fully executed and delivered;

           (p) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company by this Agreement, at or prior to the Closing, as Purchaser, Parent or their counsel may reasonably require; and

           (q) evidence of the termination of the agreements described in
       Section 6.13.

        8.2.2. PERFORMANCE BY PURCHASER AND PARENT. At the Closing, Purchaser or Parent, as appropriate, shall deliver to the Acquired Company the following:

           (a) the certificate described in Section 7.3;

           (b) certificates of incumbency of the officers of Purchaser and of Parent who are executing this Agreement and the other documents contemplated hereunder;

           (c) certified copies of resolutions of the Boards of Directors of each of Purchaser and Parent (or Executive Committees thereof) approving the transactions set forth in this Agreement;

           (d) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by Purchaser;

           (e) the opinion of counsel for Purchaser and Parent referenced in
       Section 7.4; and

           (f) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser and of Parent by this Agreement at or before the Closing as the Acquired Company or its counsel may reasonably require.

IX. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    9.1 Except for the covenants contained in Sections 2.1.6, 2.1.7, 2.3.6, 2.3.8, 2.13, 2.14, 2.15 and 11.5, all representations, warranties and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Covenants Not To Compete) shall not survive the Closing, and thereafter no party hereto and no officer, director or employee of any such party shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from fraud, willful misconduct or criminal acts.

X. TERMINATION.

    10.1 METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and Parent, on the one hand, and by the Acquired Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

        10.1.1. By the mutual consent of the Boards of Directors of the Acquired Company and Parent, notwithstanding prior approval by the stockholders of any or all of such corporations;

        10.1.2. By the Board of Directors of the Parent in accordance with its rights under Section 10.3;

        10.1.3. By the Board of Directors of the Acquired Company after June 30, 1997, if any of the conditions set forth in Articles V and VII hereof, to which the Acquired Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of it;

        10.1.4. By Purchaser after June 30, 1997, if any of the conditions set forth in Articles V and VI hereof, to which the obligations of Purchaser and Parent are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser or Parent.

        10.1.5. By the Board of Directors of the Acquired Company if in the exercise of its good faith determination, as set forth in Section 2.11, as to its fiduciary duties to the Acquired Company's stockholders imposed by law, the Board of Directors of the Acquired Company decides that such termination is required.

        10.1.6. By the Board of Directors of the Acquired Company, if the Market Value of the Parent Stock is less than $53.33 per share.

    10.2  EFFECT OF TERMINATION.

        10.2.1. Except as provided in Section 10.2.2, and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to Section 10.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any termination of this Agreement, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder. Section 2.8.2 of this Agreement shall survive termination hereunder.

        10.2.2. In the event this Agreement is terminated (a) by the Acquired Company in accordance with Section 10.1.5, or (b) by the Parent, Purchaser or Acquired Company in accordance with Section 10.1.3 or 10.1.4 by reason of the failure of the condition set forth in Section 5.4 hereof, then the Acquired Company shall promptly pay (i) all reasonable costs and expenses of Purchaser and Parent incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees and (ii) to Purchaser a fee in the amount of $5,825,000. In the case of any termination of this Agreement under this
    Section 10.2.2 and provided the Acquired Company has not breached any of the covenants provided for in Section 2.1.8 or 2.11 hereof, payment of the amount specified in the preceding sentence shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Purchaser for any and all damages arising under or in connection with this Agreement, and, upon payment of the amount specified in the preceding sentence, neither the Acquired Company nor any officers, directors, employees, agents, representatives or stockholders of the Acquired Company shall have any liability or further obligation to the Parent or the Purchaser under or in connection with this Agreement or any such termination hereof.

    10.3 RISK OF LOSS. The Acquired Company retains all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Effective Time. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company is materially interrupted or curtailed or the assets of the Acquired Company are materially affected, then Purchaser shall have the right to terminate this Agreement.

XI. GENERAL PROVISIONS.

    11.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight delivery service with receipt acknowledged addressed as follows:

        11.1.1.  If to the Acquired Company:

               AMISYS Managed Care Systems, Inc.
              30 West Gude Drive, 5th Floor
              Rockville, MD 20850
              Attn: Mr. Kevin Brown
    and to:
    Hogan & Hartson, L.L.P.
              111 South Calvert Street, Suite 1600
              Baltimore, MD 21202
              Attn: Michael J. Silver, Esq.

        11.1.2.  If to Purchaser or Parent:

               HBO & Company
              301 Perimeter Center North
              Atlanta, GA 30346
              Attn: Mr. Jay P. Gilbertson
              and to:
              Jones, Day, Reavis & Pogue
              3500 One Peachtree Center
              303 Peachtree Street, N.E.
              Atlanta, Georgia 30308-3242
              Attention: John E. Zamer, Esq.

        11.1.3. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 11.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

        11.1.4. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
    Section 11.1.

    11.2 BROKERS. Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement. The Acquired Company represents and warrants to Purchaser and Parent that, except for Alex. Brown & Sons Incorporated, no broker or finder has acted for it or any entity controlling, controlled by or under common control with it in connection with this Agreement. The Acquired Company agrees to indemnify and hold harmless Purchaser and Parent against any fee, loss, or expense arising out of any claim by Alex. Brown & Sons Incorporated, or any other broker or finder employed or alleged to have been employed by it or any of the Acquired Company's stockholders. The fees and expenses of Alex. Brown & Sons Incorporated and any other broker or finder shall be paid by the Acquired Company, subject to the limitations set forth in Section 6.12 in conjunction with such other fees set forth in Section 11.5.

    11.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Effective Time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

    11.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

    11.5 EXPENSES. Except as provided in 10.2.2, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same.

    11.6 PRESS RELEASES AND DISCLOSURE. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

    11.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

    11.8 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

    11.9 ENTIRE AGREEMENT. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

    11.10 GOVERNING LAW. Except to the extent the transactions contemplated hereby are governed by the Delaware Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

    11.11 CONSENT TO ACQUISITION OF VOTING SECURITIES. Pursuant to Section 7 of the Letter Agreement entered into between Parent and Alex. Brown & Sons Incorporated, dated as of November 9, 1995, the Acquired Company hereby consents to the acquisition of the voting securities of the Acquired Company pursuant to the terms of this Agreement.

    11.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.13 NO AGREEMENT UNTIL EXECUTED. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective, of negotiations among the parties or the exchanging of drafts of this Agreement.

    11.14 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

    11.15 EXHIBITS INCORPORATED. All Exhibits attached hereto are an integral part of this Agreement.

    11.16  TIME OF ESSENCE.  Time is of the essence in this Agreement.

    IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                          "PURCHASER":
                                          HBO & COMPANY OF GEORGIA

                                          By: /s/ JAY P. GILBERTSON
                                             -----------------------------------
                                          Title: EXECUTIVE VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER

                                          "PARENT":
                                          HBO & COMPANY

                                          By: /s/ JAY P. GILBERTSON
                                             -----------------------------------
                                          Title: EXECUTIVE VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER

                                          "ACQUIRED COMPANY":
                                          AMISYS MANAGED CARE SYSTEMS, INC.

                                          By: /s/ KEVIN R. BROWN
                                             -----------------------------------
                                          Title: PRESIDENT AND CHIEF EXECUTIVE
                                                 OFFICER

                     [Form of Opinion of Financial Advisor]

                                                                      APPENDIX B

                                                    , 1997

Board of Directors
AMISYS Managed Care Systems, Inc.
30 West Gude Drive, Fifth Floor
Rockville, MD 20850

Dear Sirs:

    AMISYS Managed Care Systems, Inc. ("AMISYS" or the "Acquired Company"), HBO & Company ("HBOC" or the "Parent"), and HBO & Company of Georgia (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Parent (the "Merger Sub"), have entered into an Agreement of Merger dated as of February 10, 1997 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on stockholder approval by the Acquired Company's stockholders, the Acquired Company shall be merged with and into Purchaser (the "Merger"), and each share of AMISYS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into thirty-five hundredths (0.35) of a share (the "Exchange Ratio") of common stock of HBOC. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free transaction for the stockholders of the Acquired Company. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to AMISYS's stockholders.

    Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of AMISYS in connection with the transaction described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have provided various financing services for HBOC and various financing and financial advisory services for AMISYS and received customary fees for rendering such services. Alex. Brown maintains a market in the common stock of AMISYS and HBOC and regularly publishes research reports regarding the health care industry and the businesses and securities of publicly owned companies in that industry, including AMISYS and HBOC. In addition, certain employees of Alex. Brown are limited partners in ABS Capital Partners, L.P., an investor in AMISYS. In the ordinary course of business, Alex. Brown may actively trade the securities of both the Acquired Company and the Parent for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Acquired Company and the Parent.

    In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning AMISYS and HBOC and certain internal analyses and other information furnished to us by AMISYS and HBOC. We have also held discussions with members of the senior managements of AMISYS and HBOC regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have
(i) reviewed the reported prices and trading activity for the common stock of both AMISYS and HBOC, (ii) compared certain financial and stock market information for AMISYS and HBOC with similar information for certain publicly traded companies, (iii) reviewed the financial terms of certain recent business combinations, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of AMISYS and HBOC, we have assumed that such information reflects the best currently available judgments and estimates of the managements of AMISYS and HBOC as to the likely future financial performances of their respective companies. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of AMISYS and HBOC, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    In arriving at our opinion, we were not authorized to initiate and did not initiate or generally solicit discussions with any party with respect to the acquisition of AMISYS or any of its assets.

    Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of AMISYS and do not constitute a recommendation to AMISYS's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to AMISYS's stockholders.

                                        Very truly yours,

                                        ALEX. BROWN & SONS INCORPORATED

                                        ----------------------------------------

                                     PROXY

                       AMISYS MANAGED CARE SYSTEMS, INC.
                        30 WEST GUDE DRIVE, FIFTH FLOOR
                           ROCKVILLE, MARYLAND 20850

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints             and             , and each of
them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent, and to vote as designated on the reverse side, all of the shares of Common Stock of AMISYS Managed Care Systems, Inc.
("AMISYS"), held of record by the undersigned on          , 1997, at a Special
Meeting of Stockholders to be held on          , 1997, or any adjournment or
postponement thereof upon the following matter, as set forth in the notice of
said meeting dated             , 1997, a copy of which has been received by the
undersigned.

1. APPROVAL OF AGREEMENT OF MERGER dated February 10, 1997, by and among AMISYS, HBO & Company and HBO & Company of Georgia.

                  / /  FOR      / /  AGAINST      / /  ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournments thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

    THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
                                              Signature: ____________ Date _____
                                              Signature: ____________ Date _____

                                              Please sign exactly as your name
                                              appears on this proxy. If the
                                              shares represented by this proxy
                                              are held by joint tenants, both
                                              must sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If stockholder
                                              is a corporation, please sign in
                                              full corporate name by President
                                              or other authorized officer. If
                                              stockholder is a partnership,
                                              please sign in partnership name by
                                              authorized person.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    HBO & Company's (the "Company") By-Laws (Article IX, Section 1) provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under such article.

    Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

    With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Furthermore, the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, the General Corporation Law of Delaware enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty as a director. The statute provides, however, that liability for (a) breach of the director's duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) transactions from which a director derived an improper personal benefit cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation contains such provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
2          Agreement of Merger dated February 10, 1997 by and among HBO & Company, HBO & Company of Georgia and
           AMISYS Managed Care Systems, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in
           Part I of this Registration Statement).
5          Form of opinion of Jones, Day, Reavis & Pogue re legality.
8          Form of opinion of Hogan & Hartson L.L.P. re tax matters.
23(a)      Consent of Arthur Andersen LLP.
23(b)      Consent of Coopers & Lybrand L.L.P.
23(c)      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).
23(d)      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8).
23(e)      Consent of Alex. Brown & Sons Incorporated (included as Appendix B to the Proxy Statement/ Prospectus contained in Part I of this Registration Statement).
24         Power of Attorney (included in signature page).

    The following exhibits filed with the Securities and Exchange Commission are incorporated by reference as shown below.

 EXHIBIT
 NUMBER                                                       DESCRIPTION
---------       --------------------------------------------------------------------------------------------------------

                ON MAY 13, 1981, AS PART OF ITS REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NUMBER 2-72275):
4(a)       --   Specimen forms of certificates for Common Stock of Registrant.
                ON FEBRUARY 15, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 2-75987):
4          --   HBO & Company 1981 Incentive Stock Option Plan, as amended.
                ON FEBRUARY 22, 1991, AS PART OF ITS FORM 8-K:
4          --   HBO & Company Rights Agreement.
                ON MARCH 27, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-12051):
4          --   HBO & Company 1986 Employee Nonqualified Stock Option Plan, as amended.
                ON AUGUST 12, 1993, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-67300):
4          --   HBO & Company 1993 Stock Option Plan for Nonemployee Directors.

 EXHIBIT
 NUMBER                                                       DESCRIPTION
---------       --------------------------------------------------------------------------------------------------------
                ON JULY 20, 1994, AS PART OF THE FORM S-4 REGISTRATION STATEMENT DATED JULY 19, 1994, AS AMENDED BY
                AMENDMENT NO. 1 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE COMMISSION ON AUGUST 11, 1994, AND
                FURTHER AMENDED BY AMENDMENT NO. 2 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE COMMISSION
                AUGUST 11, 1994:
3          --   Amended Bylaws.
                ON AUGUST 17, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-82962):
4          --   HBO & Company 1990 Executive Incentive Plan, as amended.
                ON SEPTEMBER 15, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-84034):
4          --   1986 Incentive Stock Option Plan of Serving Software, Inc.
                ON MARCH 17, 1995, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994:
4          --   Chief Executive Officer Incentive Plan.
                ON MAY 9, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-59173):
4          --   HBO & Company 1986 Nonqualified Stock Option Agreement, HBO & Company 1991 Nonqualified Stock Option
                Agreement 1 and HBO & Company 1991 Nonqualified Stock Option Agreement 2.
                ON OCTOBER 5, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-63213):
4          --   1985 Employee Stock Option Plan of CliniCom Incorporated.
                ON MAY 21, 1996, AS PART OF ITS FORM 8-K DATED MAY 21, 1996, AND FILED WITH THE COMMISSION ON MAY 21,
                1996:
3(i)       --   HBO & Company Certificate of Incorporation, as amended.
                ON AUGUST 22, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10603):
4          --   CyCare Systems, Inc. 1995 Long-term Incentive Plan (Including the predecessor CyCare Systems, Inc. Stock
                Option Plan).
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17583):
4(a)       --   GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and Josephine G. Kaple.
4(b)       --   GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and Lawrence Keonig.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17551):
4          --   GMIS Inc. 1991 Stock Option Plan.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17579):
4          --   Gabreili Medical Information Systems, Inc. 1984 Stock Option Plan.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17555):
4          --   GMIS Inc. 1995 Stock Option Plan.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10479):
4          --   Gabreili Medical Information Systems, Inc. 1985 Non-Qualified Common Stock Option Plan.

    (b) Financial Statement Schedules.

    No financial statement schedules are required to be filed herewith.

    (c) The opinion of Alex. Brown & Sons Incorporated is included as Appendix B to the Proxy Statement/Prospectus contained in Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    (a) (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (ii) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on the 6th day of March, 1997.

                                HBO & COMPANY

                                By:            /s/ CHARLES W. MCCALL
                                     -----------------------------------------
                                                 Charles W. McCall
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. McCall and Jay P. Gilbertson, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                 TITLE                          DATE
----------------------------------------  ------------------------------------  --------------------

/s/ CHARLES W. MCCALL                     Director, President and Chief
---------------------------------           Executive Officer (Principal           March 6, 1997
(Charles W. McCall)                         Executive Officer)

                                          Executive Vice President, Chief
                                            Financial Officer, Principal
/s/ JAY P. GILBERTSON                       Accounting Officer, Treasurer and
---------------------------------           Secretary (Principal Financial         March 6, 1997
(Jay P. Gilbertson)                         Officer and Principal Accounting
                                            Officer)

/s/ HOLCOMBE T. GREEN, JR.
---------------------------------         Chairman of the Board of Directors       March 6, 1997
(Holcombe T. Green, Jr.)

/s/ ALFRED C. ECKERT III
---------------------------------         Director                                 March 6, 1997
(Alfred C. Eckert III)

/s/ PHILIP A. INCARNATI
---------------------------------         Director                                 March 6, 1997
(Philip A. Incarnati)

/s/ ALTON F. IRBY III
---------------------------------         Director                                 March 6, 1997
(Alton F. Irby III)

               SIGNATURE                                 TITLE                          DATE
----------------------------------------  ------------------------------------  --------------------
/s/ GERALD E. MAYO
---------------------------------         Director                                 March 6, 1997
(Gerald E. Mayo)

/s/ JAMES V. NAPIER
---------------------------------         Director                                 March 6, 1997
(James V. Napier)

/s/ CHARLES E. THOELE
---------------------------------         Director                                 March 6, 1997
(Charles E. Thoele)

/s/ DONALD C. WEGMILLER
---------------------------------         Director                                 March 6, 1997
(Donald C. Wegmiller)

                               INDEX TO EXHIBITS

EXHIBITS                                                                                                         PAGE
---------                                                                                                        -----

2          Agreement of Merger dated February 10, 1997 by and among HBO & Company, HBO & Company of Georgia and AMISYS Managed Care Systems, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement).

5          Form of opinion of Jones, Day, Reavis & Pogue re legality.

8          Form of opinion of Hogan & Hartson L.L.P. re tax matters.

23(a)      Consent of Arthur Andersen LLP.

23(b)      Consent of Coopers & Lybrand L.L.P.

23(c)      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

23(d)      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8).

23(e)      Consent of Alex. Brown & Sons Incorporated (included as Appendix B to the Proxy
             Statement/Prospectus contained in Part I of this Registration Statement).

24         Power of Attorney (included in signature page).